UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 1-K

ANNUAL REPORT

ANNUAL REPORT PURSUANT TO REGULATION A OF THE SECURITIES ACT OF 1933

For the fiscal year ended December 31, 2021

(Exact name of registrant as specified in its charter)

CALIBERCOS INC.

Commission File Number: 024-11016

Delaware	47-2426901
(State or other jurisdiction of incorporation or organization)	(I.R.S Employer Identification No.)

8901 E Mountain View Rd., Ste 150 Scottsdale, AZ (Address of principal executive offices)	85258 (Zip Code)

(480) 295-7600
Registrant’s telephone number, including area code

Series B Preferred Stock
(Title of each class of securities issued pursuant to Regulation A)

Explanatory Note

In this report, the term “Caliber”, “we”, “us”, “our” or “the Company” refers to CaliberCos Inc.

This annual report on Form 1-K may contain forward-looking statements that are based on our beliefs and assumptions and on information currently available to us. Forward-looking statements include information related to the expected effects on our business of COVID-19 pandemic (“the pandemic” or “COVID-19”), possible or assumed future results of operations and expenses, business strategies and plans, competitive position, business environment, and potential growth opportunities. Forward-looking statements include all statements that are not historical facts. In some cases, forward-looking statements can be identified by terms such as “anticipates,” “believes,” “could,” “estimates,” “expects,” “intends,” “may,” “plans,” “potential,” “predicts,” “projects,” “seeks,” “should,” “will,” “would,” or similar expressions and the negatives of those terms.

These forward-looking statements are based on our current assumptions, expectations, and beliefs and are subject to substantial risks, estimates, assumptions, uncertainties, and changes in circumstances that may cause our actual results, performance, or achievements to differ materially from those expressed or implied in any forward-looking statement, including, among others, the profitability of the business. Risks that could affect our results of operations, liquidity and capital resources, and other aspects of our business discussed in this Report include the duration and scope of COVID-19, including whether, where and to what extent resurgences of the virus occur; its short and long-term impact on the broader economy, levels of consumer confidence, and government actions taken in response to the pandemic. These statements reflect management’s current views with respect to future events and are subject to unknown risks, uncertainties, and other factors that may cause our actual results, performance, or achievements to be materially different from any future results, performance, or achievements expressed or implied by the forward-looking statements. Given these uncertainties, you should not place undue reliance on any forward-looking statements in this report. COVID-19, and the volatile economic conditions stemming from it, and additional or unforeseen effects from the pandemic, could also give rise to or aggravate the other risk factors that we identify under the heading “Risk Factors” contained in our Offering Circular approved by the SEC on June 22, 2020, which in turn could materially affect our business, financial condition, liquidity, and results of operations (including revenues and profitability).

These developments have had a material adverse impact on the Company’s revenues, results of operations and cash flows for each of fiscal 2021 and 2020. The situation is continually changing and additional impacts to the business may arise that we are not aware of currently. While certain restrictions in the state of Arizona have begun to be rescinded, we cannot accurately predict whether that trend will continue in all of our markets and when or the manner in which the conditions surrounding the pandemic will change, including the timing of lifting any additional local or national restrictions, how or when business and leisure travel will return to pre-pandemic levels and at what velocity, how investor sentiment and demand will be affected toward the perceived risks and returns required to participate in real estate investments, the duration and impact of the CDC’s agency order titled ‘Temporary Halt in Residential Evictions to Prevent the Further Spread of COVID-19’ (the ‘eviction moratorium’), or whether or not the impact of the pandemic will have a permanent and lasting effect on real estate values.

Any forward-looking statement made by us in this report speaks only as of the date on which it is made. Except as required by law, we disclaim any obligation to update these forward-looking statements publicly, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

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PART II

Item 1. Business

General

Caliber is a leading vertically integrated asset management firm, whose primary goal is to enhance the wealth of investors seeking to make investments in middle-market assets. As of December 31, 2021, we had total assets under management, as defined hereunder, “AUM”, with a fair value of approximately $615 million. “Assets Under Management” refers to those assets we manage and from which we derive management fees, performance revenues and other fees and expense reimbursements. We build wealth for our investor clients by creating, managing, and servicing proprietary products including middle-market investment funds, private syndications, and direct investments. Our funds include investment vehicles focused primarily on real estate, private equity, and debt facilities. We earn asset management fees calculated as a percentage of managed capital in our Funds and Offerings. We market our services through direct sales to private investors, marketing to investment advisers, and in-house client services. Our internal marketing team includes public and government relations.

We believe that we provide investors attractive risk-adjusted returns by offering a balance of (i) structured offerings and ease of ownership, (ii) a pipeline of investments opportunities, primarily projects that range in value between $5 million-$50 million, and (iii) an integrated execution and processing platform. Our investment strategy leverages the local market intelligence and real-time data we gain from our operations to evaluate current investments, generate proprietary transaction flow, and implement various asset management strategies.

Caliber’s Integrated Model

While we primarily act as an alternative asset manager, we also offer a full suite of support services and employ a vertically integrated approach to investment management. Our asset management activities are complemented with transaction and advisory services including development and construction management, acquisition and disposition expertise, and capital formation, which we believe differentiate us from other asset management firms. We believe our model allows us to acquire attractive projects, reduce operating costs and deliver services to our funds that bolster net returns to investors. We integrate our deep expertise and knowledge across these verticals to successfully manage our investment platform.

We follow a rigorous diligence process to identify and qualify each of our investments. We source and analyze our investment opportunities through the strong relationships and networks we have developed in our target markets. We utilize and consider both qualitative and quantitative data in the identification and selection of our investment opportunities. We consider data from varying sources including proprietary market analytics to internal financial modelling. We layer on top of the quantitative factors our insights behind the numbers and present that information and guidance to an internal investment committee which brings together various senior representatives from across the Caliber ecosystem to advocate for their respective constituencies. Finally, we also consider portfolio exposure or concentrations in any one asset class and other laws and requirements that are either outlined in our fund operating agreements or other limitations required by law.

Real Estate – Our real estate expertise was formed in the wake of the 2008 financial crisis and encompasses hospitality, residential, and commercial asset types and vertical and horizontal projects. Our asset management team specializes by asset type, allowing for collaboration of different real estate verticals to gain pricing and capital deployment efficiencies as well purchasing power over materials and supplies to increase cash flows and returns. Our real estate products include: core plus, value add, distressed and opportunistic investing. Our opportunity zone fund also provides access to tax efficient deployment of capital.

Credit – Our credit products are designed to meet our investors’ needs for stable, cash flowing, real estate agnostic investments. We deploy and enhance investing in both mezzanine and preferred equity strategies based on the capital requirements of the underlying investment. Each investment decision involves a number of factors and criteria which are focused on the subject asset’s ability to perform in the near term, its plans and projected capabilities, and its long-term return profile, among others.

Assets Under Management. AUM refers to the assets we manage or sponsor. We monitor two types of information with regard to our AUM:

i.	Capital AUM – we define this as the total debt and equity capital raised from accredited investors in our funds at any point in time. We use this information to monitor, among other things, the amount of ‘preferred return’ that would be paid at the time of a distribution. As our asset management fees are based on a percentage of capital raised, Capital AUM provides relevant data points for management to further calculate and predict future earnings.

ii.	Fair Value (“FV”) AUM – we define this is as the aggregate fair value of the real estate assets we manage. We value these assets quarterly to help make sale and hold decisions and to evaluate whether an existing asset would benefit from refinancing or recapitalization. This also gives us insight into the value of our carried interest at any point in time. We also utilize FV AUM to predict the percentage of our portfolio which may need development services in a given year, fund management services (such as refinance), and brokerage services. As we control the decision to hire for these services, our service income is generally predictable based upon our current portfolio AUM and our expectations for AUM growth in the year forecasted.

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Caliber is organized as follows:

Business Segments

Our operations are organized into three reportable segments for management and financial reporting purposes: Fund Management, Development, and Brokerage.

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Fund Management — This segment represents our fund management activities along with back office and corporate support functions including accounting and human resources. It includes the activities of Caliber Services, LLC and its subsidiaries, (“Caliber Services”), who acts as an external manager of our funds, which have diversified investment objectives. It also includes the activities associated with Caliber Securities, LLC (“Caliber Securities”), a wholly-owned Arizona registered issuer-dealer, which generates fees from capital raising. We earn fund management fees for services rendered to each of the funds by Caliber Services as follows:

•	Asset Management Fee. We receive an annual asset management fee equal to 1.0% - 1.5% of the non-affiliated capital contributions related to the ongoing management of the assets owned by the fund and the overall fund administration. The management fees are payable regularly, generally monthly, pursuant to our management agreement with each fund.

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Carried Interest. We are entitled to an allocation of the income allocable to the limited partners or members of each fund for returns above accumulated and unpaid priority preferred returns and repayment of preferred capital contributions (the “Hurdle Rate”). Income earned with respect to our carried interest is recorded as Performance Allocations. Performance Allocations are an important element of our business and have historically accounted for a material portion of our revenues.

We typically receive a carried interest of 20% - 35%, depending on the fund, of all cash distributions from (i) the operating cash flow of each fund above the Hurdle Rate and (ii) the cash flow resulting from the sale or refinancing of any investments held by our funds after payment of the related fund’s investors unpaid priority preferred returns and Hurdle Rate. Our funds’ preferred returns range from 6% - 12%.

•	Financing Fee. We earn a fee upon the closing of a loan by our investment funds with a third-party lender. This is typically a fixed fee arrangement which approximates no more than 1% of the total loan and will not exceed 3% of the total loan after considering all other origination fees charged by lenders and brokers involved in the transaction. Financing fees are recorded under Transaction and Advisory Fees.

•	Set-Up Fee. We charge an initial one-time fee related to the initial formation, administration and set-up of the applicable fund. Set-up fees can be flat fees or a percentage of capital raised, typically 1.5% of capital raised or less. These fees are also known as Organizational and Offering expenses and are recorded under Transaction and Advisory Fees.

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Capital Formation Fee. Through Caliber Securities, we earn non-affiliated fees from raising capital for our funds. Our contracts with our funds are typically fixed fee arrangements which approximate no more than 3.5% on capital raised. These fees are recorded under Transaction and Advisory Fees.

Based on the contractual terms of the relevant funds we manage, in addition to the fees noted above, Caliber is entitled to be reimbursed its expenses, that are not to exceed non-affiliated third-party costs, related to services provided to the funds.

Development — This segment represents our activities associated with managing and supervising third party general contractors in the remodeling, refurbishing and ground-up construction of the properties owned by our funds. Revenues generated by this segment are generally based on 4% of the total expected costs of the project. Caliber Development, LLC (“Caliber Development”), a wholly-owned subsidiary of Caliber Services, acts as either the construction or development manager on our funds’ projects.

Brokerage — This segment is involved in the buying and selling of all our funds’ assets. For the years ended December 31, 2021 and 2020, our brokerage segment completed approximately $55.2 million and $5.6 million in transactions generating approximately $0.9 million and $0.1 million of brokerage fees, respectively.

See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Segment Analysis” for a discussion of activities by segment for the year ended December 31, 2021.

Structure of Funds

We are focused on enhancing wealth for our clients by providing access to high quality alternative investments. We believe that capital organized privately into structured funds offers investors an attractive balance of risk-adjusted return and investment performance. By allowing minimum investments as low as $35,000, we provide investors, who may not otherwise have been able to purchase a large asset, a variety of sophisticated alternative investment strategies, including typical real estate investment solutions.

Our funds are typically structured as limited partnerships or limited liability companies which have a specified period during which clients can subscribe for limited partnership units or membership interests in the funds. Once the client is admitted as limited partner or member, that client generally cannot withdraw their investment and may be required to contribute additional capital if called by the general partner or managing member. These funds can have a single investment purpose or the ability to invest in a broad range of asset types. As funds liquidate their investments, they typically distribute the proceeds to the funds’ investors, however, and in particular with our multi-asset funds, the funds have the ability to retain the proceeds to make additional investments.

We act as an external manager of our funds, which have diversified investment objectives and include investment vehicles focused on real estate, private equity and debt facilities. The consolidated investment funds are variable interest entities in which Caliber was determined to be the primary beneficiary since we have the power to direct the activities of the entities and the right to absorb losses, generally in the form of guarantees of indebtedness that are significant to the individual investment funds. Our chief operating decision maker does not regularly review the operating results of these investment funds for the purpose of allocating resources, assessing performance or determining whether additional investments or advances be made to these funds. Outside of our interests as the manager or general partner of these funds, our benefits in these entities are limited to Caliber’s direct membership or partnership interests, if any. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Critical Accounting Policies and Estimates” for discussion of our consolidation and segment accounting policies.

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Investment Process and Risk Management

We maintain a rigorous investment process across all our funds. Each fund has investment policies and procedures that generally contain investment parameters and requirements, such as limitations relating to the types of assets, industries or geographic regions in which the fund will invest. An investment committee reviews and evaluates investment opportunities in a framework that includes a qualitative and quantitative assessment of the key opportunities and risks of investments.

Our investment professionals are responsible for the full life cycle of an investment, from evaluation, through execution, to exit. Investment professionals generally submit investment opportunities for review and approval by the investment committee. The investment committee is comprised of executives and senior leaders of the company. When evaluating investment opportunities, the investment committee may consider, without limitation and depending on the nature of the investment and its strategy, the quality of the asset in which the fund proposes to invest, likely exit strategies, factors that could reduce the value of the asset at exit, and a range of economic and interest rate environments, macroeconomic trends in the relevant geographic region or industry and the quality of the asset’s business operations. Our investment committee also incorporates, to the extent appropriate, environmental, social and governance (“ESG”) factors into the investment decision-making process.

Existing investments are reviewed and monitored on a regular basis by investment and asset management professionals. In addition, our investment professionals and asset managers work directly with our portfolio companies’ directors, executives and managers to drive operational efficiencies and growth.

Capital Invested In and Alongside Our Investment Funds

To further align our interests with those of investors in our investment funds, we have invested our own capital and that of certain of our personnel in the investment funds we sponsor and manage. Minimum general partner capital commitments to our investment funds are determined separately with respect to each of our investment funds and, generally, are less than 5% of the limited partner commitments of any particular fund. We determine whether to make general partner capital commitments to our funds in excess of the minimum required commitments based on, among other things, our anticipated liquidity, working capital and other capital needs.

Investors in many of our funds also receive the opportunity to make additional “co-investments” with the investment funds. Our employees, as well as Caliber itself, also have the opportunity to make investments, in or alongside our funds and other vehicles we manage, in some instances without being subject to management fees, carried interest or incentive fees. In certain cases, limited partner investors may pay additional management fees or carried interest in connection with such co-investments.

Competition

The asset management industry is intensely competitive, and we expect it to remain so. We compete primarily on a regional, industry and asset basis.

We face competition both in the pursuit of fund investors and investment opportunities. Generally, our competition varies across business lines, geographies, and financial markets. We compete for outside investors based on a variety of factors, including investment performance, investor perception of investment managers’ drive, focus and alignment of interest, quality of service provided to and duration of relationship with investors, business reputation, and the level of fees and expenses charged for services.

We compete for investment opportunities based on a variety of factors, including breadth of market coverage and relationships, access to capital, transaction execution skills, the range of products and services offered, innovation, and price.

We compete with real estate funds, specialized funds, hedge fund sponsors, financial institutions, private equity funds, corporate buyers, and other parties. Many of these competitors are substantially larger and have considerably greater financial, technical, and marketing resources than are available to us. Many of these competitors have similar investment objectives to us, which may create additional competition for investment opportunities. Some of these competitors may also have a lower cost of capital and access to funding sources that are not available to us, which may create competitive disadvantages for us with respect to investment opportunities. In addition, some of these competitors may have higher risk tolerances, different risk assessments or lower return thresholds, which could allow them to consider a wider variety of investments and to bid more aggressively than us for investments that we want to make. Corporate buyers may be able to achieve synergistic cost savings with regard to an investment that may provide them with a competitive advantage in bidding for an investment.

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The alternative investment industry is highly competitive. Many of our competitors have greater financial resources and a broader market presence than we do. We compete with respect to:

•	Competitive fee structures on our asset management services; and

•	Diversification of our revenue stream across the deal continuum, including advisory and transaction fees which include brokerage fees on buying and selling assets, construction management fees on repositioning assets, and capital formation fees on capital contributed into our funds from third party clients.

Strategy and Competitive Strengths

We manage and administer investment vehicles that allow investors to diversify their holdings into asset classes that would not be easily accessible to them otherwise. We typically distribute cash to fund investors where there is either: (i) sufficient distributable cash derived from the income of our investments (rents, etc.) or (ii) a capital event, such as a sale of an asset or a cash-out refinance. Caliber’s approach offers investors, and their wealth managers, products managed by a team aligned with their success. Our competitive strengths include:

•	Extensive relationship and sourcing network. We leverage our relationships in order to source deals for our funds. In addition, our management has extensive relationships with major industry participants in each of the markets in which we currently operate. Their local presence and reputation in these markets enables them to cultivate key relationships with major holders of property inventory, in particular, financial institutions, throughout the real estate community.

•	Targeted market opportunities. We focus on business and investment-friendly markets that have a long-term trend of population growth and income improvement, in particular focus on Arizona, Colorado, Nevada and Utah. We generally avoid engaging in direct competition in over-regulated and saturated markets.

•	Structuring expertise and speed of execution. We believe we have developed a reputation of being able to quickly execute, as well as originate and creatively structure acquisitions, dispositions and financing transactions. We have experience in a variety of investment strategies, including direct property investments, joint ventures, participating loans and investments in performing and non-performing mortgages with the objective of long-term ownership.

•	Vertically integrated platform for operational enhancement. We believe in a hands-on approach to real estate investing and possess local expertise in brokerage, development management, and investment sales, which we believe enable us to invest successfully in select submarkets.

•	Focus on the middle market. We believe our focus on middle market opportunities provides attractive returns and offers our investors significant alternatives to active, equity investing. This focus has allowed us to offer a diversified range of alternative investment opportunities, particularly for accredited investors.

•	Risk protection and investment discipline. We underwrite our investments based upon a thorough examination of investment economics and a critical understanding of market dynamics and risk management strategies. We conduct an in-depth sensitivity analysis on each of our acquisitions. This analysis applies various economic scenarios that include, where appropriate, changes to rental rates, absorption periods, operating expenses, interest rates, exit values and holding periods. We use this analysis to develop our disciplined acquisition strategies.

Our Growth Strategy

We aim to continue building wealth for our investors by expanding our business with the following strategies:

•	Organic growth with our existing high net worth investor base. We estimate that we currently service less than 1% of the current high net worth investor base in the United States. Using our established direct sales method, we intend to attract additional high net worth individuals to expand our number of customers and our assets under management.

•	Expansion into additional distribution channels. We believe that many investors and their financial advisors are looking for investment opportunities outside of traditional debt and equities. We intend to expand our fundraising capabilities by offering Caliber’s products to a larger universe of investors by utilizing the distribution platforms of the registered investment adviser (RIA) network, as well as broker-dealers.

•	New funds and platforms. We intend to grow our AUM by expanding the number of available funds and platforms. We will look for complementary products and vehicles that utilize our existing vertically integrated infrastructure to allow us to continue to capture attractive risk-adjusted returns. These areas of investment could include private debt, venture capital and private equity. We expect these new funds and platforms will attract new investors, in addition to leveraging our existing investor base.

•	Accretive acquisitions. We also plan to evaluate potential accretive acquisition opportunities to further grow our business. These acquisitions could include opportunities to expand our distribution capabilities, product offerings or geographic reach.

Human Capital Management

Caliber’s core principles of accountability, respect, and transparency are at the heart of who we are and how we operate. Our employees are integral to Caliber’s culture of transparency, integrity, professionalism, and excellence. Our team members adhere to these core principles leading to our continued success as an organization. Our professionals have decades of institutional experience in commercial, real estate, capital markets, alternative investments, and mergers and acquisitions. We give our employees the opportunities to develop and encourage them to collaborate to achieve success.

As of December 31, 2021, we had 72 employees. None of our employees are currently covered by a collective bargaining agreement.

Talent Acquisition, Development and Retention

We face intense competition for qualified personnel. We believe the talent of our employees, in association with our rigorous investment process, has supported our growth and investment performance over the past decade. We are focused on hiring, training, and developing the skills and careers of our people. We provide opportunities for growth and development for our team members and support their personal and professional goals in an effort to retain the most talented individuals.

We value diversity and inclusion amongst our team. The opportunities we provide in conjunction with our reputation is what makes us an attractive employer. We seek to retain and incentivize the performance of our employees through our compensation structure. We enter into non-competition and non-solicitation agreements with certain employees.

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Compensation and Benefits

Our compensation strategy is designed to attract qualified talent, retain team members, and stay competitive within the talent market. Caliber continually evaluates our compensation structure to ensure it aligns with the market and continues to be an attractive component of joining our team. Compensation includes incentives for individual performance as well as overall company success in meeting goals. We believe these additional incentives encourage team members to perform at a high level.

We provide our team members with robust health and retirement offerings, as well as a variety of quality-of-life benefits, including flexible time-off, an employee assistance program at no cost to the team member, a company match for retirement, tuition reimbursement, and overall support for well-being and family planning resources.

Regulatory and Compliance Matters

Our businesses, as well as the financial services industry generally, are subject to extensive regulation, including periodic examinations, by governmental agencies and self-regulatory organizations or exchanges in the jurisdictions in which we operate relating to, among other things, anti-money laundering laws, and privacy laws with respect to client information, and some of our funds invest in businesses that operate in highly regulated industries. Each of the regulatory bodies with jurisdiction over us oversee many aspects of financial services, including the authority to grant, and in specific circumstances to revoke, permissions to engage in particular activities. Any failure to comply with these rules and regulations could expose us to liability and/or reputational damage. The SEC and various self-regulatory organizations, state securities regulators, and international securities regulators have in recent years increased their regulatory activities, including regulation, examination, and enforcement in respect of asset management firms. Additional legislation, increasing regulatory oversight of fundraising activities, changes in rules promulgated by self-regulatory organizations or exchanges or changes in the interpretation or enforcement of existing laws and rules may directly affect our mode of operation and profitability.

We intend to continue to conduct our operations so that neither we nor any subsidiaries we own nor ones we may establish will be required to register as an investment company under the Investment Company Act of 1940, as amended (“Investment Company Act”). The loss of our exclusion from regulation pursuant to the Investment Company Act could require us to restructure our operations, sell certain of our assets, or abstain from the purchase of certain assets, which could have an adverse effect on our financial condition and results of operations. If we were deemed an “investment company” under the Investment Company Act, applicable restrictions could make it impractical for us to continue our business as conducted and could have a material adverse effect on our business.

Beginning in the second quarter of 2020 and continuing through December 31, 2021, Caliber partnered with Patrick Capital Markets, LLC, a FINRA licensed entity, to provide managing broker-dealer services for the private fund offerings the Company is actively marketing. This additional layer of capital infrastructure was designed to support Caliber’s plan to grow an internal licensed sales team distributing our funds directly to both high-net-worth private clients and to institutions, such as registered investment advisers, who service those clients. The fees and costs associated with this arrangement included a managing broker-dealer fee ranging from 0.50% to 0.65% and a sales commission of 1.0%. These corresponding costs are partially offset by a reduction to the fee earned in our Caliber Securities contracts.

Beginning in January 2021, we formally engaged and transitioned our managing broker-dealer relationship to Tobin & Company Securities, LLC, a FINRA licensed entity. Our contract with Tobin provides for a managing broker-dealer fee ranging from 0.70% - 1.00% and a sales commission of 1.00%. These corresponding costs are partially offset by a reduction to the fee earned in our Caliber Securities contracts. Caliber believes its internal licensed sales and support team will enable the Company to bring its securities to market for an all-in cost of 4-5% of capital formed as compared to as much as 15% charged by some of our competitors.

Legal Proceedings

In August 2014, the Company entered into a consulting agreement with Mercadyne Advisors, LLC (“Mercadyne”) and 6831614 Manitoba Ltd. (“Manitoba”) (collectively, the “Consultants”). Per the agreement, the services to be provided by the Consultants were business consulting related services primarily focused on assisting the Company in accessing capital markets and designing, implementing, and completing a public offering. In exchange for the services, the agreement outlined the Consultants’ compensation to include a $25,000 monthly fee paid in cash and a contingently exercisable warrant to purchase a 15.00% equity interest in the Company for an aggregate exercise price of $1,000, exercisable upon the completion of a public offering. The agreement was amended in February 2015, for the purposes of amending the compensation to be a grant of equity rather than a warrant to purchase a 15.00% equity interest in the Company on a fully diluted basis as of the date of the amendment, for a price of $1,000, and to memorialize that all services required to be provided in connection with the agreement had been provided, although a public offering had not been completed. The agreement does not include a stated number of shares of common stock to be issued in exchange for the services provided. In March 2017, the Company and Mercadyne entered into a stock subscription agreement which finalized the number of shares of common stock to be issued to Mercadyne in connection with the consulting agreement and related amendment. The final number of shares issued to Mercadyne in connection with the agreement was 1,325,324. At the time of the settlement our liability was reduced by $1.1 million, with a corresponding increase to stockholders’ equity.

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On January 27, 2020, Manitoba, and its President, filed a complaint in Maricopa County Superior Court in the State of Arizona against the Company and each of the members of its Board of Directors claiming among other things, breach of contract, breach of the implied covenant of good faith and fair dealing, unjust enrichment and fraud in the inducement, in connection with the above equity grant. The complaint sought damages in the amount of $10.9 million, but in no event less than $8.1 million, treble damages under the argument that the unissued shares are wages under Arizona law, or, alternatively, specific performance that the Company issue Manitoba 2,181,115 shares of Class A common stock, but in no event less than 1,625,324 shares. The complaint also sought fees, costs, interest and such other relief as the court deems just and proper. At the Company’s urging, a stipulation to place the entire matter into private, binding arbitration before the American Arbitration Association (“AAA”) in accord with the parties’ prior agreement documentation was executed by counsel for the parties. On March 27, 2020, the Court ordered the parties to AAA arbitration, to be commenced within thirty days of said order. The arbitration commenced and, on May 29, 2020, the respondents submitted their answering statement and counterclaim to the AAA which included the Company’s request to submit a dispositive motion on legal issues on which the Company believed it was likely to succeed as a matter of law. Following a March 29, 2021 initial preliminary hearing conference with the arbitration panel in which the panel approved the Company’s request to submit the dispositive motion, the Company indeed successfully obtained dismissal of four (4) of the alleged claims brought by the prior consultant, including the claim against it for “treble damages”, as well as dismissal of four (4) of the alleged respondent parties, and one of the claimant parties. None of the Company’s counterclaims have been dismissed. The arbitration hearing is presently scheduled for June 2022. The Company has engaged in and continues to be engaged in ongoing confidential settlement negotiations with Manitoba for settlement from all claims arising from or relating to the facts and circumstances underlying their complaint.  Accordingly, in April 2022, management determined it was necessary to increase the accrual related to this matter to $3.2 million, as of December 31, 2021.

The Company believes that the claims against it are without merit and intends to vigorously defend its position. The Company also intends to vigorously pursue the counterclaims which it has alleged. The ultimate outcome of this legal matter cannot presently be determined or estimated, however, management believes the amount accrued is the best estimate of the ultimate potential loss in this matter. If all shares demanded further to the aforementioned complaint are ultimately issued to Manitoba, investors’ relative ownership interest will experience additional dilution.

Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations

The following discussion of our financial condition and results of operations should be read in conjunction with our financial statements and the related notes included elsewhere in this Annual Report on Form 1-K. The following discussion contains forward-looking statements that reflect our plans, estimates, and beliefs. Our actual results could differ materially from those discussed in these forward-looking statements. Unless otherwise indicated, latest results discussed below are as of December 31, 2021.

Overview

CaliberCos Inc., a Delaware corporation (collectively, the “Company”, “Caliber”, “we”, “our”, or “us”), was originally founded as Caliber Companies, LLC, an Arizona limited liability company, organized under the laws of Arizona, and commenced operations in January 2009. In 2014, the Company was reorganized as a Nevada corporation and in June 2018, we reincorporated in the state of Delaware.

Caliber builds wealth for our investor clients by creating, managing, and servicing proprietary products including middle-market investment funds, private syndications, and direct investments. Our funds include investment vehicles focused primarily on real estate, private equity, and debt facilities. We earn asset management fees calculated as a percentage of managed capital in our Funds and Offerings.

We believe that we provide investors attractive risk-adjusted returns by offering a balance of (i) structured offerings and ease of ownership, (ii) a pipeline of investments opportunities, primarily projects that range in value between $5 million and $50 million, and (iii) an integrated execution and processing platform. Our investment strategy leverages the local market intelligence and real-time data we gain from our operations to evaluate current investments, generate proprietary transaction flow, and implement various asset management strategies.

While we primarily act as an alternative asset manager, we also offer a full suite of support services and employ a vertically integrated approach to investment management. Our asset management activities are complemented with transaction and advisory services including development and construction management, acquisition and disposition expertise, and capital formation, which we believe differentiate us from other asset management firms. We believe our model allows us to acquire attractive projects, reduce operating costs, and deliver services to our funds that bolster net returns to investors.

Our operations are organized into three reportable segments for management and financial reporting purposes: Fund Management, Development, and Brokerage.

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Fund Management — This segment represents our fund management activities along with back office and corporate support functions including accounting and human resources. It includes the activities of Caliber Services, LLC and its subsidiaries, (“Caliber Services”), who acts as an external manager of our funds, which have diversified investment objectives. It also includes the activities associated with Caliber Securities, LLC (“Caliber Securities”), a wholly-owned Arizona registered issuer-dealer, which generates fees from capital raising. We earn fund management fees for services rendered to each of the funds by Caliber Services as follows:

•	Asset Management Fee. We receive an annual asset management fee equal to 1.0% - 1.5% of the non-affiliated capital contributions related to the ongoing management of the assets owned by the fund and the overall fund administration. The management fees are payable regularly, generally monthly, pursuant to our management agreement with each fund.

•	Carried Interest. We are entitled to an allocation of the income allocable to the limited partners or members of each fund for returns above accumulated and unpaid priority preferred returns and repayment of preferred capital contributions (the “Hurdle Rate”). Income earned with respect to our carried interest is recorded as Performance Allocations. Performance Allocations are an important element of our business and have historically accounted for a material portion of our revenues.

We typically receive a carried interest of 20% - 35%, depending on the fund, of all cash distributions from (i) the operating cash flow of each fund above the Hurdle Rate and (ii) the cash flow resulting from the sale or refinancing of any investments held by our funds after payment of the related fund’s investors unpaid priority preferred returns and Hurdle Rate. Our funds’ preferred returns range from 6% - 12%.

•	Financing Fee. We earn a fee upon the closing of a loan by our investment funds with a third-party lender. This is typically a fixed fee arrangement which approximates no more than 1% of the total loan and will not exceed 3% of the total loan after considering all other origination fees charged by lenders and brokers involved in the transaction. Financing fees are recorded under Transaction and Advisory Fees.

•	Set-Up Fee. We charge an initial one-time fee related to the initial formation, administration and set-up of the applicable fund. Set-up fees can be flat fees or a percentage of capital raised, typically 1.5% of capital raised or less. These fees are also known as Organizational and Offering expenses and are recorded under Transaction and Advisory Fees.

•

Capital Formation Fee. Through Caliber Securities, we earn non-affiliated fees from raising capital for our funds. Our contracts with our funds are typically fixed fee arrangements which approximate no more than 3.5% on capital raised. These fees are recorded under Transaction and Advisory Fees.

Based on the contractual terms of the relevant funds we manage, in addition to the fees noted above, Caliber is entitled to be reimbursed its expenses, that are not to exceed non-affiliated third party costs, related to services provided to the funds.

Development — This segment represents our activities associated with managing and supervising third party general contractors in the remodeling, refurbishing and ground-up construction of the properties owned by our funds. Revenues generated by this segment are generally based on 4% of the total expected costs of the project. Caliber Development, LLC (“Caliber Development”), a wholly-owned subsidiary of Caliber Services, acts as either the construction or development manager on our funds’ projects.

Brokerage — This segment is involved in the buying and selling of all our funds’ assets. For the years ended December 31, 2021 and 2020, our brokerage segment completed approximately $55.2 million and $5.6 million in transactions generating approximately $0.9 million and $0.1 million of brokerage fees, respectively.

Trends Affecting Our Business

Our business is driven by trends which effect the following:

1.)	Capital formation: any trend which increases or decreases investors’ knowledge of real estate alternative investments, desire to acquire them, access to acquire them, and knowledge and appreciation of Caliber as a potential provider, will affect our ability to attract and raise new capital. Capital formation also drives investment acquisitions, which contribute to Caliber’s revenues.

2.)	Investment acquisition: any trend which increases or decreases the supply of middle-market real estate projects, the accessibility of developments or development incentives, or enhances or detracts from Caliber’s ability to access those projects will affect our ability to generate revenue. Coincidentally, investment acquisitions, or the rights to acquire an investment, drive capital formation – creating a flywheel effect for Caliber.

3.)	Project execution: any trend which increases or decreases the costs of execution on a real estate project, including materials pricing, labor pricing, access to materials, delays due to governmental action, and the general labor market, will affect Caliber’s ability to generate revenues.

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The prevailing trend in 2021 which continued to affect our business was the impact of the COVID-19 pandemic, which began having an effect in the first quarter of 2020, and which subsequently effected all three trends described above. COVID-19 continues to pose a threat to the health and economic wellbeing of the worldwide population and the overall economy in light of variants that seem to spread more easily than the original virus. While the equity markets have rebounded from their steep declines in March 2020 after the World Health Organization announced that infections of COVID-19 had become a pandemic, there is continued uncertainty as to the duration of the global health and economic impact caused by COVID-19 even with vaccines now available.

The extent to which the pandemic will affect our business, financial condition, results of operations, liquidity and prospects materially will depend on future developments, including the duration, spread and intensity of the pandemic, the duration of government measures to mitigate the pandemic and how quickly and to what extent normal economic and operating conditions can resume, all of which are uncertain and difficult to predict.

Our business depends in large part on our ability to raise capital from investors. Since our inception, we have continued to successfully raise capital into our funds with our total capital raised through December 31, 2021 exceeding $514 million. Our success at raising new capital into our funds is impacted by the extent to which new investors see alternative assets as a viable option for capital appreciation and/or income generation. Since our ability to raise new capital into our funds is dependent upon the availability and willingness of investors to direct their investment dollars into our products, our financial performance is sensitive in part to changes in overall economic conditions that affect investment behaviors. The demand from investors is dependent upon the type of asset, the type of return it will generate (current cash flow, long-term capital gains, or both) and the actual return earned by our fund investors relative to other comparable or substitute products. General economic factors and conditions, including the general interest rate environment and unemployment rates, may affect an investor’s ability and desire to invest in real estate. For example, a significant interest rate increase could cause a projected rate of return to be insufficient after considering other risk exposures. Additionally, if weakness in the economy emerges and actual or expected default rates increase, investors in our funds may delay or reduce their investments; however, we believe our approach to investing and the capabilities that Caliber manages throughout the deal cycle will continue to offer an attractive value proposition to investors.

For the year ended December 31, 2020, the potential adverse effects of COVID-19 resulted in an immediate and sharp slowdown in the U.S. economy which created uncertainty in the global economic outlook. This adversely affected our ability to raise money into our funds for that fiscal period. However, the global economy improved for the year ended December 31, 2021 and as a result capital raised into our funds rose to $114.0 million from $39.2 million for the year ended December 31, 2020. We are continuing to monitor the recovery in velocity of new investment capital into our funds and anticipate continuing to see the same trend for the remainder of the year.

While we have had historical successes, there can be no assurance that fundraising for our new and existing funds will experience similar success. If we were unable to raise such capital, we would be unable to collect capital raise fees or deploy such capital into investments, which would materially reduce our revenues and cash flow and adversely affect our financial condition.

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We remain confident about our ability to find, identify, and source new investment opportunities that meet the requirements and return profile of our investment funds despite headwinds associated with increased asset valuations, competition and increased overall cost of credit. We continue to identify strategic acquisitions on off-market terms and anticipate that this trend will continue. We are at a point in our investment cycle where some of our funds have begun to exit significant parts of their portfolios while other are approaching a potential harvesting phase. We have complemented these cycles with other newer funds that will maintain management fees while providing continued sources of activity for our Development segment.

Acquiring new assets includes being able to negotiate favorable loans on both a short and long-term basis. We forecast and project our returns using assumptions about, among other things, the types of loans that we can expect the market to extend for a particular type of asset. This becomes more complex when the asset also requires construction financing. We may also need to refinance existing loans that are due to mature. Factors that affect these arrangements include the interest rate and economic environment, the estimated fair value of real property, and the profitability of the asset’s historical operations. These capital market conditions may affect the renewal or replacement of our credit agreements, some of which have maturity dates occurring within the next 12 months. Obtaining such financing is not guaranteed and is largely dependent on market conditions and other factors.

Key Financial Measures and Indicators

Our key financial measures are discussed in the following pages. Additional information regarding these key financial measures and our other significant accounting policies can be found in Note 2 – Summary of Significant Accounting Policies in the notes to our accompanying consolidated financial statements included herein.

Total Revenue

We generate the majority of our revenue from (i) asset management fees, (ii) performance allocations and (iii) advisory and transaction services. Included within our consolidated results, are the related revenues of certain consolidated Variable Interest Entities (“VIEs”). During 2021, we realigned our operating segments to better reflect the internal management of our business based on a change to the way our chief operating decision maker monitors performance, aligns strategies, and allocates resources. Refer to Note 2 – Summary of Significant Accounting Policies – Segment Information in the notes to our accompanying consolidated financial statements for additional disclosures.

Total Expenses

Total expenses include operating costs, general and administrative, marketing and advertising, depreciation. Included within our consolidated results, are the related expenses of certain consolidated VIEs.

Other (Income) Expenses

Other (income) expenses include interest expense and interest income.

Non-GAAP Measures

We present assets under management (“AUM”), EBITDA, and Adjusted EBITDA, which are not recognized financial measures under accounting principles generally accepted in the United States of America (“GAAP”), as supplemental disclosures because we regularly review these metrics to evaluate our funds, measure our performance, identify trends, formulate financial projections and make strategic decisions.

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Business Segments

Assets Under Management. AUM refers to the assets we manage or sponsor. We monitor two types of information with regard to our AUM:

i.	Capital AUM – we define this as the total debt and equity capital raised from accredited investors in our funds at any point in time. We use this information to monitor, among other things, the amount of ‘preferred return’ that would be paid at the time of a distribution. As our asset management fees are based on a percentage of capital raised, Capital AUM provides relevant data points for management to further calculate and predict future earnings.

ii.	Fair Value (“FV”) AUM – we define this is as the aggregate fair value of the real estate assets we manage. We value these assets quarterly to help make sale and hold decisions and to evaluate whether an existing asset would benefit from refinancing or recapitalization. This also gives us insight into the value of our carried interest at any point in time. We also utilize FV AUM to predict the percentage of our portfolio which may need development services in a given year, fund management services (such as refinance), and brokerage services. As we control the decision to hire for these services, our service income is generally predictable based upon our current portfolio AUM and our expectations for AUM growth in the year forecasted.

EBITDA. EBITDA represents earnings before net interest expense, income taxes, depreciation, and amortization.

Adjusted EBITDA. Adjusted EBITDA represents earnings before net interest expense, income taxes, depreciation, amortization, impairment expense, loss on extinguishment of debt, severance payments, founder’s income tax reimbursement, and costs associated with the vesting of our Employee Stock Option Plan (“ESOP”) and certain cash and non-cash charges relates to legal and accounting costs associated with getting the Company prepared for filing its Reg A+ offering circular. We believe this view of Adjusted EBITDA offers a normalized view of the Company’s operating performance.

Although we believe we are utilizing generally accepted methodologies for our calculation of Capital AUM and FV AUM, it may differ from our competitors, thereby making these metrics non-comparable to our competitors.

When analyzing our operating performance, investors should use these measures in addition to, and not as an alternative for, their most directly comparable financial measure calculated and presented in accordance with GAAP. We generally use these non-GAAP financial measures to evaluate operating performance and for other discretionary purposes. We believe that these measures provide a more complete understanding of ongoing operations, enhance comparability of current results to prior periods and may be useful for investors to analyze our financial performance because they eliminate the impact of selected charges that may obscure trends in the underlying performance of our business. Because not all companies use identical calculations, our presentation of EBITDA and Adjusted EBITDA may not be comparable to similarly identified measures of other companies.

EBITDA and Adjusted EBITDA are not intended to be measures of free cash flow for our discretionary use because they do not consider certain cash requirements such as tax and debt service payments. These measures may also differ from the amounts calculated under similarly titled definitions in our debt instruments, which amounts are further adjusted to reflect certain other cash and non-cash charges and are used by us to determine compliance with financial covenants therein and our ability to engage in certain activities, such as incurring additional debt and making certain restricted payments.

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Results of Operations

Comparison of Years Ended December 31, 2021 and 2020

The following table and discussion provide insight into our consolidated results of operations for the years ended December 31, 2021 and 2020 (dollars in thousands):

	Years Ended December 31,
	2021	2020	$ Change	% Change
Revenues
Asset management fees	$3,476	$2,754	$722	26.2%
Performance allocations	733	299	434	145.2%
Transaction and advisory fees	5,666	3,415	2,251	65.9%
Consolidated funds – Hospitality revenue	40,837	27,676	13,161	47.6%
Consolidated funds – Other revenue	5,321	3,733	1,588	42.5%
Total revenues	56,033	37,877	18,156	47.9%
Expenses
Operating Costs	9,685	10,972	(1,287)	(11.7)%
General and administrative	5,307	2,751	2,556	92.9%
Marketing and Advertising	1,536	1,086	450	41.4%
Depreciation and amortization	83	151	(68)	(45.0)%
Consolidated funds - Hospitality expenses	55,999	44,718	11,281	25.2%
Consolidated funds – Other expenses	5,532	4,509	1,023	22.7%
Total expenses	78,142	64,187	13,955	21.7%
Other expenses (income), net	(1,653)	(86)	(1,567)	1822.1%
Interest income	(1)	(7)	6	(85.7)%
Interest expense	712	(672)	1,384	(206.0)%
Net Loss Before Income Taxes	(21,167)	(25,545)	4,378	(17.1)%
Provision for (benefit from) income taxes	-	-	-	0.0%
Net Loss	(21,167)	(25,545)	4,378	(17.1)%
Net loss attributable to noncontrolling interests	(20,469)	(20,099)	(370)	1.8%
Net Income (Loss) Attributable to CaliberCos Inc.	$(698)	$(5,446)	$4,748	(87.2)%

For the years ended December 31, 2021 and 2020, total revenues were $56.0 million and $37.9 million, respectively, representing a period-over-period increase of approximately 47.9%. This increase was primarily due to (i) an increase in revenues in our hospitality portfolio whose operations are beginning to recover from the impact of the COVID-19 pandemic which occurred throughout 2020, while lockdowns associated with virus containment continued to affect revenue levels in 2021, our properties generally are located in states that had re-opened quickly in late 2020; (ii) increased revenues in our single-family and multi-family real estate portfolios; and (iii) increased interest revenue in our lending fund compared to the prior comparative period.

For the years ended December 31, 2021 and 2020, total expenses were $78.1 million and $64.2 million, respectively, representing a period-over-period increase of 21.7%. The increase was primarily due to an increase in hospitality related expenses as operations responded to the measured recovery that started to appear in late 2020. The properties began expanded staffing levels and service offerings as occupancy and demand began to recover. In addition, the increase in total expenses is attributable to increased operating costs of our single-family and multi-family real estate portfolios as well as an increased interest expense related to our single-family and multi-family real estate portfolios. For the year ended December 31, 2021, notes payable related to these portfolios increased by approximately $15.7 million, primarily related to the consolidation of our Ironwood Fundco, LLC fund.

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Segment Analysis

The following discussion is specific to our various segments for the years ended December 31, 2021 and 2020. Our segment information is presented in a format consistent with the information senior management uses to make operating decisions, assess performance and allocate resources.

For segment reporting purposes, revenues and expenses are presented on a basis that deconsolidates our consolidated funds. As a result, segment revenues are different than those presented on a consolidated basis in accordance with generally accepted accounting principles in the United States of America (“U.S. GAAP”) basis because these fees are eliminated in consolidation when they are derived from a consolidated fund. Furthermore, segment expenses are also different than those presented on a consolidated U.S. GAAP basis due to the exclusion of fund expenses that are paid by the consolidated funds.

Comparison of Years Ended December 31, 2021 and 2020

Fund Management

The following table presents our results of operations for our Fund Management segment (dollars in thousands):

	Years Ended December 31,
	2021	2020	$ Change	% Change
Revenues
Asset management fees	$7,610	$5,316	$2,294	43.2%
Performance allocations	733	422	311	73.7%
Transaction and advisory fees	3,240	1,278	1,962	153.5%
Total revenues	11,583	7,016	4,567	65.1%
Expenses
Operating costs	7,725	7,105	620	8.7%
General and administrative	5,084	2,796	2,288	81.8%
Marketing and advertising	1,533	1,012	521	51.5%
Depreciation	38	39	(1)	(2.6)%
Total expenses	14,380	10,952	3,428	31.3%
Other expenses (income), net	(1,090)	(24)	(1,066)	4441.7%
Interest income	(104)	(7)	(97)	1385.7%
Interest expense	641	(639)	1,280	(200.3)%
Net loss	$(2,244)	$(3,266)	$1,022	(31.3)%

For the years ended December 31, 2021 and 2020, asset management fees were $7.6 million and $5.3 million, respectively, representing a period-over-period increase of 43.2%. The increase in our fees corresponds to the increase in total capital under management. Total capital under management at December 31, 2021 was approximately $301.0 million compared to $226.5 million at December 31, 2020.

For the years ended December 31, 2021 and 2020, performance allocations were $0.7 million and $0.4 million, respectively, representing a period-over-period increase of 73.7%. This increase was primarily due to an increase in our carried interest income. In 2021, profit share was generated by the sale by our investment funds of an office/flex building investment and a separate sale of a land investment. In 2020, performance allocations were primarily related to the final distribution of our profit share related to the completion of a 2019 sale by one of our investment funds of an investment in three apartment buildings.

For the years ended December 31, 2021 and 2020, transaction and advisory fees were $3.2 million and $1.3 million, respectively, representing a period over period increase of 153.5%. For the year ended December 31, 2021, we raised approximately $114.0 million compared to approximately $39.2 million for the year ended December 31, 2020.

For the years ended December 31, 2021 and 2020, operating costs were $7.7 million and $7.1 million, respectively, representing a period-over-period increase of 8.7%. This increase was primarily due to an increase corporate payroll costs resulting from increased headcount.

For the years ended December 31, 2021 and 2020, general and administrative costs were $5.1 million and $2.8 million, respectively, representing a period-over-period increase of 81.8%. This increase was primarily due to an increase in legal reserves in 2021 based on continued development of current litigation matters of the Company.

For the years ended December 31, 2021 and 2020, marketing and advertising was $1.5 million and $1.0 million, respectively, representing a period-over-period increase of approximately 51.5%. During the year ended December 31, 2021, we incurred higher costs associated with marketing the closing of the Company’s Reg A+ capital raise which closed at the end of February 2021.

For the years ended December 31, 2021 and 2020, other expenses (income), net was $1.1 million and $0.02 million, respectively. This increase is primarily due to employee retention credits received in 2021 under the CARES Act for which the Company did not qualify in 2020.

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For the years ended December 31, 2021 and 2020, interest expense was $0.6 million and $(0.6) million, respectively, representing a period-over-period increase of 200.3%. In 2020, we received approval from the Small Business Administration for full forgiveness of our Payroll Protection Program loan totaling $1.4 million.

Development

The following table presents our results of operations for our Development segment (dollars in thousands):

	Years Ended December 31,
	2021	2020	$ Change	% Change
Revenues
Transaction and advisory fees	$3,211	$4,434	$(1,223)	(27.6)%
Total revenues	3,211	4,434	(1,223)	(27.6)%
Expenses
Operating costs	2,659	4,541	(1,882)	(41.4)%
General and administrative	162	65	97	149.2%
Marketing and advertising	3	55	(52)	(94.5)%
Total expenses	2,824	4,661	(1,837)	(39.4)%
Other expenses (income), net	(53)	1	(54)	(5400.0)%
Net Income (loss)	$440	$(228)	$668	(293.0)%

For the years ended December 31, 2021 and 2020, segment revenues were $3.2 million and $4.4 million, respectively, representing a period-over-period decrease of 27.6%. This was due to the completion of our Tucson Convention Center hotel the Doubletree by Hilton in March 2021.

For the years ended December 31, 2021 and 2020, operating costs were $2.7 million and $4.5 million, respectively, representing a period-over-period decrease of 41.4%. This decrease was due to the decrease in revenues over the same period and recovery in 2021 from the increased operating costs experienced in 2020 due to the effects of the pandemic where supply and labor shortages caused inefficiencies in our job execution and increased labor costs, respectively.

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Brokerage

The following table presents our results of operations for our Brokerage segment (dollars in thousands):

	Years Ended December 31,
	2021	2020	$ Change	% Change
Revenues
Transaction and advisory fees	$1,198	$747	$451	60.4%
Total revenues	1,198	747	451	60.4%
Expenses
Operating costs	259	636	(377)	(59.3)%
General and administrative	61	3	58	1933.3%
Marketing and advertising	-	18	(18)	(100.0)%
Depreciation and amortization	45	110	(65)	(59.1)%
Total expenses	365	767	(402)	(52.4)%
Other expenses (income), net	(510)	-	(510)	100.0%
Interest income	-	-	-	0.0%
Interest expense	115	202	(87)	(43.1)%
Net Income (loss)	$1,228	$(222)	$1,450	(653.2)%

For the years ended December 31, 2021 and 2020, segment revenues were $1.2 million and $0.7 million, respectively, representing an increase of 60.4%. In 2021, we completed the sale of our Treehouse apartment complex in Tucson, Arizona which sold for $23.0 million and our Fiesta Tech office/flex building in Gilbert, Arizona for $8.3 million.

For the years ended December 31, 2021 and 2020, other expenses (income) were $0.5 million and $0, respectively. In 2021 we sold the remaining four single-family homes owned by Caliber Auction Homes, which included two single family homes which were sold to related parties, previously held as investments in real estate for $1.9 million, resulting in a gain on the dispositions of $0.5 million.

Investment Valuations

The investments that are held by our funds are generally considered to be illiquid and have no readily ascertainable market value. We value these investments based on our estimate of their fair value as of the date of determination. We estimate the fair value of our fund’s investments based on a number of inputs built within forecasting models which are either developed by a third party or by our internal finance team. The models generally rely on discounted cash flow analysis and other techniques and may include independently sourced market parameters. The material estimates and assumptions used in these models include the timing and expected amounts of cash flows, income and expenses for the property, the appropriateness of discount rates used, overall capitalization rate, and, in some cases, the ability to execute, estimated proceeds and timing of expected sales and financings. The majority of our assets utilize the income approach to value the property. Where appropriate, management may obtain additional supporting evidence of values from methods generally utilized in the real estate investment industry, such as appraisal reports and broker price opinion (“BPO”) reports.

As discussed elsewhere in this document, we have experienced adverse effects related to COVID-19 on our assets. It is unclear whether the effects of COVID-19 will have a lasting and prolonged effect on asset values over the long term.

With respect to the underlying factors that led to the change in fair value in the current year, we identify assets that are undervalued and/or underperforming at the time of acquisition. Such assets generally undergo some form of repositioning soon after our acquisition in order to help drive increased appreciation and operating performance. Once the repositioning is complete, we focus on increasing the asset’s net operating income, thereby further increasing the value of the asset. Making below-market acquisitions, adding value through development activities, and increasing free cash flow with proper management all represent a material component to our core business model. Despite those efforts, the impacts of COVID-19 have appeared in the values of our assets. While we believe that COVID-19 will not have a permanent effect on the long-term value of our assets, there can be no assurance that such outcome will occur.

A unique feature of Caliber’s funds is the discretion given to Caliber’s management team to decide when to sell assets and when to hold them. We believe this discretion allows Caliber to avoid selling properties that, while their business plan may have matured, the market will not pay an attractive price in the current environment. Avoiding selling at a time of disruption, such as all of 2020, is critical to preserving the value of our assets, our carried interest, our ongoing revenues, and our clients’ capital. We believe the disruption caused by COVID-19 may negatively affect our competitors, who may have a more traditional model with fixed, required, liquidation dates, which in turn may offer Caliber attractive investment opportunities. While this is managements expectation, there can be no assurance these outcomes will occur.

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Assets Under Management

The following tables summarize Capital AUM and FV AUM for our investment fund portfolios as of December 31, 2021 and 2020:

Capital AUM

	December 31,
	2021	2020
Real Estate
Hospitality	$100,887	$89,730
Residential	45,643	46,297
Commercial	65,176	35,500
Total Real Estate	211,706	171,527
Credit(1)	43,849	51,734
Other(2)	45,464	3,225
Total	$301,019	$226,486

(1)	Credit Capital AUM represents loans made to Caliber’s investment funds by our Diversified credit fund.
(2)	Other Capital AUM represents undeployed capital held in our Diversified funds.

FV AUM

	December 31,
	2021	2020
Real Estate
Hospitality	$264,800	$223,800
Residential	90,763	83,635
Commercial	169,712	105,432
Total Real Estate	525,275	412,867
Credit(1)	43,849	51,734
Other(2)	45,464	3,225
Total	$614,588	$467,826

(1)	Credit FV AUM represents loans made to Caliber’s investment funds by our Diversified credit fund.
(2)	Other FV AUM represents undeployed capital held in our Diversified funds.

The tables below illustrate the annual activity on the portfolio investments of our funds as of December 31, 2021 and 2020:

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Capital AUM

	December 31,
	2021	2020
Beginning of year	$226,486	$204,755
Originations	91,246	31,903
Redemptions	(16,713)	(10,172)
End of Year	$301,019	$226,486

FV AUM

	December 31,
	2021	2020
Beginning of year	$467,826	$395,816
Assets acquired	37,008	4,300
Construction/renovation	33,026	55,845
Market appreciation/depreciation, net	71,067	9,898
Assets sold	(39,803)	(1,258)
Other(1)	45,464	3,225
End of Year	$614,588	$467,826

(1) Other FV AUM represents undeployed capital held in our Diversified funds.

EBITDA and Adjusted EBITDA

We believe that EBITDA and Adjusted EBITDA provide a more complete understanding of ongoing operations, enhance comparability of current results to prior periods and may be useful for investors to analyze our financial performance because they eliminate the impact of selected charges that may obscure trends in the underlying performance of our business.

The following table presents a reconciliation of net income (loss) to EBITDA and Adjusted EBITDA for periods presented (in thousands):

	Years Ended December 31,
	2021	2020
Net Income (Loss) (1)	$(576)	$(3,716)
(2) Add:
Interest expense	756	970
Depreciation expense	83	149
EBITDA	263	(2,597)
(2) Add:
Share buy back	317	291
ESOP	24	-
Severance payments	-	138
Form 1-A costs	943	878
Adjusted EBITDA	$1,547	$(1,290)

(1) Net Income (Loss) is presented on a basis that deconsolidates our consolidated funds and eliminates noncontrolling interest and includes only those amounts attributable to CaliberCos Inc. and its wholly-owned subsidiaries. See Note 16 – Segment Reporting for additional disclosures on our segment accounting policies and the required GAAP reconciliation to the consolidated statement of operations.

(2)  Form 1-A costs include direct costs related to our Reg A+ offering such as legal and accounting advisor fees, printing costs, and advertising costs.

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Liquidity and Capital Resources

As described elsewhere in this Report, COVID-19 has recently had far-reaching adverse impacts on the near-term availability of access to capital markets and debt. Due to COVID-19, we continue to take a measured approach to our operations and cash flows. Through the year ended December 31, 2021, we obtained PPP Round 2 loans totaling $5.9 million under the CARES Act. For a discussion of remedial measures and other key trends and uncertainties that have affected our business see “Trends Affecting Our Business”.

In addition, see Note 1 – Organization and Liquidity in the notes to our accompanying consolidated financial statements for a discussion on (i) our eight separate loans outstanding, with outside lenders, totaling $94.7 million as of December 31, 2021 that have various maturity dates within the 12-month period subsequent to the date these financial statements were issued and (ii) our failure to meet certain financial covenant requirements.

Each of our funds and the related assets that are acquired or own equity interest in those funds are established as separate legal entities with limited liability. Therefore, the cash flows generated by these entities, whether through operations or financing, are unavailable for general corporate purposes.

We have historically financed our operations primarily through a combination of operating cash flows, private offerings of our equity securities, and secured and unsecured debt. In addition, due to the consolidation of CFIF III, we now recognize a revolving line of credit with a maximum borrowing amount of $4.5 million.

We hold our excess unrestricted cash in bank accounts with several high-quality financial institutions. We believe that our current capital position is sufficient to meet our current liquidity needs for at least the next 12 months.

Equity Financings

Since inception through December 31, 2021, we have raised approximately $29.9 million from the sale of common and convertible preferred stock to third parties and management. The funds received from the issuance of our stock sales have been used for operating expenditures and refinancing our higher interest debt.

Unsecured Corporate Debt

As of December 31, 2021, we have issued and outstanding unsecured promissory notes of $5.4 million with an average outstanding principal balance of $0.1 million, a weighted average interest rate of 10.98%, and maturity dates ranging from January 2021 to December 2021. Management believes it can come to a mutual agreement with each lender to extend the maturities of the notes for an additional 12-month term. This outstanding debt resulted in $0.6 million of interest expense for the year ended December 31, 2021.

Cash Flows Analysis

	Years Ended December 31,
(dollars in thousands)	2021	2020	$ Change
Net cash provided by (used in):
Operating activities	$(5,857)	$(3,203)	$(2,654)
Investing activities	928	(380)	1,308
Financing activities	5,567	3,015	2,552
Net Change in Cash and Cash Equivalents	$638	$(568)	$1,206

Operating Activities

 Our net cash flows from operating activities are generally comprised of asset management fees, performance allocations, and transaction and advisory fees, less cash used for operating expenses, including interest paid on our debt obligations. Net cash flows used in operating activities increased from 2020 to 2021 primarily due to increased operating expenses, including increases in payroll due to increased headcount and bonuses paid, additional amounts lent to related parties, and increased pursuit costs incurred in the current year.

Investing Activities

Net cash flows provided by investing activities for 2021 primarily relate to $1.9 million in proceeds from the sale of four single-family homes, previously held as investments in real estate, offset by an additional investment in our real estate assets and additional contributions to our investment funds. Net cash flows used in investing activities for 2020 primarily relates to additional investment in our real estate assets and additional contributions to our investment funds.

Financing Activities

Net cash flows provided by financing activities for 2021 were primarily driven by $7.2 million in proceeds raised pursuant to our Series B preferred stock Reg A+ offering, offset by net repayments on notes payable and notes payable – related parties and payments related to our buyback obligation to one of our non-participating founders (see Note 11 to our consolidated financial statements included elsewhere in this annual report). Net cash flows provided by financing activities for 2020 were primarily driven by $3.4 million in proceeds raised pursuant to our Series B preferred stock Reg A+ offering and net proceeds from notes payable and notes payable – related parties, offset payments related to our buyback obligation to one of our non-participating founders.

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Critical Accounting Policies and Estimates

The preparation of our consolidated financial statements in conformity with generally accepted accounting principles in the United States of America (“U.S. GAAP”) which requires us to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. These estimates are made and evaluated on an ongoing basis using information that is currently available as well as various other assumptions believed to be reasonable under the circumstances. The uncertainty created by COVID-19 and efforts to contain it has made such estimates more difficult and subjective. Actual results could differ from those estimates, perhaps in adverse ways, and those estimates could be different under different assumptions or conditions.

We believe the following critical accounting policies affect our more significant estimates and judgements used in the preparation of our consolidated financial statements.

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Revenue Recognition

In accordance with the ASC 606, Revenue from Contracts with Customers, management applies the five-step framework in determining the timing and amount of revenue to recognize. This framework requires an entity to: (i) identify the contract(s) with customers, (ii) identify the performance obligations within the contract, (iii) determine the transaction price, (iv) allocate the transaction price to the performance obligations within the contract, and (v) recognize revenue when or as the entity satisfies a performance obligation. The Company’s revenues primarily consist of fund management and transaction and advisory fees.

Fund Management

Asset Management Fees are generally based on 1.0% - 1.5% of the unreturned capital contributions in a particular fund and include reimbursement for costs incurred on behalf of the fund, including an allocation of certain overhead costs. Asset management fees are recalculated on an annual basis. These customer contracts require the partnership to provide management services, representing a performance obligation that the partnership satisfies over time.

Performance allocations (“carried interest”) are an arrangement in which we are entitled to an allocation of investment returns, generated within the investment funds which we manage, based on a contractual formula. We typically receive 20% – 35% of all cash distributions from (i) the operating cash flow of each fund, after payment to the related fund investors of any accumulated and unpaid priority preferred returns and repayment of preferred capital contributions; and (ii) the cash flow resulting from  the sale or refinance of any real estate assets held by each fund, after payment to the related fund investors of any accumulated and unpaid priority preferred returns and repayment of initial preferred capital contributions. Our funds’ preferred returns range from 6% to 12%, typically 6% for common equity or 10-12% for preferred equity, which does not participate in profits. Performance allocations are related to services which have been provided and are recognized when it is determined that they are no longer probable of significant reversal, which is generally satisfied when an underlying fund investment is realized or sold.

Transaction and Advisory Fees

Revenues from contracts with customers includes fixed fee arrangements with its related party affiliates to provide certain associated activities which are ancillary to and generally add value to the assets we manage, such as set up and capital raising services associated with marketing, soliciting, and selling member interests in the affiliated limited partnerships, brokerage services, construction and development management services, loan placement and guarantees. The recognition and measurement of revenue is based on the assessment of individual contract terms. For performance obligations satisfied at a point in time, there are no significant judgments made in evaluating when the customer obtains control of the promised service.

For performance obligations satisfied over time, significant judgment is required to determine how to allocate transaction prices where multiple performance obligations are identified; when to recognize revenue based on appropriate measurement of the Company’s progress under the contract; and whether constraints on variable consideration should be applied due to uncertain future events. Transaction price is allocated to each distinct performance obligation and recognized as revenue when, or as, the performance obligation is satisfied. Variable consideration is included in the estimated transaction price to the extent it is probable that a significant reversal of cumulative revenue recognized will not occur or when the uncertainty associated with the variable consideration is resolved. The Company’s estimates of variable consideration and determination of whether to include estimated amounts in transaction price are based largely on an assessment of its anticipated performance and all information that is reasonably available to the Company. Revenues are recognized when control of the promised services is transferred to customers in an amount that reflects the consideration the Company expects to be entitled to in exchange for those services.

Income Taxes

The Company accounts for income taxes under the asset and liability method in accordance with ASC 740, Accounting for Income Taxes. Deferred tax assets and liabilities are determined based on temporary differences between the financial reporting and tax basis of assets and liabilities and operating loss and tax credit carry forwards. Deferred tax assets and liabilities are measured by applying enacted tax rates and laws and are released in the years in which the temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Valuation allowances are provided against deferred tax assets when it is more-likely-than-not that some portion or all of the deferred tax assets will not be realized.

A valuation allowance is required to reduce the balance of a deferred tax asset if it is determined that it is more-likely-than-not that all or some portion of the deferred tax asset will not be realized due to the lack of sufficient taxable income or other limitation on the Company’s ability to utilize the loss carryforward.

We recognize the impact of an income tax position, if that position is more-likely-than-not of being sustained on audit, based on the technical merits of the position. Related interest and penalties are classified as income taxes in the financial statements. See Note 9 – Income Taxes for more detail.

Segment Information

During 2021, we realigned our operating segments to represent the internal management of our business. This realignment demonstrates a strategic shift in the growth and maturation of the Caliber model into an alternative asset manager generating fees from managed capital and growing a portfolio of high value diversified assets. The Company’s activities are organized into three operating segments which constitute three reportable segments based on similarities with both their qualitative and economic characteristics. These segments distinguish all of the primary revenue generating activities of the business but group them together by their nature. The Company’s chief operating decision maker uses total revenue, operating income and key operating statistics to evaluate performance and allocate resources to the Company’s operations. Under this revised structure, the Company’s operations are now organized into three reportable segments for management and financial reporting purposes, Fund Management, Development and Brokerage.

Management has concluded that based on the strategic shift in our operating strategies the consolidated investment funds which previously comprised the Hospitality, Residential, Commercial and Diversified segments, no longer meet the requirements in ASC 280, Segment Reporting, as operating segments. The consolidated investment funds are consolidated based on the requirement in ASC 810, Consolidation, as the Company was determined to be the primary beneficiary of each of these variable interest entities since it has the power to direct the activities of the entities and the right to absorb losses, generally in the form of guarantees of indebtedness that are significant to the individual investment funds. The Company’s chief operating decision maker no longer regularly reviews the operating results of these investment funds for the purposes of allocating resources, assessing performance or determining whether additional investments or advances be made to these funds.

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The non-reportable segments include certain business activities which do not meet the requirement to be a reportable segment because they are immaterial. These activities represent the operating activity of our single-family assets which involve both the sale and rental of real estate assets. In addition, the Company has not and does not allocate its assets or liabilities specifically to the operating segments and the Company’s chief operating decision maker does not review assets or liabilities by segment to make operating decisions. Assets, liabilities and corporate expenses are recorded at the legal entity level, which is not consistent to the operating segment and is therefore not reported by segment.

Accounting Policies of Consolidated Funds

Consolidated Fund Revenues

In accordance with the ASC 606, Revenue from Contracts with Customers, our consolidated funds apply the five-step framework in determining the timing and amount of revenue to recognize. This framework requires an entity to: (i) identify the contract(s) with customers, (ii) identify the performance obligations within the contract, (iii) determine the transaction price, (iv) allocate the transaction price to the performance obligations within the contract, and (v) recognize revenue when or as the entity satisfies a performance obligation. Our consolidated funds’ revenues primarily consist of hospitality revenues and rental income.

Consolidated funds – Hospitality revenue

Hospitality revenues are comprised of charges for room rentals, food and beverage sales, and other hotel operating activities. Revenues are recognized as earned, which is defined as the date upon which a guest occupies a room or utilizes the hotel’s services. Revenues are recorded net of sales tax.

Our consolidated funds have performance obligations to provide accommodations and other ancillary services to hotel guests. As compensation for such goods and services, the consolidated funds are typically entitled to a fixed nightly fee for an agreed upon period and additional fixed fees for any ancillary services purchased. These fees are generally payable at the time the hotel guest checks out of the hotel. The consolidated funds generally satisfy the performance obligations over time and recognize the revenue from room sales and from other ancillary guest services on a daily basis, as the rooms are occupied, and the services have been rendered.

For food and beverage, revenue is recognized upon transfer of promised products or services to customers in an amount that reflects the consideration the consolidated funds received in exchange for those services, which is generally when payment is tendered at the time of sale.

The consolidated funds receive deposits for events and rooms. Such deposits are deferred and included in Other liabilities on the accompanying consolidated balance sheets. The deposits are credited to income when the specific event takes place.

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Consolidated funds – Other revenue

Included in Consolidated funds – Other revenue is rental income which includes the revenues generated primarily by the rental operations of the residential (multi-family and single-family) properties of our consolidated funds. The consolidated funds’ revenues generated by residential properties, consists of rental income that each tenant pays in accordance with the terms of each lease and are reported on a straight-line basis over the initial noncancelable term of the lease, net of any concessions, and recognized when earned and collectability is reasonably assured. These revenues are recorded net of any sales and occupancy taxes collected from tenants. Rental income is not within the scope of ASC 606 and would fall under ASC 840 - Leases (or ASC 842 - Leases, when effective).

Consolidated Fund Expenses

Consolidated fund expenses consist primarily of costs, expenses and fees that are incurred by, or arise out of the operation and activities of or otherwise related to, our consolidated funds, including, without limitation, operating costs, depreciation and amortization, interest expense on debt held by our consolidated funds, gain on disposition of real estate assets, insurance expenses, professional fees and other costs associated with administering and supporting those funds.

Fair Value of Financial Instruments

The fair value of financial instruments is disclosed in accordance with ASC 825, Financial Instruments. The fair value of our financial instruments is estimated using available market information and established valuation methodologies. The estimates of fair value are not necessarily indicative of the amounts the consolidated funds could realize on disposition of the financial instruments. The use of different market assumptions and/or valuation methodologies may have a material effect on the estimated fair value amounts.

Recently Issued Accounting Pronouncements

See Note 2 – Summary of Significant Accounting Policies in the notes to our accompanying consolidated financial statements for a discussion of recently issued accounting pronouncements.

Item 3. Directors and Officers

Directors, Executive Officers and Significant Employees

The Company’s executive officers and directors are listed below. The executive officers are full-time employees.

Name	Position	Age
John C. "Chris" Loeffler, II	Chief Executive Officer and Chairman of the Board	37
Jennifer Schrader	President & Chief Operating Officer and Director	40
Jade Leung	Chief Financial Officer	48
Roy Bade	Chief Development Officer	59
John Hartman	Chief Investment Officer	56
Will Meris	EVP/Managing Director	56

Directors and Executive Officers

Each of our directors holds office until the next annual meeting of our stockholders or until his/her successor has been elected and qualified, or until his/her death, resignation, or removal. Our executive officers are appointed by our board of directors and hold office until their death, resignation, or removal from office.

All of our executive officers and significant employees work full-time for us. There are no family relationships between any director, executive officer, or significant employee. During the past five years, none of the persons identified above has been involved in any bankruptcy or insolvency proceeding or convicted in a criminal; proceeding, excluding traffic violations and other minor offenses.

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Business Experience

The following is a brief overview of the education and business experience of each of our directors and executive officers during at least the past five years, including their principal occupations or employment during the period, the name and principal business of the organization by which they were employed:

John C. “Chris” Loeffler, II, Chief Executive Officer

Mr. Loeffler has served as the CEO and Chairman of Caliber’s Board of Directors since its inception. As CEO, Mr. Loeffler directs and executes global strategy, oversees investments and fund management, and contributes to private and public capital formation. As a Co-Founder Mr. Loeffler took an early role forming the Company’s financial and operational infrastructure and navigating the vertical integration of all real estate and investment services.

Prior to forming Caliber, Mr. Loeffler served as a Senior Associate in the audit and assurance practice for PwC in Phoenix, Arizona, completing public company audits, developing control systems, and completing several acquisition or sale transactions. Some of Mr. Loeffler’s clients included Honeywell International, Inc., CSK Auto Inc., Verizon Communications, Inc., Republic Services, Inc., Car Wash Partners, Inc., and the Arizona Diamondbacks.

Mr. Loeffler earned a Bachelor of Science degree in Business Administration with a concentration in Accounting from California Polytechnic State University, San Luis Obispo. Mr. Loeffler also attended Universidad Complutense de Madrid (University of Madrid) in Madrid, Spain. In addition, Mr. Loeffler is a Board Director for Qwick, Inc., a venture-funded hospitality staffing marketplace.

Jennifer Schrader, President & Chief Operating Officer

Ms. Schrader has served as the President and COO and as a director of Caliber since its inception. Ms. Schrader directly oversees all Caliber asset management activities including the execution of each investment’s business plan and the management of the real estate services delivered by Caliber or third-party vendors to Caliber’s assets. In addition, Ms. Schrader oversees daily operations at Caliber and manages talent development and resource management. Previously, Ms. Schrader held the Designated Broker position with Caliber Realty Group, LLC from 2013 through 2015. She maintains her Arizona real estate license, current, as Associate Broker.

Prior to forming Caliber, Ms. Schrader was the Managing Partner of First United Equites, LLC, a Michigan business focused on acquiring, renovating and selling homes for profit. Ms. Schrader obtained her real estate license in Michigan in 2005 and was a top performer within Keller Williams Commerce Market Center.

Ms. Schrader attended Lawrence Technological University in Michigan where she studied architecture and interior architecture. She possesses a Real Estate Broker’s license from the Arizona School of Real Estate and Business. Ms. Schrader serves on the Colangelo College of Business Advisory Board for Grand Canyon University in Phoenix, Arizona.

Jade Leung, Chief Financial Officer

Mr. Leung has served as Caliber’s CFO and corporate secretary since April 2017. As CFO, Mr. Leung oversees all aspects of accounting and controllership, financial planning and analysis, tax, financial reporting, and treasury functions at Caliber. Mr. Leung is also responsible for the strategic direction of Caliber’s information technology and data security initiatives.

Before being named CFO, Mr. Leung served as Caliber’s Vice President of Finance and was responsible for managing and streamlining the Company’s accounting and compliance functions across all divisions and functions. In August 2016, he was also named the Chief Compliance Officer for the Company’s Arizona issuer-dealer, Caliber Securities, LLC, which established a new revenue stream for the Caliber group of companies.

Prior to joining Caliber, Mr. Leung spent 12 years with PwC, most recently as Senior Manager in audit and assurance services in Los Angeles, CA where he managed audit and accounting advisory services for some of PwC’s largest Fortune 500 companies in the United States, Canada, and Japan. Notably, Mr. Leung participated in over $1 billion dollars of public market transactions and financing arrangements for companies including First Solar, Inc., American Express Company, Mitsubishi UFJ Financial Group, and Rural/Metro Corporation.

Mr. Leung earned an accounting degree from Ryerson University and Bachelor of Arts degree in Psychology from the University of British Columbia. Jade holds an active CPA license in the states of Arizona and Maine.

Roy Bade, Chief Development Officer

Mr. Bade has served as the Chief Development Officer (“CDO”) of Caliber since November 2019. Roy is responsible for managing real estate service lines provided by Caliber’s vertically integrated group of operating businesses. His four areas of responsibility include vertical and horizontal real estate development, construction, acquisitions, and project financing.

Mr. Bade joined Caliber in 2014 as Fund Manager and was quickly promoted to Executive Vice President and Fund Manager. He was responsible for maximizing returns on existing properties and managing Caliber’s development and construction activity.

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For nearly 30 years prior to joining Caliber, Mr. Bade acted as the principal and managing partner of two businesses, Bade Commercial Services Inc and BCS Development Group, LLC, which included development, construction, and property management of commercial, retail and industrial properties throughout Phoenix, Arizona. During this time, Mr. Bade developed, constructed and owned over 750,000 square feet of property.

Mr. Bade graduated from Washington State University with a Bachelor of Science in Business Information Systems, holds a Commercial General Contractor’s license, and holds an Arizona Real Estate Broker’s license.

John Hartman, Chief Investment Officer

Mr. Hartman has served as Caliber’s CIO since September 2021. As CIO, Mr. Hartman is responsible for all of Caliber’s private funds, private syndications, and public products such as REIT’s and DST’s. Mr. Hartman joined Caliber in December of 2020 as a consultant and was then hired to fill the role of Executive Vice President and CIO. From January 2020 until joining Caliber he was a Managing Director and equity partner of Republic Capital Partners, a commercial real estate merchant bank, where he oversaw the investor marketing and capital formation activities, including deal sourcing and negotiation. Prior to that, he was Chief Executive Officer and a member of the board of directors of Gadsden Properties, a publicly traded real estate company from June 2016 to January 2020. Prior to joining Gadsden, Mr. Hartman was CEO of Landwin Realty Trust, a REIT created out of the merger of several private equity real estate funds from February 2014 to June 2016.

Mr. Hartman also served as a Managing Director of Astrum Investment Management; a $50 million private equity real estate fund focused on C-credit middle-market industrial sale/leasebacks from August 2011 to February 2014. Earlier in his career, Mr. Hartman held the position of Chief Financial Officer for Global Facilities Development, a national commercial real estate development and site selection company, focused on historical rehabilitations for high-tech reuse, primarily data centers, between 2009 and 2011. He has also served as President and CEO of Silverado Financial (SLVO), a publicly traded real estate finance company. Mr. Hartman has held leadership roles at private and public real estate firms including institutionally backed private equity real estate funds, where he managed capital formation, due diligence, underwriting, and acquisitions. Mr. Hartman has acquired/developed over $2B in commercial real estate. Mr. Hartman holds a bachelor’s degree from San Jose State University and an MBA from California Coast University. Mr. Hartman is a licensed real estate broker in Arizona.

Will Meris, EVP/Managing Director

Mr. Meris is Caliber’s EVP/Managing Director for the Caliber Companies. Mr. Meris brings over 25 years of experience in private equity management, capital raising, entrepreneurial wins, regulatory oversight, and operational vision. Since joining Caliber in September 2021, Mr. Meris oversees Caliber's Marketing and Wealth Development departments and assists in the acquisition and management of the company’s capital investments.

Prior to joining Caliber, Mr. Meris was the Managing Director of Excelsa Capital, a subsidiary of Juniper Real Estate from August 2019 to August 2021. Mr. Meris’s primary expertise was centered in the hospitality sector. Juniper projects with which he has been involved include the Virgin Hotel in Las Vegas and Bishop's Lodge Resort in Santa Fe, NM. Additionally, from July 2017 to August 2019, Mr. Meris was the Managing Director of the L’Auberge de Sonoma Resort Fund which handled fund management and capital formation activities for the MacArthur Place Hotel in Sonoma, CA.

With a vast background in private equity and venture capital, Mr. Meris currently sits on several boards of early-stage growth companies. Mr. Meris earned a Bachelor of Science degree in Business Administration with a minor in Finance from Arizona State University in 1989.

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Advisory Board

We have established an Advisory Board whose purpose is to provide non-binding strategic advice and guidance in connection with corporate and strategic matters relating to our business. The Advisory Board is an informal committee of members selected by the executive management of the Company. While the Advisory Board provides valuable assistance to the Company, unlike the Company’s Board of Directors, the Advisory Board has no authority to vote on corporate matters, nor does the Advisory Board bear legal fiduciary responsibilities to the Company. Each member of our Advisory Board is compensated $50,000 a year for their services as an Advisory Board member. They have also each been granted non-statutory stock options subject to a vesting schedule, which enables each party to purchase up to 25,000 shares of Class A Common Stock of the Company.

The following are the biographies of the current members of our Advisory Board:

William J. Gerber, Director Nominee

Mr. Gerber has been a member of our Advisory Board since April 2019. Mr. Gerber has acted as a consultant since October 2015. From October 2006 to October 2015 Mr. Gerber served as Chief Financial Officer of TD Ameritrade Holding Corporation (Nasdaq: AMTD) (“TD Ameritrade”), a provider of securities brokerage services and related technology-based financial services to retail investors, traders and independent registered investment advisors, and has extensive financial experience. In May 2007, he was named Executive Vice President of TD Ameritrade. In his role as Chief Financial Officer, he oversaw investor relations, business development, certain treasury functions and finance operations, including accounting, business planning and forecasting, external and internal reporting, tax and competitive intelligence. From May 1999 until October 2006, he served as the Managing Director of Finance at TD Ameritrade, during which time he played a significant role in evaluating merger and acquisition opportunities.

Prior to joining TD Ameritrade, he served as Vice President of Acceptance Insurance Companies, Inc., where he was responsible for all aspects of mergers and acquisitions, investment banking activity, banking relationships, investor communications and portfolio management. Prior to joining Acceptance, Mr. Gerber spent eight years with Coopers & Lybrand, now known as PwC, serving as an audit manager primarily focusing on public company clients.

Mr. Gerber was named to Institutional Investor Magazine’s All-America Executive Team as one of the top three CFOs in the Brokerage, Asset Managers and Exchanges category (2012 and 2013). He was also named a member of the CNBC CFO Council (2013 and 2014). Since January 2017, he has served on the Board of Directors of Northwestern Mutual Series Fund, a mutual fund company. He has also served on the Board of Directors of the U.S. holding company for the Royal Bank of Canada since July 2016 and Streck, Inc., a privately held company, since March 2015. In addition, he serves on the Boys Town National Board of Trustees. Mr. Gerber holds a B.B.A. in Accounting from the University of Michigan. Mr. Gerber holds a CPA license in the state of Michigan. Mr. Gerber’s extensive financial knowledge in securities, technology-based financial services, business development, treasury functions and mergers and acquisitions add significant value to the Advisory Board.

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Christopher Pair Garza, Director Nominee

Mr. Pair has been a member of our Advisory Board since May 2019. Mr. Pair currently serves as President of MD Nutrition PBC, a Consulting, Management, Advisory firm. Prior to this he was with Plexus Worldwide as President of Operations and International. In this role, he oversaw the Company’s distribution, manufacturing, logistics, finance and accounting departments, information technology department, legal, compliance, quality, international and project management department.

Previously, Mr. Pair was both President and Chief Executive Officer of Herbalife Nutrition, the $5 billion Public/Global Nutrition/Personal Care Company. Before becoming CEO, Mr. Pair’s primary responsibility as EVP/COO was international expansion. He personally established operations in 35 countries on 5 continents with typical operating profit within six months. In addition, he managed all aspects of global business operations, including distribution, regulatory compliance, building Shanghai manufacturing facilities, buying raw materials, establishing sales and marketing campaigns, managing inventory and product development. He is recognized as an expert in international network marketing and direct sales.

Since the successful sale of Herbalife to Whitney and Company, Mr. Pair has also been the President of Cynergy Partners, Inc., a Consulting Company he founded. The Company specializes in the consumer product, network marketing, and international expansion elements of the global business community; and has completed a number of successful assignments.

Mr. Pair is also the former Vice-Chairman and a Director of The Direct Selling Association, as well as a former Director of the Consumer Health Products Association. Mr. Pair holds a Master of Business Administration and a Bachelor of Science in Business Administration from the University of Redlands. Christopher Pair Garza’s numerous years of experience in finance, information technology, regulatory compliance, legal understanding, and international and global business operations bring important expertise to the oversight and development of our business.

Michael Trzupek, Director Nominee

Mr. Trzupek has been a member of our Advisory Board since May 2019. Mr. Trzupek was formerly the Chief Financial Officer of Core Scientific, one of the largest digital asset mining infrastructure providers in North America.

Prior to joining Core Scientific, Mr. Trzupek served as the Chief Financial Officer of Premera Blue Cross, Washington’s leading health plan. Mr. Trzupek oversees accounting, financial planning and analysis, investment and treasury. Prior to joining Premera Blue Cross, Mr. Trzupek served as Group Vice President for Providence St. Joseph Health System, executing finance functions, strategic planning and budgeting, as well as the evaluation of affiliations, acquisitions and strategic investments. Prior to Providence St. Joseph Health System, he was a Corporate Finance General Manager at Microsoft, focused on business planning for the Company’s hardware products, including Xbox and Surface. Mr. Trzupek began his financial career at Intel.

Mr. Trzupek received his Master of Business Administration from the University of Chicago. He is a member of the Board of Directors at the Seattle Aquarium, as well as a former Advisory Board member for eCapital Advisors. Michael Trzupek provides our Advisory Board with invaluable knowledge and insight in executive finance functions, strategic planning, and budgeting, as well as the evaluation of affiliations, acquisitions, and strategic investments.

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Compensation of Directors and Executive Officers

Compensation of our Executive officers for the fiscal years ended December 31, 2021 and December 31, 2020 was as follows:

		2021				2020
Name	Position	Salary ($)	Bonus ($) (1)	All Other Compensation ($) (2)	Total ($)	Salary ($)	Bonus ($) (1)	All Other Compensation ($) (2)	Total ($)
Chris Loeffler	Chief Executive Officer/Co-Founder	255,693	31,810	10,211	297,714	254,690	83,750	-	338,440
Jennifer Schrader	President and Chief Operating Officer/Co-Founder	255,693	31,810	9,995	297,498	254,690	83,750	-	338,440
Jade Leung	Chief Financial Officer	233,402	53,630	9,558	296,590	230,993	150,900	-	381,893
Roy Bade	Chief Development Officer	225,965	41,472	8,499	275,936	230,993	-	-	230,993
John Hartman	Chief Investment Officer	233,641	5,000	-	238,641	-	-	-	-
Will Meris	Executive Vice President/Managing Director	75,000	5,000	-	80,000	-	-	-	-

(1)	The amounts reported in this column reflect the annual cash bonus payments made for performance.

(2)	The amounts reported in this column represent employer 401(k) contributions.

Director Compensation

In April and May 2019, our advisory board entered into agreements with the Company to serve as the Company’s board of directors. Effective upon formal approval of the board the compensation for the board include:

(i)	an annual sum of $50,000; and

(ii)	stock options of 25,000 shares of the Company’s common stock granted under the Company’s 2017 Incentive Stock Plan. See “2017 Incentive Stock Plan” below for more detail.

During the years ended December 31, 2021 and 2020, the Company’s advisory board of directors each earned total compensation of $50,000, resulting in total board of director compensation of $150,000.

Employment Agreements

We have employment agreements with each of Chris Loeffler, our CEO and co-founder, Jennifer Schrader, our President, COO, and co-founder, Jade Leung, our CFO and Roy Bade, our CDO. The agreements provide for at-will employment and set forth each officer’s initial equity or stock option grant amounts and eligibility for employee benefits consistent with the terms included in the tables above. In addition, the agreements provide an auto allowance equal to $19,500 per year and severance equal to 12 months of salary upon termination without cause or voluntary resignation for good reason.

Other than the employment agreements described above, we have not entered into any arrangements providing for payments or benefits in connection with the resignation, severance, retirement or other termination of any of our named executive officers, changes in their compensation or a change in control.

2017 Incentive Stock Plan

We have adopted a 2017 Incentive Stock Plan (the “Plan”). An aggregate of 5,000,000 shares of our common stock is reserved for issuance and available for awards under the Plan, including incentive stock options granted under the Plan. In December 2021 the Plan was amended and restated to increase the number of shares of our common stock reserved for issuance to 10,000,000 aggregate shares. The Plan administrator may grant awards to any employee, director, consultant or other person providing services to us or our affiliates. As of December 31, 2021 and 2020, options representing 3,454,790 and 3,453,100 shares have been awarded and are outstanding under the Plan, respectively. As of December 31, 2021, restricted stock units representing 682,696 shares have been awarded and are outstanding under the Plan. No restricted stock units were awarded or were outstanding during the year ended December 31, 2020.

The Plan shall be initially administered by the Board. The Plan administrator has the authority to determine, within the limits of the express provisions of the Plan, the individuals to whom awards will be granted, the nature, amount and terms of such awards and the objectives and conditions for earning such awards. The Board may at any time amend or terminate the Plan, provided that no such action may be taken that adversely affects any rights or obligations with respect to any awards previously made under the Plan without the consent of the recipient. No awards may be made under the Plan after the tenth anniversary of its effective date.

Awards under the Plan may include incentive stock options, nonqualified stock options, restricted shares of common stock and restricted stock units.

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Stock Options. The Plan administrator may grant to a participant options to purchase our common stock that qualify as incentive stock options for purposes of Section 422 of the Internal Revenue Code (“incentive stock options”), options that do not qualify as incentive stock options (“non-qualified stock options”) or a combination thereof. The terms and conditions of stock option grants, including the quantity, price, vesting periods, and other conditions on exercise will be determined by the Plan administrator. The exercise price for stock options will be determined by the Plan administrator in its discretion, but non-qualified stock options and incentive stock options may not be less than 100% of the fair market value of one share of our company’s common stock on the date when the stock option is granted. Additionally, in the case of incentive stock options granted to a holder of more than 10% of the total combined voting power of all classes of our stock on the date of grant, the exercise price may not be less than 110% of the fair market value of one share of common stock on the date the stock option is granted. Stock options must be exercised within a period fixed by the Plan administrator that may not exceed ten years from the date of grant, except that in the case of incentive stock options granted to a holder of more than 10% of the total combined voting power of all classes of our stock on the date of grant, the exercise period may not exceed five years. At the Plan administrator’s discretion, payment for shares of common stock on the exercise of stock options may be made in cash, shares of our common stock held by the participant or in any other form of consideration acceptable to the Plan administrator (including one or more forms of “cashless” or “net” exercise).

Restricted Shares and Restricted Units. The Plan administrator may award to a participant shares of common stock subject to specified restrictions (“restricted shares”). Restricted shares are subject to forfeiture if the participant does not meet certain conditions such as continued employment over a specified forfeiture period and/or the attainment of specified performance targets over the forfeiture period.

Key Man Insurance

We own key man life insurance policies in the amounts of $15.6 million for Mr. Loeffler and Ms. Schrader, respectively. If Mr. Loeffler were to pass away, the proceeds of the key man policy could be utilized by his surviving spouse as a source of cash to require Caliber to acquire all or part of Mr. Loeffler’s stock holdings and place them back into Caliber’s treasury, with the proceeds being forwarded to Mr. Loeffler’s estate. Mr. Loeffler’s surviving spouse would have discretion in deciding to utilize the funds for this purpose. The funds could also be utilized to offset the cost of finding and recruiting a new CEO. If Ms. Schrader were to pass away, the proceeds of that policy would be required to be utilized by the Company as a source of cash to acquire all or part of her stock holdings to be placed in Caliber’s treasury with the proceeds being paid to Ms. Schrader’s estate. Part of the proceeds may also be utilized to offset the cost of sourcing and recruiting a replacement executive leader for Ms. Schrader.

Item 4. Security Ownership of Management and Certain Security Holders

As of December 31, 2021, the following table sets forth information regarding the beneficial ownership of our capital by:

•	each person, or group of affiliated persons, known by us to beneficially own 5% or more of our common stock;

•	each of our named executive officers;

•	all of our current executive officers and directors as a group

The information presented below regarding beneficial ownership of our voting securities has been presented in accordance with the rules of the Commission and is not necessarily indicative of ownership for any other purpose. Under these rules, a person is deemed to be a “beneficial owner” of a security if that person has or shares the power to vote or direct the voting of the security or the power to dispose or direct the disposition of the security. A person is deemed to own beneficially any security as to which such person has the right to acquire sole or shared voting or investment power within sixty (60) days through the conversion or exercise of any convertible security, warrant, option, or other right. More than one (1) person may be deemed to be a beneficial owner of the same securities. The percentage of beneficial ownership by any person as of a particular date is calculated by dividing the number of shares beneficially owned by such person, which includes the number of shares as to which such person has the right to acquire voting or investment power within sixty (60) days, by the sum of the number of shares outstanding as of such date. Consequently, the denominator used for calculating such percentage may be different for each beneficial owner. Except as otherwise indicated below and under applicable community property laws, we believe that the beneficial owners of our common stock listed below have sole voting and investment power with respect to the shares shown.

31

Unless otherwise noted below, the address of each person listed on the table is c/o Caliber, 8901 E. Mountain View Rd., Ste 150, Scottsdale, Arizona 85258.

	Shares Beneficially Owned (1)
	Class A Common Stock			Class B Common Stock			% Total Voting
Name of Beneficial Owner	Shares		%	Shares		%	Power (2)
Named Executive Officers and Directors
Jennifer Schrader (3)	-		-	6,239,846		50.02%	43.85%
John C. Loeffler, II	-		-	6,234,846	(9)	49.98%	43.82%
Roy Bade	868,855	(4)	4.95%	-		-	*
Jade Leung	750,000	(5)	4.28%	-		-	*
Directors and Executive Officers as a Group (4 Persons)	1,618,855	(6)	9.23%	12,474,692		100.00%	87.76%
5% Beneficial Owners:
Donnie Schrader (3)(7)(8)	5,893,346		33.60%	-		-	4.14%

(1)	Applicable percentage ownership is based on 17,540,477 shares of Class A Common Stock and 12,474,692 shares of Class B Common Stock outstanding as of December 31, 2021. Does not give effect to (i) the conversion of shares of Series A Preferred Stock to Class A Common Stock, (ii) the conversion of convertible debt securities into Class A Common Stock or (iii) the possible issuance of shares of Class A Common Stock further to the Consultant Dispute. None of the named executive officers and directors or Donnie Schrader beneficially own any shares of Series A Preferred Stock or convertible debt securities. In addition, no holder of convertible debt would become a beneficial owner of 5% or more of the Company’s Class A Common Stock should any such holder convert all convertible debt held by such holder within 60 days of December 31, 2021.

(2)	Percentage total voting power represents voting power with respect to all shares of our Class A Common Stock and Class B Common Stock, as a single class. Each holder of Class B Common Stock shall be entitled to ten votes per share of Class B Common Stock and each holder of Class A Common Stock shall be entitled to one vote per share of Class A Common Stock on all matters submitted to our stockholders for a vote. The Class A Common Stock and Class B Common Stock vote together as a single class on all matters submitted to a vote of our stockholders, except as may otherwise be required by law. The Class B Common Stock is convertible at any time by the holder into shares of Class A Common Stock on a share-for-share basis.

(3)	Jennifer and Donnie Schrader are married, and each disclaims beneficial ownership over the other’s stock holdings.

(4)	Includes 750,000 stock options vested as of and exercisable within 60 days of December 31, 2021.

(5)

Represents 750,000 stock options and options exercisable within 60 days of December 31, 2021. Excludes 200,000 vested restricted stock units. The restriction is removed when the Company completes an initial public offering and exchange listing.

(6)	Includes 1,500,000 vested stock options and options exercisable within 60 days of December 31, 2021.

(7)

In September 2018, we agreed to repurchase all 6,239,846 shares (“Buyback Program”) owned by Donnie Schrader for $2.70 per share of common stock in exchange for an amendment to his shareholder voting rights and other company protections. Among other things, the Buyback Program is terminated when the Company completes an initial public offering and is listed on a national exchange. The shares are being reacquired at various amounts ranging from 6,000 to 10,000 units on a monthly basis until such time as we have satisfied the termination conditions or until all of the shares have been reacquired, which could be in 2075. As of December 31, 2021, an aggregate of 346,500 shares had been repurchased by the Company. Notwithstanding the terms of the Buyback Program, the Company has agreed to redeem up to an aggregate of 613,085 shares subject to monthly repurchase further to the Buyback Program at a price of $4.00 per share. By way of example only, if (i) two months have elapsed from the date of the offering circular, (ii) the Company has sold an aggregate of $25.0 million of Series B Preferred further of the offering circular and (iii) the Company has not completed its initial public offering and its stock is not listed on a national exchange, 613,085 shares held by Donnie Schrader would be redeemed by the Company at a price of $4.00 per share and 12,000 shares would be repurchased at a price of $2.70 per share further to the terms of the Buyback Program (6,000 shares per month for two months).

32

(8)	Represents remaining common stock as of December 31, 2021.

(9)	Includes 3,117,423 shares held in The C LO 2021 Irrevocable Trust under agreement to which John C. Loeffler is trustee.

Item 5. Interest of Management and Others in Certain Transactions

See Note 7 – Related Party Transactions of our accompanying consolidated financial statements for a detailed discussion of the Company’s transactions with related parties.

Item 6. Other Information

None

33

Item 7. Financial Statements

CaliberCos Inc. and Subsidiaries

CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED

DECEMBER 31, 2021 AND 2020

34

CaliberCos Inc. and Subsidiaries

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

INDEPENDENT AUDITOR’S REPORT

To the Stockholders and Board of Directors of CaliberCos, Inc. and Subsidiaries

Opinion

We have audited the consolidated financial statements of CaliberCos, Inc. and subsidiaries (the “Company”), which comprise the consolidated balance sheets as of December 31, 2021 and 2020, and the related consolidated statements of operations, changes in stockholders’ equity and cash flows for the years then ended, and the related notes to the consolidated financial statements (collectively referred to as the "financial statements").

In our opinion, the accompanying financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2021 and 2020, and the results of its operations and its cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

Basis for Opinion

We conducted our audits in accordance with auditing standards generally accepted in the United States of America (GAAS). Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Financial Statements section of our report. We are required to be independent of the Company and to meet our other ethical responsibilities, in accordance with the relevant ethical requirements relating to our audits. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Responsibilities of Management for the Financial Statements

Management is responsible for the preparation and fair presentation of the financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for one year after the date that the financial statements are available to be issued.

Auditor’s Responsibilities for the Audit of the Financial Statements

Our objectives are to obtain reasonable assurance about whether the financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with GAAS will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the financial statements.

In performing an audit in accordance with GAAS, we:

•	Exercise professional judgment and maintain professional skepticism throughout the audit.
•	Identify and assess the risks of material misstatement of the financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements.
•	Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, no such opinion is expressed.
•	Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the financial statements.
•	Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control-related matters that we identified during the audit.

/s/ DELOITTE & TOUCHE LLP

Phoenix, AZ

April 28, 2022

CaliberCos Inc. and Subsidiaries

Consolidated Balance Sheets

(amounts in thousands, except for share and per share data)

	December 31,
	2021	2020
Assets
Cash	$1,606	$1,821
Restricted cash	1,000	11
Real estate investments, net	126	3,215
Real estate assets held for sale	1,816	-
Due from related parties	5,618	1,300
Investments in unconsolidated entities	2,382	1,543
Prepaid and Other assets	1,433	871
Assets of consolidated funds
Cash	6,772	4,711
Restricted cash	7,154	4,272
Real estate investments, net	184,472	191,796
Real estate assets held for sale	9,142	-
Accounts receivable, net	1,215	701
Notes receivable - related parties	20,102	14,641
Due from related parties	205	150
Prepaid and Other assets	2,605	2,305
Total assets	$245,648	$227,337

The accompanying notes are an integral part of these consolidated financial statements

CaliberCos Inc. and Subsidiaries

Consolidated Balance Sheets (Continued)

(amounts in thousands, except for share and per share data)

	December 31,
	2021	2020
Liabilities and Stockholders' Equity
Notes payable	$6,810	$5,940
Notes payable - related parties	855	95
Accounts payable and accrued expenses	6,551	3,690
Buyback obligation	12,704	13,021
Due to related parties	727	242
Other liabilities	867	1,067
Liabilities of consolidated funds
Notes payable, net	147,389	140,286
Notes payable - related parties	5,165	2,216
Accounts payable and accrued expenses	8,534	6,758
Due to related parties	390	-
Other liabilities	5,963	5,584
Total liabilities	195,955	178,899

Commitments and Contingencies

Stockholders' Equity
Preferred stock Series B, $0.001 par value; 12,500,000 shares authorized, 2,775,724 shares and 851,454 shares issued and outstanding as of December 31, 2021 and 2020, respectively	-	-
Common stock Class A, $0.001 par value; 100,000,000 shares authorized, 17,540,477 and 17,474,808 shares issued and outstanding as of December 31, 2021 and 2020, respectively	17	17
Common stock Class B, $0.001 par value; 15,000,000 shares authorized, 12,474,692 shares issued and outstanding as December 31, 2021 and 2020, respectively	12	12
Paid-in capital	29,237	22,039
Less treasury stock, at cost, 346,500 and 226,500 shares repurchased and 5,893,346 and 6,013,346 forward repurchase shares as of December 31, 2021 and 2020, respectively	(13,626)	(13,626)
Accumulated deficit	(24,729)	(24,780)
Stockholders' deficit attributable to CaliberCos Inc.	(9,089)	(16,338)
Stockholders' equity attributable to noncontrolling interests	58,782	64,776
Total Stockholders' Equity	49,693	48,438
Total Liabilities and Stockholders' Equity	$245,648	$227,337

The accompanying notes are an integral part of these consolidated financial statements

CaliberCos Inc. and Subsidiaries

Consolidated Statements of Operations

(Amounts in thousands, except per share data)

	Years Ended December 31,
	2021	2020
Revenues
Asset management fees	$3,476	$2,754
Performance allocations	733	299
Transaction and advisory fees	5,666	3,415
Consolidated funds – Hospitality revenue[1]	40,837	27,676
Consolidated funds – Other revenue[1]	5,321	3,733
Total revenues	56,033	37,877

Expenses
Operating Costs	9,685	10,972
General and administrative	5,307	2,751
Marketing and Advertising	1,536	1,086
Depreciation and amortization	83	151
Consolidated funds - Hospitality expenses[1]	55,999	44,718
Consolidated funds - Other expenses[1]	5,532	4,509
Total expenses	78,142	64,187

Other expenses (income), net	(1,653)	(86)
Interest income	(1)	(7)
Interest expense	712	(672)
Net Loss Before Income Taxes	(21,167)	(25,545)
Provision for (benefit from) income taxes	-	-
Net Loss	(21,167)	(25,545)
Net loss attributable to noncontrolling interests	(20,469)	(20,099)
Net Income (Loss) Attributable to CaliberCos Inc.	$(698)	$(5,446)
Basic net income (loss) per share attributable to common stockholders	$(0.02)	$(0.19)
Diluted net income (loss) per share attributable to common stockholders	$(0.02)	$(0.19)
Weighted average common shares outstanding:
Basic	29,980	20,392
Diluted	29,980	20,392

1 See Note 2 – Summary of Significant Accounting Policies and Note 3 - VIEs

The accompanying notes are an integral part of these consolidated financial statements

CaliberCos Inc. and Subsidiaries

Consolidated Statements of Changes in Stockholders’ Equity

(Amounts in thousands)

			CaliberCos Inc.
	Preferred Stock		Common Stock
			Common Stock		Class A		Class B
	Shares	Par Value	Shares	Par Value	Shares	Par Value	Shares	Par Value	Paid in Capital	Treasury Stock	Accumulated Deficit	Noncontrolling Interests	Total Stockholders' Equity
Balances as of December 31, 2019	-	$-	-	$-	15,611	$15	12,475	$12	$14,860	$(13,626)	$(19,090)	$28,015	$10,187
Issuance of common stock	-	-	-	-	19	-	-	-	35	-	-	-	35
Conversion of Series A preferred stock to Class A Common Stock	-	-	-	-	2,072	2	-	-	3,848	-	-	-	3,850
Issuance of preferred stock	851	-	-	-	-	-	-	-	3,406	-	-	-	3,406
Equity based compensation expense	-	-	-	-	-	-	-	-	(110)	-	-	-	(110)
Distribution to preferred stockholders	-	-	-	-	-	-	-	-	-	-	(244)	-	(244)
Contributions from noncontrolling interest holders	-	-	-	-	-	-	-	-	-	-	-	14,131	14,131
Redemptions of noncontrolling interest	-	-	-	-	-	-	-	-	-	-	-	(3,720)	(3,720)
Distributions to noncontrolling interest holders	-	-	-	-	-	-	-	-	-	-	-	(2,439)	(2,439)
Consolidation of VIEs	-	-	-	-	-	-	-	-	-	-	-	48,888	48,888
Net loss	-	-	-	-	-	-	-	-	-	-	(5,446)	(20,099)	(25,545)
Balances as of December 31, 2020	851	$-	-	$-	17,702	$17	12,475	$12	$22,039	$(13,626)	$(24,780)	$64,776	48,438
Issuance of preferred stock	1,925	-	-	-	-	-	-	-	7,174	-	-	-	7,174
Issuance of common stock	-	-	-	-	-	-	-	-	-	-	-	-	-
Equity based compensation expense	-	-	-	-	-	-	-	-	24	-	-	-	24
Contributions from noncontrolling interest holders	-	-	-	-	-	-	-	-	-	-	-	24,983	24,983
Redemptions of noncontrolling interest holders	-	-	-	-	-	-	-	-	-	-	-	(7,108)	(7,108)
Distributions to noncontrolling interest holders	-	-	-	-	-	-	-	-	-	-	-	(3,907)	(3,907)
Consolidation of VIE	-	-	-	-	-	-	-	-	-	-	-	(34)	(34)
Deconsolidation of VIEs	-	-	-	-	-	-	-	-	-	-	942	541	1,483
Other	-	-	-	-	-	-	-	-	-	-	(193)	-	(193)
Net (loss) income	-	-	-	-	-	-	-	-	-	-	(698)	(20,469)	(21,167)
Balances as of December 31, 2021	2,776	$-	-	$-	17,702	$17	12,475	$12	$29,237	$(13,626)	$(24,729)	$58,782	$49,693

The accompanying notes are an integral part of these consolidated financial statements

CaliberCos, Inc. and Subsidiaries

Consolidated Statements of Cash Flows

(amounts in thousands)

	Years Ended December 31,
	2021	2020
Cash Flows From Operating Activities
Net loss	$(21,167)	$(25,545)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	83	146
Equity-based compensation	24	(110)
Gain on the disposition of real estate	(450)	-
Gain on extinguishment of debt	-	(1,399)
Changes in operating assets and liabilities:
Real estate assets held for sale	(3,082)	-
Due from related parties	(4,318)	3,835
Prepaid and other assets	(562)	681
Accounts payable and accrued expenses	2,861	(19)
Due to related parties	485	(859)
Other liabilities	(200)	(32)
Adjustments to reconcile net loss to net cash used in operating activities of consolidated funds:
Depreciation	10,402	7,886
Gain on the disposition of real estate	-	(122)
Gain on extinguishment of debt	(3,416)	-
Loss on retirement of real estate assets	-	458
Amortization of advanced key money	(75)	(75)
Amortization of above-market ground lease	(110)	(125)
Amortization of deferred financing costs	1,009	1,216
Changes in operating assets and liabilities of consolidated funds:
Accounts receivable, net	(651)	1,231
Due from related parties	(71)	(68)
Prepaid and other assets	(589)	366
Accounts payable and accrued expenses	1,791	(2,411)
Due to related parties	2,314	(208)
Other liabilities	707	(615)
Net cash used in operating activities	(15,015)	(15,769)

Cash Flows From Investing Activities
Proceeds from the sale of real estate assets held for sale	1,877	-
Investments in real estate assets	(110)	(209)
Investments in unconsolidated entities	(839)	(171)

Cash Flows From Investing Activities of consolidated funds
Consolidation of VIE	790	-
Deconsolidation of VIE	(408)	-
Investments in real estate assets	(9,311)	(6,368)
Acquisition of real estate assets	(4,867)	(2,869)
Funding of notes receivable - related party	(7,661)	(3,670)
Payment received of notes receivable - related party	6,215	3,619
Net cash used in investing activities	(14,314)	(9,668)

The accompanying notes are an integral part of these consolidated financial statements

CaliberCos, Inc. and Subsidiaries

Consolidated Statements of Cash Flows (Continued)

(amounts in thousands)

	Years Ended December 31,
	2021	2020
Cash Flows From Financing Activities
Proceeds from notes payable	1,400	1,399
Repayments of notes payable	(530)	(1,225)
Repayments of notes payable - related parties	(2,160)	(65)
Proceeds from the issuance of preferred stock	7,174	3,406
Proceeds from the issuance of common stock	-	35
Payments of treasury stock - buyback obligation	(317)	(291)
Dividends to preferred stockholders	-	(244)

Cash Flows From Financing Activities of consolidated funds
Capital lease payments	-	(133)
Payment of deferred financing costs	(648)	(432)
Proceeds from notes payable	21,342	26,417
Repayments of notes payable	(8,460)	(16,222)
Repayments of notes payable - related parties	(6,617)	(1,076)
Proceeds from notes payable - related parties	9,894	20
Contributions from noncontrolling interest holders	24,983	14,131
Redemptions of noncontrolling interests	(7,108)	(3,720)
Distributions to noncontrolling interest holders	(3,907)	(2,439)
Net cash provided by financing activities	35,046	19,561
Net Increase (Decrease) in Cash and Restricted Cash	5,717	(5,876)
Cash and Restricted Cash at Beginning of Period	10,815	16,691
Cash and Restricted Cash at End of Period	$16,532	$10,815

Reconciliation of Cash and Restricted Cash
Cash at beginning of period	$6,532	$11,832
Restricted cash at beginning of period	4,283	4,859
Cash and restricted cash at beginning of period	10,815	16,691

Cash at end of period	8,378	6,532
Restricted cash at end of period	8,154	4,283
Cash and restricted cash at end of period	$16,532	$10,815

The accompanying notes are an integral part of these consolidated financial statements

CALIBERCOS INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1 – Organization, Liquidity and Impact of COVID-19

Organization

CaliberCos Inc., a Delaware corporation, and its consolidated subsidiaries (collectively, the “Company”, “Caliber”, “we”, “our”, and “us”), is an alternative asset manager of private syndication and direct investment real estate funds. and provider of a full suite of traditional real estate services. The Company was formed in November 2014, and originally began as Caliber Companies, LLC, an Arizona limited liability company, which commenced operations in January 2009. We also provide various support services to the investments we manage including capital raising services, lending support, construction and development management, and real estate brokerage. Our business is organized into three reportable segments Fund Management, Development, and Brokerage. As of December 31, 2021, we had operations in Alaska, Arizona, Colorado, Nevada and Utah.

In general, our private equity real estate funds are organized as operating partnerships, in which multiple unrelated passive investors own partnership interests. In addition, we are designated as the manager and/or general partner of the partnership. Depending on the legal structure and arrangements between us and the funds, we may or may not consolidate the partnerships for financial reporting purposes. For funds in which we are determined to be the controlling party or primary beneficiary for financial reporting purposes, the fund is consolidated, and the passive investors’ ownership is presented as noncontrolling interest in the accompanying consolidated financial statements. For funds in which we are not determined to be the controlling party for financial reporting purposes, the fund is not consolidated, and any fees earned from the fund are included in fund management revenue in the accompanying consolidated financial statements. See Note 2 – Summary of Significant Accounting Policies for more detail.

In December 2019, the Company filed a Form 1-A related to a Regulation A offering (“Reg A+ Offering”). A Reg A+ Offering is an exemption to the securities registration requirement found in the Securities Act of 1933 which allows private companies to make exempt public offerings of up to $50 million in securities, as required by the Jumpstart Our Business Startups Act. Concurrently with the Reg A+ Offering, the Company entered into an agreement with SI Securities, LLC regarding the Company’s proposed offering of Series B preferred stock (“Series B”) convertible into Class A common stock pursuant to the Reg A+ Offering. In January and February 2020, the Company made amendments to and refiled its Form 1-A to its Reg A+ Offering. The offering was subsequently qualified by the Securities and Exchange Commission (“SEC”) in February 2020 and June 2020. See Note 13 – Preferred Stock for additional details relating to our Series B offered through the Reg A+ Offering.

Liquidity

The Company, through guarantees of loans held by its consolidated funds, has eight separate loans outstanding with maturity dates within the 12-month period subsequent to when these financial statements were issued with outside lenders totaling $94.7 million at December 31, 2021. Management is actively managing the potential amendments to the applicable loan agreements to include additional extension options, pay off or refinancing of these facilities. Management believes that we will be able to enter into new financing arrangements with third party lenders. See Note 6 – Notes Payable for additional details.

Impact of COVID-19

The Company continues to operate its business through the COVID-19 pandemic, including recent variants, and has taken steps to manage the effect of the pandemic on our corporate business and on the assets we manage which include, but are not limited to: (i) implementation of remote work arrangements, which has not had a material effect on our ability  to maintain our business operations; (ii) suspending/deferring any unnecessary capital improvements to our assets, unless for fire, life and safety; (iii) reducing food and beverage operations, within our hotels, in accordance with government regulations; (iv) furloughing any non-essential employees; (v) participating in the Paycheck Protection Plan program (“PPP”); and (vi) having constant communications with lenders to receive additional facilities, convert current reserves into operational reserves and suspend the minimum debt service coverage ratio requirements, when applicable, for a 12-month period.

The overall impact of COVID-19 will depend on the length of time that the pandemic continues, its effect on demand drivers for our investments, the extent to which it affects our ability to raise capital into our investment products, and the effect of governmental regulations imposed in response to the pandemic. Due to these uncertainties, the Company’s accounting estimates may change, as management’s assessment of the impacts of the COVID-19 pandemic continues to evolve.

CALIBERCOS INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 2 – Summary of Significant Accounting Policies

Accounting Policies of the Company

Basis of Presentation and Consolidation

The accompanying consolidated financial statements are prepared on the accrual basis of accounting in accordance with generally accepted accounting principles in the United States of America (“U.S. GAAP”). The accompanying consolidated financial statements include our accounts and those of our consolidated subsidiaries, which include variable interest entities (“VIEs”) where we are considered the primary beneficiary and voting interest entities (“VOEs”), where we have determined that we have a controlling financial interest, under the “Consolidations” Topic of the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) (Topic 810). The equity and net income or loss attributable to noncontrolling interests in subsidiaries is shown separately in the accompanying consolidated balance sheets, statements of operations, and statements of changes in stockholders’ equity. All intercompany balances and transactions have been eliminated in consolidation.

CALIBERCOS INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Variable Interest Entities

We determine if an entity is a VIE based on several factors, including whether the equity holders, as a group, lack the characteristics of a controlling financial interest. We make judgments regarding which types of activities most significantly impact the entity’s economic performance first on a qualitative analysis, then a quantitative analysis, if necessary. We analyze any investments in VIEs to determine if we are the primary beneficiary. A reporting entity is determined to be the primary beneficiary if it holds a controlling financial interest in a VIE.

Determining which reporting entity, if any, has a controlling financial interest in a VIE is primarily a qualitative analysis focused on identifying which reporting entity has both (i) the power to direct the activities of the entity that most significantly impact the entity’s economic performance and (ii) the obligation to absorb losses or the right to receive benefits from such entity that could potentially be significant to such entity. Performance of that analysis requires the exercise of judgement. We consolidate any VIE for which we are the primary beneficiary and disclose significant VIEs of which we are not the primary beneficiary, as well as disclose our maximum exposure to loss related to the VIEs that are consolidated. See Note 3 – VIEs for more detail.

Voting Interest Entities

Entities that do not qualify as VIEs are generally assessed for consolidation as VOEs. For VOEs, we consolidate the entity if we have a controlling financial interest in the entity. We have a controlling financial interest in a VOE if (i) for legal entities other than partnerships, we own a majority voting interest in the entity or, for limited partnerships and similar entities, we own a majority of the entity’s kick-out rights through voting limited partnership interests and (ii) non-controlling shareholders or partners do not hold substantive participating rights, and no other conditions exist that would indicate that we do not control the entity.

Use of Accounting Estimates

The preparation of our consolidated financial statements in conformity with U.S. GAAP requires us to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. These estimates are made and evaluated on an ongoing basis using information that is currently available as well as various other assumptions believed to be reasonable under the circumstances. The uncertainty in the economic environment created by COVID-19 and governmental imposed restrictions to contain it have increased the inherent uncertainty in such estimates and assumptions. Actual results could differ significantly from those estimates.

Reclassification

Certain prior year amounts have been reclassified for consistency with the current year presentation. These reclassifications also did not have any impact on our balance sheet, statement of changes in stockholders’ equity, or statement of cash flows. In addition, during 2021 the Company realigned our operating segments to better reflect the internal management of our business based on a change to the way our chief operating decision maker monitors performance, aligns strategies, and allocates resources.

These consolidated financial statements and related footnotes, including prior year financial information, are presented to reflect the new reportable segments. The groupings on the accompanying consolidated statements of operations now segregate the consolidated fund revenues and expenses, which are also included in noncontrolling interest. These changes in presentation did not impact total revenues, total expenses, or net loss. See Note 2 – Summary of Significant Accounting Policies – Segment Information and Note 3 – VIE’s for additional information.

Cash

Cash includes cash in bank accounts. The Company deposits cash with several high-quality financial institutions. These deposits are guaranteed by the Federal Deposit Insurance Company (“FDIC”) up to an insurance limit of $250,000. At times, the Company’s cash balances may exceed FDIC limits. Although the Company bears risk on amounts in excess of those insured by the FDIC, it has not experienced and does not anticipate any losses due to the high quality of the institutions where the deposits are held.

Restricted Cash

Restricted cash consists of held in escrow accounts by contractual agreement with the Company’s lender as part of financial loan covenant requirements.

CALIBERCOS INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Investments in Unconsolidated Entities

If an entity is not a VIE, our determination of the appropriate accounting method with respect to our investments in limited liability companies and other investments is based on voting control. For our managing member interests in limited liability companies, we are presumed to control (and therefore consolidate) the entity, unless the other limited partners have substantive rights that overcome this presumption of control. These substantive rights allow the limited partners to remove the general partner with or without cause or to participate in significant decisions made in the ordinary course of the entity’s business. We account for our non-controlling investments in these entities under the equity method. Our investments in unconsolidated subsidiaries in which we have the ability to exercise significant influence over operating and financial policies, but do not control, or entities which are VIE in which we are not the primary beneficiary are accounted for under the equity method.

The Company uses the hypothetical-liquidation-at-book-value (“HLBV”) approach to account for its equity method investments as the capital structure of its equity method investments results in different liquidation rights and priorities than what is reflected by the underlying percentage ownership interests as defined by the equity method agreements. Simply applying the percentage ownership interest to GAAP net income in order to determine earnings or losses does not accurately represent the income allocation and cash flow distributions that will ultimately be received by the investors. Under the equity method, the investor’s share of the investee’s earnings or loss is calculated by the investor’s capital account at the end of the period assuming that the investee was liquidated or sold at book value, plus cash distributions received by the investor during the period, minus the investor’s new investments in the investee during the period, and minus the investor’s capital account at the beginning of the period assuming that the investee was liquidated or sold at book value. Accordingly, our share of the earnings or loss from these equity-method investments are included in consolidated net loss for the years ended December 31, 2021 and 2020.

Our determination of the appropriate accounting treatment for an investment in a subsidiary requires judgment of several factors including the size and nature of our ownership interest and the other owners’ substantive rights to make decisions for the entity. If we were to make different judgments or conclusions as to the level of our control or influence, it could result in a different accounting treatment. Accounting for an investment as either consolidated or using the equity method generally would have no impact on our net income or members’ equity in any accounting period, but a different treatment would impact individual income statement and balance sheet items, as consolidation would effectively “gross up” our statement of operations and balance sheet. In addition, under the equity method, impairment losses are recognized upon evidence of other-than-temporary losses of value.

As of December 31, 2021 and 2020, the carrying amount of our investments in unconsolidated entities was $2.4 million and $1.5 million, respectively. In certain situations, the Company has invested only a nominal amount of cash, or no cash at all, into a venture. As the manager of the venture, we are entitled to 25 – 35% of the residual cash flow produced by the venture after the payment of any priority returns.

Depreciation and Amortization Expense

Depreciation expense includes costs associated with the purchase of furniture and equipment and office leasehold improvements which are recorded at cost. Furniture and equipment costs are depreciated using the straight-line method over the estimated useful life of the asset, generally three to seven years beginning in the first full month the asset is placed in service. Office leasehold improvements are amortized using the straight-line method over the shorter of the respective estimated useful life or the lease term. For the years ended December 31, 2021 and 2020, depreciation expense was $0.1 and $0.2 million, respectively.

Impairment of Long-Lived Assets

Real estate and other long-lived assets to be held and used are stated at cost, less accumulated depreciation and amortization, unless the carrying amount of the asset is determined to not be recoverable. If events or circumstances indicate that the carrying amount of a long-lived asset may not be recoverable, we make an assessment of its recoverability by comparing the carrying amount to our estimate of the undiscounted net future cash flows resulting from the use of the asset, excluding interest charges. If the carrying amount exceeds the aggregate undiscounted future cash flows, we recognize an impairment loss to the extent the carrying amount exceeds the estimated fair value of the asset.

For the years ended December 31, 2021 and 2020, the Company did not record an impairment loss related to its real estate and other long-lived assets.

Real Estate Assets Held for Sale

An asset or asset group is classified as held for sale when certain criteria are met including management’s approval for sale, the availability of the asset or asset group to be sold in its present condition, and the likelihood of the sale occurring within the next twelve months is probable. At such time, if the asset was being depreciated, depreciation is no longer recognized. Assets held for sale are recorded at the lower of their carrying value, or estimated net realizable value, less costs to sell. The estimates used in the determination of the net realizable value of real estate held for sale are based on known factors to the Company at the time such estimates are made and management’s expectations of future operations and economic conditions. Should the estimate or expectations used in determining net realizable value deteriorate in the future, the Company may be required to recognize impairment charges or write-offs related to these real estate assets held for sale. In the event an asset classified as held for sale no longer meets the criteria for held for sale classification the asset is reclassified as held for use at the lower of the fair value or the depreciated basis as if the asset had continued to be used.

CALIBERCOS INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Concentration of Credit Risk

Substantially all of the Company’s revenues are generated from the management, ownership and/or operations of real estate assets located in Alaska, Arizona, Colorado, Nevada, and Utah. The Company mitigates the associated risk by:

•	diversifying our investments in real estate assets across multiple asset types, including office, hospitality, single-family, multi-family, and self-storage properties;

•	diversifying our investments in real estate assets across multiple geographic locations including different markets and sub-markets in which our real estate assets are located;

•	diversifying our investments in real estate assets across assets at differing points of stabilization, and in varying states of cash flow optimization; and

•	maintaining financing relationships with a diversified mix of lenders (differing size and type), including large national banks, local community banks, private equity lenders, and insurance companies.

Mezzanine Equity

The Company may issue one or more series of preferred stock. Preferred stock, which is subject to mandatory redemption by the Company, is presented as temporary, or mezzanine equity, and presented separate from permanent equity on the accompanying consolidated balances sheets. The Series A Preferred Stock (“Series A”) were mandatorily redeemable at a fixed price on a fixed or determinable date. Series A contained a conversion option which allowed the holder to convert the Series A into Class A common stock of the Company at any time prior to redemption. As a result, the Company concluded that the Series A would not meet the characteristics of being mandatorily redeemable until the conversion option expired. Accordingly, the Series A were presented as mezzanine equity on the accompanying consolidated balance sheets. In April 2020, the Company converted the outstanding shares of Series A to shares of Class A common stock, and as such as of December 31, 2020 no shares of Series A remained outstanding. See Note 12 – Stockholders’ Equity and Share-Based Payments and Note 13 – Preferred Stock for more detail relating to preferred stock.

Noncontrolling Interests in Consolidated Real Estate Partnerships

We report the unaffiliated partners’ interests in the net assets of our consolidated real estate partnerships as noncontrolling interests within the accompanying consolidated statements of changes in stockholders’ equity. Noncontrolling interests consist primarily of equity interests held by limited partners in consolidated real estate partnerships. We generally attribute to noncontrolling interests their share of income or loss of the consolidated partnerships based on their proportionate interest in the results of operations of the partnerships, including their share of losses even if such attribution results in a deficit noncontrolling interest balance within our equity and partners’ capital accounts.

The terms of the partnership agreements generally require the partnerships to be liquidated following the sale of the underlying real estate assets. As the general partner in these partnerships, we ordinarily control the execution of real estate sales and other events that could lead to the liquidation, redemption or other settlement of noncontrolling interests. The terms of certain partnership agreements outline differing classes of equity ownership, some of which are redeemable by the partnership at the partnership manager’s discretion.

CALIBERCOS INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Revenue Recognition

In accordance with the ASC 606, Revenue from Contracts with Customers, management applies the five-step framework in determining the timing and amount of revenue to recognize. This framework requires an entity to: (i) identify the contract(s) with customers, (ii) identify the performance obligations within the contract, (iii) determine the transaction price, (iv) allocate the transaction price to the performance obligations within the contract, and (v) recognize revenue when or as the entity satisfies a performance obligation. The Company’s revenues primarily consist of fund management and transaction and advisory fees.

Fund Management

Asset Management Fees are generally based on 1.0% - 1.5% of the unreturned capital contributions in a particular fund and include reimbursement for costs incurred on behalf of the fund, including an allocation of certain overhead costs. Asset management fees are recalculated on an annual basis. These customer contracts require the partnership to provide management services, representing a performance obligation that the partnership satisfies over time.

Performance allocations (“carried interest”) are an arrangement in which we are entitled to an allocation of investment returns, generated within the investment funds which we manage, based on a contractual formula. We typically receive 20% – 35% of all cash distributions from (i) the operating cash flow of each fund, after payment to the related fund investors of any accumulated and unpaid priority preferred returns and repayment of preferred capital contributions; and (ii) the cash flow resulting from  the sale or refinance of any real estate assets held by each fund, after payment to the related fund investors of any accumulated and unpaid priority preferred returns and repayment of initial preferred capital contributions. Our funds’ preferred returns range from 6% to 12%, typically 6% for common equity or 10-12% for preferred equity, which does not participate in profits. Performance allocations are related to services which have been provided and are recognized when it is determined that they are no longer probable of significant reversal, which is generally satisfied when an underlying fund investment is realized or sold.

Transaction and Advisory Fees

Revenues from contracts with customers includes fixed fee arrangements with its related party affiliates to provide certain associated activities which are ancillary to and generally add value to the assets we manage, such as set up and capital raising services associated with marketing, soliciting, and selling member interests in the affiliated limited partnerships, brokerage services, construction and development management services, loan placement and guarantees. The recognition and measurement of revenue is based on the assessment of individual contract terms. For performance obligations satisfied at a point in time, there are no significant judgments made in evaluating when the customer obtains control of the promised service.

For performance obligations satisfied over time, significant judgment is required to determine how to allocate transaction prices where multiple performance obligations are identified; when to recognize revenue based on appropriate measurement of the Company’s progress under the contract; and whether constraints on variable consideration should be applied due to uncertain future events. Transaction price is allocated to each distinct performance obligation and recognized as revenue when, or as, the performance obligation is satisfied. Variable consideration is included in the estimated transaction price to the extent it is probable that a significant reversal of cumulative revenue recognized will not occur or when the uncertainty associated with the variable consideration is resolved. The Company’s estimates of variable consideration and determination of whether to include estimated amounts in transaction price are based largely on an assessment of its anticipated performance and all information that is reasonably available to the Company. Revenues are recognized when control of the promised services is transferred to customers in an amount that reflects the consideration the Company expects to be entitled to in exchange for those services.

Set up services are a one-time fee for the initial formation, administration, and set up of the private equity real estate fund. These fees are recognized at the point in time when the performance under the contract is complete.

Capital raising fees are earned over time as equity capital is raised into our managed funds in proportion to the total capital specified in the related contract. Effective with the partnering with a third-party managing broker during the first quarter of 2020, capital raising fees are earned at a point in time at a fixed rate based on the amount of capital raised into our managed funds. Services include marketing, offering, registering, and ultimately raising capital.

Accounts Receivable

Accounts receivable primarily consists of reimbursable expenses from third party development projects. The Company continually reviews receivables and determines collectability by taking into consideration the history of past write-offs, collections, current credit conditions, payment history, and the financial condition of the related third party service providers. In the event that the collectability of a receivable is uncertain, the Company will record an increase in the allowance for doubtful accounts. Amounts that are determined to be uncollectible with a high degree of certainty are written-off through bad debt expense, which is included in Operating costs on the accompanying consolidated statements of operations. The Company did not record an allowance for doubtful accounts as of December 31, 2021. As of December 31, 2020, the allowance for doubtful accounts was $0.2 million.

CALIBERCOS INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Earnings Per Share

Basic earnings per share attributable to common stockholders is computed by dividing net income (loss) attributable to the Company less dividends on Series A by the weighted average number of shares outstanding during each period. The computation of diluted income (loss) per share attributable to common stockholders further assumes the potential dilutive effect of potential common shares, which includes common shares, consisting of (a) stock options and warrants using the treasury stock method, and (b) convertible debt and preferred stock using the if-converted method. To the extent the inclusion of potential common shares is anti-dilutive, the potential common shares are excluded from the computation of diluted income (loss) per share attributable to common stockholders. See Note 14 – Net Income (Loss) Per Share for the calculation of earnings per share.

Related Parties

In the normal course of business, the Company enters into transactions with related parties. Related parties include affiliates of the entity, entities under common control of the Company, significant stockholders and executive management and members of their immediate families, and other parties that can significantly influence the management and operating policies of the Company.

Income Taxes

The Company accounts for income taxes under the asset and liability method in accordance with ASC 740, Accounting for Income Taxes. Deferred tax assets and liabilities are determined based on temporary differences between the financial reporting and tax basis of assets and liabilities and operating loss and tax credit carry forwards. Deferred tax assets and liabilities are measured by applying enacted tax rates and laws and are released in the years in which the temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Valuation allowances are provided against deferred tax assets when it is more-likely-than-not that some portion or all of the deferred tax assets will not be realized.

A valuation allowance is required to reduce the balance of a deferred tax asset if it is determined that it is more-likely-than-not that all or some portion of the deferred tax asset will not be realized due to the lack of sufficient taxable income or other limitation on the Company’s ability to utilize the loss carryforward.

We recognize the impact of an income tax position, if that position is more-likely-than-not of being sustained on audit, based on the technical merits of the position. Related interest and penalties are classified as income taxes in the financial statements. See Note 9 – Income Taxes for more detail.

Share-Based Payments

The Company has granted stock to non-employees in non-capital raising transactions as compensation for services provided. For stock grants to non-employees, the fair value of the share-based payment is determined based upon the measurement date fair value. The measurement date may be either (i) the date at which a performance commitment is reached or (ii) the date at which the necessary performance to earn the equity instruments is complete. The fair value of the Company’s common stock grants is estimated using market factors, such as the current private market selling price of the Company’s common stock at the measurement date, depending on the terms of each arrangement. Non-employee share-based payment charges are recognized based on the terms of each arrangement, and share-based payment charges are generally recognized as the related service is provided. The average vesting period is four years.

Share-Based Compensation

In July 2017, the Company’s Board of Directors approved the 2017 Incentive Stock Plan (the “2017 Plan”), which was amended in June 2018 to authorize the issuance of up to 5.0 million shares of common stock. In June 2018, the Company’s Board of Directors approved and issued approximately 3.0 million employee stock options to existing employees. The total stock options outstanding as of December 31, 2021 and 2020, was 3.5 million, respectively. The total restricted stock units outstanding as of December 31, 2021 was 0.7 million. No restricted stock units were outstanding as of December 31, 2020.

The Company estimates the fair value of stock options using the Black-Scholes valuation model, which requires certain assumptions that can materially impact the estimation of fair value and related compensation expense. The assumptions used to estimate fair value include the price of our common stock, the expected volatility of our common stock, the risk-free interest rate, and the expected term of stock option awards. Management elected to recognize forfeitures as they occur pursuant to ASU 2016-09, Compensation — Stock Compensation. As a result, no forfeiture rate was assumed. The fair value of restricted stock units is based on the fair value of the Company’s common stock at the date of grant.

Segment Information

During 2021, we realigned our operating segments to better reflect the internal management of our business. This realignment demonstrates a strategic shift in the growth and maturation of the Caliber model into an alternative asset manager generating fees from managed capital and growing a portfolio of high value diversified assets. The Company’s activities are organized into three operating segments which constitute three reportable segments based on similarities with both their qualitative and economic characteristics. These segments distinguish all of the primary revenue generating activities of the business but group them together by their nature. The Company’s chief operating decision maker uses total revenue, operating income and key operating statistics to evaluate performance and allocate resources to the Company’s operations. Under this revised structure, the Company’s operations are now organized into three reportable segments for management and financial reporting purposes, Fund Management, Development and Brokerage.

Management has concluded that based on the strategic shift in our operating strategies the consolidated investment funds which previously comprised the Hospitality, Residential, Commercial and Diversified segments, no longer meet the requirements in ASC 280, Segment Reporting, as operating segments. The consolidated investment funds are consolidated based on the requirement in ASC 810, Consolidation, as the Company was determined to be the primary beneficiary of each of these variable interest entities since it has the power to direct the activities of the entities and the right to absorb losses, generally in the form of guarantees of indebtedness that are significant to the individual investment funds. The Company’s chief operating decision maker no longer regularly reviews the operating results of these investment funds for the purposes of allocating resources, assessing performance or determining whether additional investments or advances be made to these funds.

The non-reportable segments include certain business activities which do not meet the requirement to be a reportable segment because they are immaterial. These activities represent the operating activity of our single-family assets which involve both the sale and rental of real estate assets. In addition, the Company has not and does not allocate its assets or liabilities specifically to the operating segments and the Company’s chief operating decision maker does not review assets or liabilities by segment to make operating decisions. Assets, liabilities and corporate expenses are recorded at the legal entity level, which is not consistent to the operating segment and is therefore not reported by segment. See Note 16 – Segment Reporting for additional disclosures regarding the Company’s segments.

CALIBERCOS INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Accounting Policies of Consolidated Funds

Accounting for Real Estate Investments

Upon the acquisition of real estate properties, a determination is made as to whether the acquisition meets the criteria to be accounted for as an asset acquisition or a business combination. The determination is primarily based on whether the assets acquired, and liabilities assumed meet the definition of a business. The determination of whether the assets acquired, and liabilities assumed meet the definition of a business includes a single or similar asset threshold. In applying the single or similar asset threshold, if substantially all the fair value of the gross assets acquired is concentrated in a single identifiable asset or group of similar identifiable assets, the assets acquired, and liabilities assumed are not considered a business. Most of our consolidated fund acquisitions meet the single or similar asset threshold, due to the fact that substantially all the fair value of the gross assets acquired is attributable to the real estate assets acquired.

Acquired real estate properties accounted for as asset acquisitions are recorded at cost, including acquisition and closing costs. Our consolidated funds allocate the cost of real estate properties to the tangible and intangible assets and liabilities acquired based on their estimated relative fair values. Our consolidated funds determine the fair value of tangible assets, such as land, building, furniture, fixtures and equipment, using a combination of internal valuation techniques that consider comparable market transactions, replacement costs and other available information and fair value estimates provided by third party valuation specialists, depending upon the circumstances of the acquisition. Our consolidated funds determine the fair value of identified intangible assets or liabilities, which typically relate to in-place leases, using a combination of internal valuation techniques that consider the terms of the in-place leases, current market data for comparable leases, and fair value estimates provided by third party valuation specialists, depending upon the circumstances of the acquisition.

If a transaction is determined to be a business combination, the assets acquired, liabilities assumed, and any identified intangibles are recorded at their estimated fair values on the transaction date, and transaction costs are expensed in the period incurred.

Cost Capitalization and Depreciation

Our consolidated funds capitalize costs, including certain indirect costs, incurred in connection with their development and construction activities. Included in these capitalized costs are payroll costs associated with time spent by site employees in connection with capital addition activities at the asset level. Interest, property taxes and insurance are also capitalized during periods in which redevelopment, development and construction projects are in progress. Capitalization of costs, including certain indirect costs, incurred in connection with our capital addition activities, commence at the point in time when activities necessary to get the assets ready for their intended use are in progress. This includes when assets are undergoing physical construction, as well as when apartment homes are held vacant in advance of planned construction, provided that other activities such as permitting, planning and design are in progress. Our consolidated funds cease the capitalization of costs when the assets are substantially complete and ready for their intended use, which is typically when construction has been completed and apartment homes or other properties are available for occupancy. Cost of ordinary repairs, maintenance and resident turnover are charged to operating expense, as incurred.

Depreciation for all tangible real estate assets is calculated using the straight-line method over the estimated useful lives of the assets. The estimated useful lives of our real estate assets are as follows:

Building and building improvements	15 – 40 years
Furniture, fixtures, and equipment	3 – 7 years

For the years ended December 31, 2021 and 2020, depreciation expense was $10.4 million and $7.8 million, respectively.

Impairment of Long-Lived Assets

Real estate and other long-lived assets to be held and used are stated at cost, less accumulated depreciation and amortization, unless the carrying amount of the asset is determined to not be recoverable. If events or circumstances indicate that the carrying amount of a long-lived asset may not be recoverable, we make an assessment of its recoverability by comparing the carrying amount to our estimate of the undiscounted net future cash flows resulting from the use of the asset, excluding interest charges. If the carrying amount exceeds the aggregate undiscounted future cash flows, our consolidated funds recognize an impairment loss to the extent the carrying amount exceeds the estimated fair value of the asset.

For the years ended December 31, 2021 and 2020, our consolidated funds did not record an impairment loss related to its real estate and other long-lived assets.

CALIBERCOS INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Cash

Cash includes cash in bank accounts. The consolidated funds deposit cash with several high-quality financial institutions. These deposits are guaranteed by the Federal Deposit Insurance Company (“FDIC”) up to an insurance limit of $250,000. At times, cash balances may exceed FDIC limits. Although the consolidated funds bear risk on amounts in excess of those insured by the FDIC, they have not experienced and do not anticipate any losses due to the high quality of the institutions where the deposits are held.

Restricted Cash

Restricted cash consists of tenant security deposits and cash reserves required by certain loan agreements for capital improvements and repairs. As improvements and repairs are completed, related costs incurred by the consolidated funds are funded from the reserve accounts. Restricted cash also includes cash held in escrow accounts by mortgage companies on behalf of the consolidated funds for payment of property taxes, insurance, and interest.

Advance Key Money

Our consolidated funds have entered into certain arrangements in which hotel franchisors or their affiliates have provided the consolidated funds with financing as part of a franchise arrangement. The consolidated funds have been advanced funds upon entering into a franchise agreement and are not required to repay the funds as long as the franchise agreement is not terminated prior to its scheduled maturity. The potential amount of funds that would be required to be repaid decreases with the passage of time. The consolidated funds record a liability equal to the initial amount of funds received, which is amortized over the term of the franchise agreement and recorded as a reduction of franchise fee expense, which is included in Consolidated fund expenses in the accompanying consolidated statements of operations.

Deferred Financing Costs

Deferred financing costs represent costs incurred in connection with obtaining long-term debt and are capitalized and amortized over the term of the related debt obligation using the straight-line method. Capitalized deferred financing costs, net of accumulated amortization, are offset against and included in Notes payable, net on the accompanying consolidated balance sheets.

Consolidated Fund Revenues

In accordance with the ASC 606, Revenue from Contracts with Customers, our consolidated funds apply the five-step framework in determining the timing and amount of revenue to recognize. This framework requires an entity to: (i) identify the contract(s) with customers, (ii) identify the performance obligations within the contract, (iii) determine the transaction price, (iv) allocate the transaction price to the performance obligations within the contract, and (v) recognize revenue when or as the entity satisfies a performance obligation. Our consolidated funds’ revenues primarily consist of hospitality revenues and rental income.

Consolidated funds – Hospitality revenue

Hospitality revenues are comprised of charges for room rentals, food and beverage sales, and other hotel operating activities. Revenues are recognized as earned, which is defined as the date upon which a guest occupies a room or utilizes the hotel’s services. Revenues are recorded net of sales tax.

Our consolidated funds have performance obligations to provide accommodations and other ancillary services to hotel guests. As compensation for such goods and services, the consolidated funds are typically entitled to a fixed nightly fee for an agreed upon period and additional fixed fees for any ancillary services purchased. These fees are generally payable at the time the hotel guest checks out of the hotel. The consolidated funds generally satisfy the performance obligations over time and recognize the revenue from room sales and from other ancillary guest services on a daily basis, as the rooms are occupied, and the services have been rendered.

For food and beverage, revenue is recognized upon transfer of promised products or services to customers in an amount that reflects the consideration the consolidated funds received in exchange for those services, which is generally when payment is tendered at the time of sale.

The consolidated funds receive deposits for events and rooms. Such deposits are deferred and included in Other liabilities on the accompanying consolidated balance sheets. The deposits are credited to Consolidated funds – Hospitality revenue when the specific event takes place.

Consolidated funds – Other revenue

Included in Consolidated funds – Other revenue is rental revenue of $3.3 million and $2.6 million as of December 31, 2021 and 2020, respectively. Rental revenue includes the revenues generated primarily by the rental operations of the residential (multi-family and single-family) properties of our consolidated funds. The consolidated funds’ revenues generated by residential properties, consists of rental revenue that each tenant pays in accordance with the terms of each lease and are reported on a straight-line basis over the initial noncancelable term of the lease, net of any concessions, and recognized when earned and collectability is reasonably assured. These revenues are recorded net of any sales and occupancy taxes collected from tenants. Rental revenue is not within the scope of ASC 606 and would fall under ASC 840 — Leases.

Consolidated Fund Expenses

Consolidated fund expenses consist primarily of costs, expenses and fees that are incurred by, or arise out of the operation and activities of or otherwise related to, our consolidated funds, including, without limitation, operating costs, depreciation and amortization, interest expense on debt held by our consolidated funds, insurance expenses, professional fees and other costs associated with administering and supporting those funds.

CALIBERCOS INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Accounts Receivable

Accounts receivable primarily consists of amounts due from guests or groups for hotel rooms and services provided by the hotel properties. Accounts receivable also include due, but unpaid, rental payments. Our consolidated funds continually review receivables and determines collectability by taking into consideration the history of past write-offs, collections, current credit conditions, tenant payment history, the financial condition of the tenants, business conditions in the industry in which the tenant operates and economic conditions in the area in which the property is located. In the event that the collectability of a receivable is uncertain, our consolidated funds will record an increase in the allowance for doubtful accounts. Amounts that are determined to be uncollectible with a high degree of certainty are written-off through bad debt expense, which is included in Other expenses, net on the accompanying consolidated statements of operations. Our consolidated funds did not record an allowance for doubtful accounts as of December 31, 2021 and 2020.

Interest Rate Caps

Our consolidated funds utilize interest rate caps, derivative financial instruments, to reduce interest rate risk. Our consolidated funds do not hold or issue derivative financial instruments for trading purposes. Accounting and reporting standards for derivative instruments and hedging activities require the consolidated funds to recognize all derivatives as either assets or liabilities on the consolidated balance sheets and measure those instruments at fair value. Changes in the fair value of those instruments are reported in earnings or other comprehensive income (loss) depending on the use of the derivative and whether it qualifies for hedge accounting. The accounting for gains and losses associated with changes in the fair value of the derivative and the effect on the financial statements will depend on its hedge designation and whether the hedge is highly effective in achieving offsetting changes in the fair value of cash flows of the asset or liability hedged. As of December 31, 2021 and 2020, the consolidated funds’ interest rate caps were estimated to have fair values (Level 2) equal to zero. See Note 6 – Notes Payable for more detail.

Fair Value of Financial Instruments

The fair value of financial instruments is disclosed in accordance with ASC 825, Financial Instruments. The fair value of our financial instruments is estimated using available market information and established valuation methodologies. The estimates of fair value are not necessarily indicative of the amounts the consolidated funds could realize on disposition of the financial instruments. The use of different market assumptions and/or valuation methodologies may have a material effect on the estimated fair value amounts.

Fair Value Measurements

Fair value measurements and disclosures consist of a three level valuation hierarchy. The valuation hierarchy categorizes assets and liabilities measured at fair value into one of three different levels depending on the ability to observe the inputs employed in the measurement using market participant assumptions at the measurement date. An asset’s or liability’s categorization within the valuation hierarchy is based upon the lowest level of input that is significant to the fair value measurement. The three levels are defined as follows:

•	Level 1 – Inputs are quoted prices in active markets for identical assets or liabilities that can be accessed at the measurement date.

•	Level 2 – Inputs include quoted prices included within Level 1 that are observable for the asset or liability either directly or indirectly. If the asset or liability has a specified (contractual) term, a Level 2 input must be observable for substantially the full term of the asset or liability.

•	Level 3 – Unobservable inputs for the asset or liability. These unobservable inputs reflect assumptions about what market participants would use to price the asset or liability and are developed based on the best information available in the circumstances (which might include the reporting company’s own data).

CALIBERCOS INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Recent Accounting Pronouncements

Leases

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842), as amended by subsequent ASUs on this topic, which will require that a lessee recognize assets and liabilities on the balance sheet for all leases with a lease term of more than 12 months, with the result being the recognition of a right-of-use asset and a lease liability and the disclosure of key information about the entity’s leasing arrangements. ASU 2016-02 retains a distinction between finance leases (i.e., capital leases under current U.S. GAAP) and operating leases. The classification criteria for distinguishing between finance leases and operating leases will be substantially similar to the classification criteria for distinguishing between capital leases and operating leases under current U.S. GAAP. The amendments in ASU 2016-02 are effective for the Company for its fiscal year beginning after December 15, 2021, and interim periods in its fiscal year beginning after December 15, 2022, with early adoption permitted. A modified retrospective approach is required for existing leases that have not expired upon adoption. We are currently evaluating the potential impact the adoption of ASU 2016-02, but do not believe the adoption of this standard will have a material impact on our consolidated financial statements.

Investments – Equity Securities

In January 2020, the FASB issued ASU 2020-01, Investments – Equity Securities (Topic 321), Investments – Equity Method and Joint Ventures (Topic 323), and Derivatives and Hedging (Topic 815) – Clarifying the Interactions between Topic 321, Topic 323, and Topic 815 (a consensus of the FASB Emerging Issues Task Force), which clarify that an entity should consider observable transactions when determining to apply or discontinue the equity method for the purposes of applying the measurement alternative. The amendments also clarify that an entity would not consider whether a purchased option would be accounted for under the equity method when applying ASC 815-10-15-141(a). The amendments in ASU 2020-01 are effective for the Company for fiscal years beginning after December 15, 2021, and interim periods within those fiscal years and should be applied prospectively. Early adoption is permitted. We are currently evaluating the potential impact the adoption of ASU 2020-01, but do not believe the adoption of this standard will have a material impact on our consolidated financial statements.

CALIBERCOS INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Debt

In August 2020, the FASB issued ASU 2020-06, Debt – Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging – Contracts in Entity’s Own Equity (Subtopic 815-40), which simplifies the accounting for convertible instruments by reducing the number of accounting models for convertible debt instruments and convertible preferred stock, removes certain settlement conditions that are required for equity contracts to qualify for the derivative scope exception and also simplifies the diluted earnings per share calculation in certain areas. The amendments in ASU 2020-06 are effective for the Company for reporting periods beginning after December 15, 2023, including interim periods within those fiscal years, with early adoption permitted beginning after December 15, 2020. We are currently evaluating the impact of ASU 2020-06, but do not believe the adoption of this standard will have a material impact on our consolidated financial statements.

Recent Accounting Pronouncements Adopted

Financial Instruments

In June 2016, the FASB issued an update ASU 2016-13, Measurement of Credit Losses on Financial Instruments establishing Accounting Standards Codification (“ASC”) Topic 326, Financial Instruments – Credit Losses (“ASC 326”), as amended by subsequent ASUs on the topic. ASU 2016-13 changes how entities account for credit losses for most financial assets and certain other instruments that are not measured at fair value through net income. The guidance replaces the current “incurred loss” model with an “expected loss” model that requires consideration of a broader range of information to estimate expected credit losses over the lifetime of the financial asset. In May 2019, the FASB issued ASU 2019-05 Financial Instruments – Credit Losses (Topic 326): Targeted Transition Relief, which allow companies to irrevocably elect, upon adoption of ASU 2016-13, the fair value option for financial instruments that were previously recorded at amortized cost and are within the scope of ASC Subtopic 326-20 if the instruments are eligible for the fair value option under ASC Subtopic 825-10, Financial Instruments. In November 2019, the FASB issued ASU 2019-10, Financial Instruments—Credit Losses (Topic 326), Derivatives and Hedging (Topic 815), and Leases (Topic 842), which amends the effective date of the update. The amendments in these updates are effective for the Company for fiscal years beginning after December 15, 2022, including interim periods within those fiscal years, and applied using a modified-retrospective approach, with certain exceptions. The guidance in ASU 2016-13, as amended, was adopted as of January 1, 2021 and did not result in a cumulative-effect adjustment in retained earnings and did not have a material impact on the consolidated financial statements.

Note 3 – VIEs

As of December 31, 2021 and 2020, the Company’s accompanying consolidated financial statements included 13 and 14 entities, respectively, all of which are consolidated as VIEs (“consolidated funds”). In February 2021, the Company deconsolidated one VIE which owned various single family real estate assets, because the Company was no longer determined to be the primary beneficiary. In November 2021, the Company deconsolidated one VIE which owned a hotel property, because the Company was no longer determined to be the primary beneficiary. We aggregate and report the results of operations of these VIEs in Consolidated fund revenues and Consolidated fund expenses within the accompanying consolidated statements of operations through the date of deconsolidation.

CALIBERCOS INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the year ended December 31, 2021, the Company began consolidating Ironwood Fundco, LLC (“Ironwood”) in April 2021, because the Company was determined to be the primary beneficiary. The increase in assets, liabilities, and stockholders’ equity as a result of the consolidation of Ironwood consisted of the following (in thousands):

Assets of consolidated fund
Real estate investments, net	$14,936
Cash	400
Restricted cash	390
Prepaid and other assets	16
Total Assets of consolidated fund	$15,742

Liabilities of consolidated fund
Notes payable, net	$8,195
Notes payable - related parties	7,510
Accounts payable	2
Total Liabilities of consolidated fund	$15,707

Stockholders' Equity of consolidated fund	35
Total Liabilities and Stockholders' Equity of consolidated fund	$15,742

For the year ended December 31, 2020, the Company began consolidating Caliber Fixed Income Fund III, LP (“CFIF III”) in June 2020, Circle Lofts, LLC (“Circle Lofts”) in July 2020 and TCC Inv Fund I, LLC (“TCC”) in September 2020, because the Company was determined to be the primary beneficiary. The consolidation of CFIF III, Circle Lofts and TCC consisted of the following (in thousands):

Assets of consolidated funds
Real estate investments, net	$47,748
Cash	2,604
Accounts receivable	49
Due from related parties	130
Notes receivable - related parties	34,493
Prepaid and other assets	69
Total Assets of consolidated funds	$85,093

Liabilities of consolidated funds
Notes payable, net	$16,274
Notes payable - related parties	14,882
Accounts payable	2,941
Due to related parties	2,380
Accrued expenses	238
Other liabilities	36
Total Liabilities of consolidated funds	$36,751

Stockholders' Equity of consolidated funds	48,342
Total Liabilities and Stockholders' Equity of consolidated funds	$85,093

Management has determined that the equity holders in our consolidated entities, as a group, lack the power to direct the activities that most significantly impact the entity’s economic performance and/or have disproportionate voting rights relative to their equity. The Company was determined to be the primary beneficiary of each of these entities since it has the power to direct the activities of the entities and the right to absorb losses, generally in the form of guarantees of indebtedness that are significant to the individual entities.

Generally, the assets of the individual consolidated VIEs can be used only to settle liabilities of each respective individual consolidated VIEs and the liabilities of the individual consolidated VIEs are liabilities for which creditors or beneficial interest holders do not have recourse to the general credit of the Company. When the VIE is consolidated, we reflect the assets, liabilities, revenues, expenses and cash flows of the consolidated funds on a gross basis, and the interests in the VIEs are included in non-controlling interest in the consolidated financial statements. The Company has provided financial support to certain consolidated VIEs in the form of short-term financing and guarantees of the debts of certain VIEs. In general, our maximum exposure to loss due to involvement with the consolidated VIEs is limited to the amount of capital investment in the VIE, if any, or the potential obligation to perform on the guarantee of debts.

See Note 11 – Commitments and Contingencies for additional information related to the commitments and contingencies of these VIEs.

CALIBERCOS INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 4 – Real Estate Investments

Dispositions

During the year ended December 31, 2021, the Company sold four single-family homes, which included two single family homes sold to related parties, previously held as investments in real estate for $1.9 million, resulting in a gain on the dispositions of $0.5 million, which is included on the accompanying consolidated statements of operations in Other income.

Held for Sale

As of December 31, 2021, the Company had $1.8 million of assets which included one single-family home and land, previously held as investments in real estate, classified as held for sale. As of December 31, 2020, the Company had no assets classified as held for sale.

Asset Acquisitions by Consolidated Funds

During the year ended December 31, 2021, the consolidated funds acquired commercial buildings, from a related party, for an aggregate purchase price of $4.9 million with the acquisition being accounted for as an asset acquisition under U.S. GAAP. The allocation of the purchase price amongst the assets acquired at their relative fair value as of the acquisition date, consisted of the following for the year ended December 31, 2021 (in thousands):

December 31, 2021
Real estate investments, at cost
Land	$1,300
Building	3,567
Total purchase price of assets acquired	$4,867

During the year ended December 31, 2020, the consolidated funds acquired a commercial building, from a related party, for a purchase price of $2.9 million, with the acquisition being accounted for as an asset acquisition under U.S. GAAP. The allocation of the purchase price amongst the assets acquired at their relative fair values as of the acquisition date, consisted of the following (in thousands):

December 31, 2020
Real estate investments, at cost
Land	$415
Building	2,454
Total purchase price of assets acquired	$2,869

Investments in Real Estate Assets by Consolidated Funds

During the years ended December 31, 2021 and 2020, the consolidated funds had $9.3 million and $6.6 million, respectively, of capital improvements to real estate investments.

Dispositions by Consolidated Funds

For the year ended December 31, 2021, there were no dispositions made by the consolidated funds. For the year ended December 31, 2020, the consolidated funds sold three separate single-family homes previously held as investments in real estate for $0.5 million, resulting in a gain on the dispositions of $0.1 million, which is included in Consolidated funds - Other expenses on the accompanying consolidated statements of operations.

Held for Sale by Consolidated Funds

For the year ended December 31, 2021, the consolidated funds reclassified $9.1 million in assets which included a multi-family apartment building, previously classified as investments in real estate, to held for sale. As of December 31, 2020, the consolidated funds had no assets classified as held for sale.

CALIBERCOS INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 5 – Prepaid and Other Assets

Prepaid and other assets consisted of the following as of December 31, 2021 and 2020 (in thousands):

	December 31,
	2021	2020
Prepaid Expenses	$356	$163
Accounts receivable, net	58	69
Deposits	43	346
Costs in excess of billings	207	274
Inventory	9	9
Other assets	7	10
Pursuit costs	753	-
Total prepaid and other assets	$1,433	$871

Prepaid and other assets of the consolidated funds consisted of the following as of December 31, 2021 and 2020 (in thousands):

	December 31,
	2021	2020
Prepaid Expenses	$1,024	$711
Deposits	681	227
Deferred franchise fees, net	416	527
Intangibles, net	-	252
Inventory	120	74
Other assets	20	514
Pursuit costs	344	-
Total prepaid and other assets	$2,605	$2,305

Note 6 – Notes Payable

Notes payable consisted of the following as of December 31, 2021 and 2020 (in thousands):

	December 31,
Notes Payable	2021	2020	Interest Rate	Maturity date
Corporate Notes	$3,919	$4,183	10.00% - 15.00%	January - December 2022
Convertible Corporate Notes	1,492	1,757	8.25%	January - December 2022
Payroll Protection Program Loans	1,399	-	1.00%	January 2026
Total Notes Payable	$6,810	$5,940

Corporate Notes and Convertible Corporate Notes

The Company has entered into multiple general corporate financing arrangements with third parties. The arrangements are generally evidenced in the form of a promissory note, which are secured by the otherwise unencumbered assets of the Company and require monthly or quarterly interest-only payments until maturity. The loans generally have a 12-month term and may be extended upon the mutual agreement of the lender and the borrower. The Company has issued corporate notes with a conversion feature. The conversion price is $4.50 per share of common stock. The holders of the convertible corporate notes can elect to convert all or any portion of the balance at any time. As of December 31, 2021 and December 31, 2020, the value of the conversion feature was zero.

As of December 31, 2021, there were 77 individual corporate notes outstanding, with an average outstanding principal balance of $0.1 million, interest rates ranging from 8.25% to 15.00%, with weighted average interest rate of 10.98%, and maturity dates ranging from January 2022 to December 2022. During the year ended December 31, 2021, there were no conversions of debt into common stock.

As of December 31, 2020, there were 84 individual corporate notes outstanding, with an average outstanding principal balance of $0.1 million, interest rates ranging from 8.25% to 15.00%, with a weighted average interest rate of 10.90%, and maturity dates ranging from January 2021 to December 2021. During the year ended December 31, 2020, there were no conversions of debt into common stock.

Payroll Protection Program Loans

In April 2020, management was granted a PPP loan totaling $1.4 million. The loan was unsecured and had a fixed interest rate of 1.0 % and a maturity in April 2022. The loan allowed the Company to prepay the amount plus accrued interest prior to maturity. In November 2020, the $1.4 million outstanding PPP loan was forgiven. The gain recognized on the forgiveness of the loan is recorded in Interest expense on the consolidated statements of operations.

In January 2021, management was granted a PPP loan totaling $1.4 million. The loan is unsecured and has a fixed interest rate of 1.0 % and matures in January 2026. The loan allows the Company to prepay the amount plus accrued interest prior to maturity. According to the terms of the PPP, the potential loan forgiveness for all or a portion of the PPP loan are determined, subject to limitations, on the use of loan proceeds over the 8- to 24-weeks after the loan proceeds are disbursed for payment of payroll costs and other eligible expenses. Management believes it has used the proceeds from its PPP loan for purposes consistent with the PPP terms and has submitted applications for forgiveness under this program.

Future Minimum Payments

The following table summarizes the scheduled principal repayments of our indebtedness as of December 31, 2021 (in thousands):

Year	Amount
2022	$5,411
2023	-
2024	-
2025	-
2026	1,399
Total	$6,810

CALIBERCOS INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Notes payable of the consolidated funds consisted of the following as of December 31, 2021 and 2020, respectively (in thousands):

Notes Payable	December 31, 2021	December 31, 2020	Interest Rate	Maturity date
Real Estate Loans
Hampton Inn & Suites Hotel	$6,345	$6,556	4.50%	July 2025
Four Points by Marriott Hotel	11,000	11,000	6.58%	April 2022
Holiday Inn Ocotillo Hotel	9,250	9,250	8.00%	August 2022
Hilton Tucson East Hotel	-	14,000	8.50%	November 2025
Airport Hotel Portfolio	56,470	56,470	5.75%	October 2022
DoubleTree by Hilton Tucson Convention Center	18,980	12,993	2.61%	August 2027
GC Square Apartments	11,581	11,600	3.13%	October 2028
DT Mesa Holdco II, LLC	6,015	5,292	Variable	Various
Circle Lofts, LLC	4,965	5,000	5.25%	August 2050
Ironwood Fundco, LLC	8,255	-	Various	May 2022
Caliber Residential Advantage Fund LP	-	826	5.41%	January 2024
Total Real Estate Loans	132,861	132,987
Payroll Protection Program Loans	3,564	3,416	1.00%	Various
Economic Injury Disaster Loans	450	600	3.75%	June 2050
Revolving Line of Credit	3,750	4,500	4.75%	August 2022
Convertible Notes	7,620	-	10.00%	April 2023
Total Notes Payable	148,245	141,503
Deferred Financing Costs, net	(856)	(1,216)
Total Notes Payable, Net	$147,389	$140,287

CALIBERCOS INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Real Estate Loans

Hampton Inn & Suites Hotel

In July 2015, the consolidated fund entered into a $7.3 million loan, which is secured by a deed of trust and assignment of leases and rents of a hotel property in Scottsdale, Arizona. The terms of the note require monthly principal and interest payments, with a balloon payment due at maturity. The loan has a fixed interest rate of 4.50% and matures in July 2025. The terms of the loan allow the prepayment of the outstanding balance in part or in whole at any time prior to the maturity date, subject to a prepayment premium fee. The loan is guaranteed by an individual who is an affiliate of the Company. The terms of the loan agreement include covenant clauses, which requires certain key financial ratios and liquidity be met. In June 2020 and August 2020, the terms of the loan agreement were renegotiated temporarily removing certain covenants and payment requirements through November 2020. As of December 31, 2020, the debt service coverage ratio and liquidity covenants required by the loan agreement were not satisfied, however, a waiver of the breach of covenant was obtained from the lender. As of December 31, 2021, the debt service coverage ratio covenant required by the loan agreement was not satisfied, however, a waiver of the breach of covenant was obtained from the lender.

Four Points by Marriott Hotel

In June 2018, the consolidated fund entered into an $11.0 million loan, which is secured by a deed of trust and assignment of leases and rents of a hotel property in Phoenix, Arizona. Upon entering into the loan, $1.6 million of the loan proceeds were placed into reserve accounts to be drawn against and pay for the conversion of hotel rooms (the “Conversion Reserve”), pay for the property improvement plans required by the franchisor (the “PIP Reserve”), and pay interest on the loan (the “Interest Reserve”). At December 31, 2021, the balance of the Conversion Reserve, PIP Reserve, and Interest Reserves was $1.1 million, all of which is included in Restricted cash on the accompanying consolidated balance sheets. Once the Interest Reserve is depleted, the loan continues to require monthly interest-only payments until maturity. The loan matures in December 2021 and the loan terms allow for the prepayment of the outstanding balance in part or in whole at any time prior to the maturity date. In December 2021, an agreement was negotiated to extend the maturity of the loan to April 2022. Per the terms of this agreement, the original interest rate terms are extended through March 2022 and thereafter 12.0% until maturity. As of December 31, 2021, the interest rate was the greater of 5.75% or 360 LIBOR Rate plus 4.00%, resulting in an interest rate of 6.58%.

The terms of the loan include, among other things, certain covenants, as defined in the loan agreement, including a debt service coverage ratio (“DSCR”) requirement. As of December 31, 2021 and December 31, 2020, the loan was not in compliance with its loan covenants as the hotel property’s operating results were below the required DSCR threshold. Per the loan agreement, the lender is entitled to declare an event of default unless the Company agrees to either partially repay the loan or provide additional collateral in an amount and on terms satisfactory to the lender. As of December 31, 2021, and through the date of this filing, the Company has been in communication with the lender to negotiate an agreement to mitigate any event of default. There can be no assurance, but management believes we will be able to come to an agreement with the lender in order to mitigate any defaults. Compliance with all other covenants was met as of December 31, 2021. The loan is guaranteed by the Company.

Holiday Inn Ocotillo Hotel

In July 2018, the consolidated fund entered into a $9.3 million loan, which is secured by a deed of trust and assignment of leases and rents of a hotel property in Chandler, Arizona. Upon entering into the loan, $0.9 million of the loan proceeds were placed into reserve accounts to be drawn against and pay for operating expenses (the “Operating Reserve”), pay for the property improvement plan required by the franchisor (the “PIP Reserve”), and pay interest on the loan (the “Interest Reserve”). The Interest Reserve and Operating Reserve have a floor of $0.1 million, respectively, where if the balance falls below the floor, the Company is required to fund the reserves back to their original amounts. At December 31, 2021 and December 31, 2020, the balance held in reserves related to the loan agreement were $0.2 million, respectively, which are included in Restricted cash on the accompanying consolidated balance sheets. The loan requires monthly interest-only payments. In June 2020, an option to extend the original maturity date of the loan to August 2021 was exercised and paid a fee in the amount of $0.1 million was paid. In August 2021, the loan agreement was amended and restated with the lender extending the maturity date to August 2022. Per the terms of the restated loan agreement, the interest rate on the loan is equal to 1-month LIBOR plus 6.00%, with a floor rate of 8.00%, resulting in a rate of 8.00% as of December 31, 2021. The floor rate increases, per the terms of the agreement, to 9.00% in March 2022 and to 11.00% in June 2022. The loan is guaranteed by the Company.

CALIBERCOS INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Hilton Tucson East Hotel

In July 2018, the consolidated fund entered into a $14.0 million loan with a lender. The loan is secured by a deed of trust and assignment of leases and rents of the Hilton Tucson. The interest rate on the loan has a fixed rate of 8.50%. The loan requires monthly interest-only payments. In June 2020, an option to extend the original maturity date of the loan (“first extension period”) was exercised and paid a fee was paid in the amount of $0.1 million. In December 2020, upon the expiration of the first extension period an agreement was negotiated to extend the maturity of the loan to June 2021 and a fee of $0.1 million was paid in January 2021, the effective date of the agreement. In July 2021 an agreement was negotiated to extend the maturity of the loan to December 2021 (“second extension period”). Per the terms of this agreement an interest reserve of $0.4 million was required to be deposited with the lender and a principal reduction payment of $4.6 million was made. The terms of the loan allow the Company to prepay the outstanding balance in whole or in part at any time prior to the maturity date, subject to a prepayment premium fee.

In December 2021, the consolidated fund paid the remaining $9.4 million loan in full and entered into a new $12.0 million loan which is secured by a deed of trust and assignment of rents of the Hilton Tucson. The interest rate on the loan has a fixed rate of 6.25% and requires interest-only payments for the first 18 months and principal and interest payments thereafter. The terms of the loan allow the prepayment of the outstanding balance in whole or in part at any time prior to the maturity date, subject to a prepayment premium fee of 2% of the prepaid principal balance in the first year of the loan and a 1% of the prepaid principal balance thereafter. Upon the closing of the loan $1.0 million of the loan proceeds were placed into an interest reserve account. The terms of the loan include, among other things, certain covenants, as defined in the loan agreement, including a DSCR requirement which commence in December 2023. The loan matures in November 2025. As of December 2021, the Company determined it was no longer the primary beneficiary of the fund, as the Company is not the guarantor of the debt and therefore the fund was deconsolidated. Refer to Note 2 – Summary of Significant Accounting Policies – Basis of Presentation and Consolidation for additional information on the Company’s accounting for VIEs.

Airport Hotel Portfolio

In September 2018, the consolidated fund entered into a $62.2 million portfolio loan. Initial funding of the loan was $56.5 million with the option to receive an additional $5.7 million once certain operating performance thresholds are met. The loan is secured by a deed of trust and assignment of leases and rents of the Airport Hotel Portfolio. The loan has a variable interest rate equal to one-month LIBOR plus 3.75%, resulting in a rate of 5.75% as of December 31, 2021. The loan requires interest-only payments until maturity and matures in October 2021 with options to extend the maturity date up to two additional years, subject to certain terms, conditions and fees. The terms of the loan agreement require an exit fee equal to 0.25% of the original principal amount of the loan at the time the loan is repaid in full. The exit fee of $0.2 million was accrued upon entering into the loan and recorded as a deferred financing cost to be amortized over the life of the loan. The loan is guaranteed by the Company and individuals who are affiliates of the Company.

The terms of the loan include, among other things, certain covenants, as defined in the loan agreement, including a DSCR requirement. The DSCR contains a “cash management” provision that is triggered when the property’s operating results are below a certain DSCR threshold. As of June 30, 2020, the testing period, and December 31, 2020, the hotel properties’ operational results were below that certain DSCR and certain other required financial covenants were not met. In December 2020, the lender provided notification to management exercising their right under the “cash management” provision, and as such the hotel properties’ operating cash is subject to “cash management”. In April 2021, the terms of the loan agreement were renegotiated extending the maturity date of the loan to October 2022. Per the terms of the renegotiated loan agreement, $3.2 million was placed into reserve accounts for the payment of debt service, which is included in Restricted cash on the accompanying consolidated balance sheets. The terms of the renegotiated loan agreement include a waiver of the breach of covenants at December 31, 2020 and further waives the financial covenants through the loan maturity date.

DoubleTree by Hilton Tucson Convention Center Hotel

Due to the consolidation of TCC Hotel I, LLC, in September 2020, the Company now recognizes a $12.6 million loan at December 31, 2020 with a maximum loan amount of $19.0 million, which is secured by a deed of trust and assignment of rents of the DoubleTree by Hilton Tucson Convention Center located in Tucson, Arizona. The loan has a variable interest rate per annum equal to LIBOR plus 2.50%. The loan requires interest-only payments until September 2022 and principal and interest payments thereafter until maturity. The terms of the loan allow for the prepayment of the outstanding balance in whole or in part at any time prior to the maturity date. The terms of the loan include, among other things, certain financial covenants, as defined in the loan agreement, including a DSCR and a loan-to-value requirement which commence in September 2021. As of December 31, 2021 and 2020, the loan was in compliance with all such covenants. The loan matures in August 2027 and is guaranteed by the Company.

CALIBERCOS INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

GC Square Apartments

In October 2017, the consolidated fund entered into an $11.0 million loan, which is secured by a deed of trust and assignment of rents of a multi-family property in Phoenix, Arizona. The loan had a variable interest rate equal to LIBOR plus 5.25%. The loan had options to extend the maturity date up to two additional years, subject to certain terms and conditions. The loan required interest-only payments until maturity. Contemporaneous with entering into the loan, the consolidated fund entered into an interest rate cap agreement, which set a maximum interest rate of 7.00% until November 2018 and 7.75% from November 2018 through maturity. The terms of the loan included, among other things, a debt service coverage ratio, as defined in the loan agreement. The debt coverage ratio contained a “cash trap” provision which was triggered when the property’s operating results were below a certain debt service coverage ratio. At December 31, 2019, the property’s operating results were below that certain debt service ratio; however, the lender did not exercise their right under the “cash trap” provision. The loan and accrued interest was paid in full in October 2020.

In October 2020, the consolidated fund entered into an $11.6 million loan which is secured by a deed of trust and assignment of rents of a multi-family property in Phoenix, Arizona. The loan bears interest at a fixed annual rate of 3.125% for the first three years, thereafter, the interest rate is adjusted annually to a rate which is equal to the sum of the highest published prime rate as defined by the agreement and a margin of 0.123% with a floor of 3.125% and a ceiling of 16.0% per year. The loan matures in October 2028. The loan requires interest only payments for the first year and thereafter principal and interest payments as defined by the agreement. The terms of the loan agreement provide the option to fix the annual interest rate (the “fixed interest rate option”) beginning in year 4 of the loan term. The fixed interest rate option would bear interest at an annual rate equal to the sum of a five-year fixed rate advance index defined by the agreement and a 300 basis point spread, rounded up to the next 0.125% point and requires payment to the lender of an amount equal to one percent of the outstanding principal balance at the time of exercise. The loan may be prepaid prior to maturity subject to certain conditions and terms outlined in the agreement which defines the schedule of prepayment premiums based on the timing of the exercise of this option. The loan agreement contains certain usual and customary restrictions and covenants relating to, amongst other things, liens, insurance, and other indebtedness. The loan is guaranteed by the Company. At December 31, 2021 and 2020, amounts held in escrow for the payment of interest and taxes were $0.1 million, respectively, which are included in Restricted cash on the accompanying consolidated balance sheets.

DT Mesa Holdco II, LLC

In May 2019, the consolidated fund entered into a $1.0 million loan, which is secured by a deed of trust of a commercial building in Mesa, Arizona. The loan has a variable rate per annum equal to prime rate plus 1.00%, resulting in a rate of 4.25% as of December 31, 2021. The loan requires interest-only payments until maturity and the terms of the loan allow the prepayment of the outstanding balance in part or in whole at any time prior to the maturity date with no prepayment penalty. In April 2021, the terms of the loan agreement were renegotiated extending the maturity date of the loan to January 2022. In February 2022, the terms of the loan agreement were renegotiated extending the maturity date of the loan to September 2022.

In November 2019, the consolidated fund entered into a $5.0 million loan secured by the deed of trust of a commercial building in Mesa, Arizona. The loan has a variable interest rate per annum and is the lesser of (i) the three-year federal home loan bank rate plus 2.75% or (ii) the default rate of 5.00%, resulting in a rate of 3.98% as of December 31, 2021. The loan requires interest-only payments until maturity and the terms of the loan allow the prepayment of the outstanding balance in part or in whole at any time prior to the maturity date with no prepayment penalty. The loan matures in November 2022 and is guaranteed by the Company. The terms of the loan include certain financial covenants including a debt service coverage ratio and loan-to-value requirement which commenced in March 2021. As of December 31, 2021, the loan was not in compliance with its debt service coverage ratio requirement based on the operation of the related property. Per the loan agreement, the lender is entitled to declare an event of default unless the Company agrees to partially repay the loan in an amount and on terms satisfactory to the lender. As of December 31, 2021, and through the date of this filing, the Company has been in communication with the lender to negotiate an agreement to mitigate any event of default. There can be no assurance, but management believes we will be able to come to an agreement with the lender in order to mitigate any defaults. Compliance with all other covenants was met as of December 31, 2021.

CALIBERCOS INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Circle Lofts, LLC

In July 2020, the consolidated fund entered into a $5.0 million loan, which is secured by a deed of trust and assignment of rents of a multi-family property located in Scottsdale, Arizona. The loan has a variable interest rate per annum that is equal to LIBOR plus 5.25% with a floor of 5.25% and a ceiling of 11.25% per year resulting in an interest rate of 5.25% at December 31, 2021. The loan matures in August 2050. The loan requires interest only payments until July 2021 and principal and interest payments thereafter until maturity. The loan amount may be prepaid prior to maturity subject to certain conditions and terms outlined in the agreement which defines the schedule of prepayment premiums based on the timing of the exercise of this option. The loan agreement contains certain usual and customary restrictions and covenants relating to, amongst other things, liens, insurance, and other indebtedness. The loan is guaranteed by individuals who are affiliates of the Company.

Ironwood Fundco, LLC

In April 2021, the consolidated fund entered into a $5.8 million loan, which is secured by a deed of trust and assignment of rents of commercial property in Scottsdale, Arizona. The loan has a variable rate per annum equal to prime rate plus 1.50%, resulting in a rate of 4.91% as of December 31, 2021. The loan requires interest-only payments until maturity. In March 2022, the terms of the loan agreement were renegotiated extending the maturity date of the loan to November 2022. The terms of the loan allow the prepayment of the outstanding balance in part or in whole at any time prior to the maturity date with no prepayment penalty.

In April 2021, the consolidated fund entered into a $2.5 million loan, which is secured by a deed of trust and assignment of rents of commercial property in Scottsdale, Arizona. The loan has a fixed rate per annum equal to 4.5% and matures in May 2022. The terms of the loan allow for a 12-month extension subject to certain conditions per the agreement and an extension fee of 0.25%. The terms of the loan allow the prepayment of the outstanding balance in part or in whole at any time prior to the maturity date with no prepayment penalty. The loan is guaranteed by the Company and individuals who are affiliates of the Company.

Caliber Residential Advantage Fund LP

In January 2019, the consolidated fund entered into a $1.8 million loan secured by the deeds of trust of each collateralized single-family home. The loan had a variable interest rate per annum which was the greater of (i) the rate of 5.00% or (ii) 2.85% plus the five-year treasury rate. The loan required principal and interest payments until maturity and the terms of the loan allowed the outstanding balance to be prepaid in part or in whole at any time prior to the maturity date with no prepayment penalty. The loan originally matured in January 2024 and was guaranteed by the Company and included certain covenants, as defined in the loan agreement, including a DSCR and a loan-to-value requirement. As of December 31, 2020, the Company was in compliance with all such covenants. In February 2021, the loan was paid down by an amount whereby the Company determined it was no longer the primary beneficiary of the investment fund and therefore the fund was deconsolidated. Refer to Note 2 – Summary of Significant Accounting Policies – Basis of Presentation and Consolidation for additional information on the Company’s accounting for VIEs.

Payroll Protection Program Loans

In April 2020, the consolidated funds were granted PPP loans totaling $3.4 million. The loans are unsecured and have a fixed interest rate of 1.0 % and mature in April 2022. The loans allow the Company to prepay the amount plus accrued interest prior to maturity. According to the terms of the PPP, the potential loan forgiveness for all or a portion of the PPP loans are determined, subject to limitations, on the use of loan proceeds over the 8-to-24-weeks after the loan proceeds are disbursed for payment of payroll costs and other eligible expenses. Management believes it has used the proceeds from its PPP loan for purposes consistent with the PPP terms and has submitted applications for forgiveness under this program. During the year ended December 31, 2021, $3.4 million of the outstanding PPP loans were forgiven. The gain recognized on the forgiveness of these loans is recorded in Consolidated fund expenses on the consolidated statements of operations.

During the year ended December 31, 2021, the consolidated funds were granted a second round of PPP loans totaling $3.6 million. The loans are unsecured and have a fixed interest rate of 1.0 % and mature through April 2026. Management intends to use the proceeds consistent with the terms required to qualify for forgiveness, similar to the terms in the April 2020 PPP loan program, and believes the Company will also qualify for forgiveness of the entire loan amounts under this program. In January 2022, $0.1 million of outstanding PPP loans were forgiven.

Economic Injury Disaster Loans

In June 2020, the consolidated funds were granted Economic Injury Disaster Loans (“EIDL”) loans totaling $0.6 million. The loans are secured by the assets of the respective funds and have a fixed interest rate of 3.75 % and mature in June 2050. Principal and interest payments are deferred for the first 12 months of the loans. The loans allow for prepayment of principal plus accrued interest prior to maturity. The loan agreements contain certain usual and customary restrictions and covenants relating to, amongst other things, insurance, and other indebtedness. In addition, the terms of the loans include a cross-default provision whereby the Small Business Administration (“SBA”) may, in its discretion, without notice or demand require immediate payment of all amounts outstanding under the loans.

Revolving Line of Credit

In August 2019, a consolidated fund entered into a revolving line of credit (“LOC”) with a maximum borrowing amount of $4.5 million. The LOC is secured by the partnership’s assets and is guaranteed by the Company. The LOC has a variable interest rate equal to the greater of (i) Wall Street Journal Prime Rate plus 0.25% per annum or (ii) 4.75%, resulting in a rate of 4.75% as of December 31, 2021. The Company is required to pay a fee of 0.20% of the unused revolving balance. The LOC matured in August 2021. In November 2021, the agreement was amended extending the maturity date of the LOC to August 2022. The terms of the amended agreement include a waiver of certain covenants included in the line of credit agreement that were not satisfied by the consolidated fund as of the date of the amendment. At December 31, 2021, the consolidated fund was in compliance with the financial covenants outlined in the agreement.

CALIBERCOS INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Future Debt Maturities

As of December 31, 2021, the future aggregate principal repayments due on the Company’s notes payable for each of the years ending December 31, are as follows (in thousands):

Year	Amount
2022	$102,844
2023	697
2024	1,013
2025	6,456
2026	4,405
Thereafter	32,830
Total	$148,245

Deferred Financing Costs

During the years ended December 31, 2021 and 2020, amortization and write-offs of deferred financing costs were $1.0 million and $1.2 million, respectively.

Note 7 – Related Party Transactions

Notes Receivable – Related Parties

Notes Receivable – Related Parties of consolidated funds

The Company, through its consolidated VIEs, entered into unsecured promissory notes with related parties. The notes mature in May 2022 and have interest rates of 12.0% per annum. No payments are required prior to the maturity of the notes. The notes may be prepaid in whole, or in part, without penalty. During the years ended December 31, 2021 and 2020, the Company earned $2.1 million and $1.3 million, respectively, of interest in connection with the notes, which is included in Consolidated fund revenues on the accompanying consolidated statements of operations. No interest was due to the Company as of December 31, 2021 and 2020. As of December 31, 2021 and 2020, the outstanding principal balance on the notes were $20.1 million and $14.6 million, respectively, which is included in Notes receivable — related parties on the accompanying consolidated balance sheets.

Fund Management

The Company manages multiple private equity real estate funds. See Note 2 – Summary of Significant Accounting Policies for detail on our revenues related to Fund Management. In general, the Company generates the following Fund Management revenues:

•	Asset Management Fees – We receive an annual asset management fee equal to 1.0% - 1.5% of all the non-affiliate capital contributions related to the ongoing management owned by the fund and the overall fund administration. We are also entitled to receive reimbursement for certain expenses incurred or paid on behalf of the fund, which may include an allocation of certain administrative and overhead costs. During the year ended December 31, 2021 and 2020, the Company earned $3.5 million and $3.1 million, respectively, of asset management fees from related parties, which are included in Asset Management Fees on the accompanying consolidated statements of operations.

•	Performance allocations – We are entitled to an allocation of the income otherwise allocable to the limited partners/members of the funds we manage, commonly referred to as carried interest. Generally we receive 20% – 35% of all cash distributions from (i) the operating cash flow of each fund, after payment to the related fund investors of any accumulated and unpaid priority preferred returns and repayment of preferred capital contributions; and (ii) the cash flow resulting from the sale or refinance of any real estate assets held by each fund, after payment to the related fund investors of any accumulated and unpaid priority preferred returns and repayment of initial preferred capital contributions. Our funds’ preferred returns typically range from 6% for common equity to 10-12% for preferred equity, which does not participate in profits. For the year ended December 31, 2021, the Company earned $0.7 million of performance allocations from related parties, which are included in Performance Allocations on the accompanying consolidated statements of operations. For the year ended December 31, 2020, the Company did not earn performance allocations from related parties.

•	Transaction and Advisory Fees – We receive fees for services primarily relating to the marketing, offering, registering, and selling of equity and debt instruments of the affiliates (collectively, “Capital Raise Fees”), loan placement and guarantee fees. For the years ended December 31, 2021 and 2020, the Company earned $2.4 million and $0.5 million, respectively, of transaction and advisory fees from related parties, which are included in Transaction and Advisory Fees on the accompanying consolidated statements of operations.

As of December 31, 2021 and 2020, amounts due to the Company from related parties for fund management services was $3.9 million and $0.9 million, respectively, which are included in Due from related parties on the accompanying consolidated balance sheets.

Development

The Company provides development related management services to affiliates and third parties, which include ground-up development and repositioning of real estate assets, the build-out of tenant space, the renovation of hospitality, residential, and commercial real estate, and general real estate repair and maintenance services.

For the years ended December 31, 2021 and 2020, the Company recognized $2.1 million and $2.2 million, respectively, of development revenue from related parties, which are included in Transaction and Advisory Fees on the accompanying consolidated statements of operations. As of December 31, 2021 and 2020, amounts due to the Company from related parties for development services were $1.4 million and $0.1 million, respectively, which are included in Due from related parties on the accompanying consolidated balance sheets.

Brokerage

The Company provides real estate brokerage services related to the purchase and sale of residential and commercial properties owned by the funds which we manage. For the years ended December 31, 2021 and 2020, the Company recognized $0.04 million and $0.1 million, respectively, of brokerage commission revenue from related parties, which are included in Transaction and Advisory Fees on the accompanying consolidated statements of operations. There were no brokerage commissions due from related parties as of December 31, 2021 and 2020.

CALIBERCOS INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Notes Payable – Related Parties

The Company, through various consolidated VIEs, entered into unsecured promissory notes with related parties. The notes may be repaid in whole, or in part, without penalty. In addition, the Company has a related party unsecured promissory note with a former member of the Company’s executive management team.

The following table summarizes the notes payable – related parties as of December 31, 2021 and 2020, respectively (in thousands):

	December 31,
Notes Payable - Related Parties	2021	2020	Interest Rate	Maturity Date
Former Management	$40	$95	N/A	December 2023
Caliber Residential Advantage Fund, LP	815	-	7.50%	May 2022
Total Notes Payable - Related Parties	$855	$95

During the year ended December 31, 2021, the Company incurred $0.1 million of interest expense in connection with the notes payable – related parties, which is included in Interest expense on the accompanying consolidated statements of operations. No interest expense was incurred for the year ended December 31, 2020. There was no interest payable due to related parties as of December 31, 2021 and 2020. Management expects to extend the Caliber Residential Advantage Fund, LP note at maturity.

Notes Payable – Related Parties of consolidated funds

The Company, through various consolidated VIEs, entered into unsecured promissory notes with related parties. The notes may be repaid in whole, or in part, without penalty. The notes payable – related parties consisted of the following as of December 31, 2021 and 2020 (in thousands):

	December 31,
Notes Payable - Related Parties	2021	2020	Interest Rate	Maturity Date
Roosevelt III HOLDCO, LLC	$2,400	$2,216	12.00%	May 2022
CDIF, LLC	1,415	-	12.00%	May 2022
Caliber Tax Advantaged Opportunity Zone Fund, LP	850	-	12.00%	May 2022
Caliber Diversified Opportunity Fund II, LP	500	-	10.00%	June 2022
Total Notes Payable - Related Parties	$5,165	$2,216

During the year ended December 31, 2021 and 2020, the consolidated funds incurred $0.6 million and $0.1 million of interest expense in connection with the notes payable – related parties, which is included in Consolidated fund expenses on the accompanying consolidated statements of operations. Interest payable at December 31, 2021 was $0.2 million, which is included in Due to related parties on the accompanying consolidated balance sheets. There was no interest payable due to related parties as of December 31, 2020. Management expects to extend these notes at maturity.

Withdrawal Agreement

In November 2014, the Company entered into an agreement with a former co-manager and member of one of the Company’s consolidated subsidiaries which outlined the terms of his resignation as co-manager and assignment of his member interest. In consideration for his resignation as co-manager and assignment of his member interest, the Company agreed to issue 55,556 shares of its common stock to the individual or his designee, provide the individual with construction services at no cost to the individual, as outlined in the agreement, and pay the individual or his designee up to $0.5 million in cash, as outlined in the agreement. The Company issued the 55,556 shares of common stock in April 2015. As of December 31, 2021 and 2020, $0.1 million and $0.2 million, respectively, was due to the former co-manager and member of the Company, which are included in Other liabilities on the accompanying consolidated balance sheets.

CALIBERCOS INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Other

In the normal course of business, the Company has various amounts due from related parties, including affiliate entities and individuals, for various expenses paid for by the Company on their behalf and other charges. These amounts are generally unsecured, interest-free, and due on demand. As of December 31, 2021 and 2020, other amounts due from related parties were $0.3 million and $0.5 million, respectively, which are included in Due from related parties on the accompanying consolidated balance sheets.

In the normal course of business, the Company has various amounts due to related parties, including affiliated entities and individuals, for various expenses paid for by the affiliates on the Company’s behalf and other short-term payment advances. These amounts are generally unsecured, interest-free, and due on demand. As of December 31, 2021 and 2020, other amounts due to related parties were $0.7 million and $0, respectively, which are included in Due to related parties on the accompanying consolidated balance sheets.

Other – consolidated funds

In the normal course of business, the consolidated funds have various amounts due from and/or due to related parties, including affiliate entities and individuals, for various expenses paid by the funds on their behalf and other charges. These amounts are generally unsecured, interest-free, and due on demand. As of December 31, 2021 and 2020, other amounts due from related parties were $0.2 million and $0, respectively, which are included in Due from related parties on the accompanying consolidated balance sheets. As of December 31, 2021 and 2020, other amounts due to related parties were $0.2 million and $0, respectively, which are included in Due to related parties on the accompanying consolidated balance sheets.

CALIBERCOS INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 8 – Other Liabilities

Other liabilities consisted of the following as of December 31, 2021 and 2020 (in thousands):

	December 31,
	2021	2020
Sales tax payable	$-	$76
Deferred rent liability	341	371
Billings in excess of costs	423	423
Other	103	197
Total other liabilities	$867	$1,067

Other liabilities of the consolidated funds consisted of the following as of December 31, 2021 and 2020 (in thousands):

	December 31,
	2021	2020
Sales tax payable	$413	$171
Deposits	319	114
Tenant improvement allowance	59	34
Capital leases	71	229
Deferred rent liability	287	247
Advance key money, net	975	1,050
Above market ground lease, net	3,511	3,637
Other	328	102
Total other liabilities	$5,963	$5,584

Note 9 – Income Taxes

The following table shows the components of the income tax (provision) benefit from total operations for the years ended December 31, 2021 and 2020 (in thousands):

	2021	2020
Current income tax provision/(benefit)
Federal	$-	$-
State	-	-
Total	-	-

Deferred income tax provision/(benefit)
Federal	(204)	(978)
State	26	(154)
Total	(178)	(1,132)

Adjustment to valuation allowance	178	1,132
Total income tax provision/(benefit)	$-	$-

CALIBERCOS INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The following table reconciles the U.S. federal statutory tax rate to the effective income tax rate for the years ended December 31, 2021 and 2020:

	2021	2020
U.S. federal statutory tax rate	21.0%	21.0%
State taxes, net of federal benefit	9.3%	5.0%
Income passed through to noncontrolling interest, federal tax	(20.4)%	(16.5)%
Income passed through to noncontrolling interest, state tax	(9.0)%	(3.9)%
Permanent differences, VIEs	(0.7)%	(1.9)%
Prior period return-to-provision adjustments	0.6%	0.9%
Nondeductible expenses	0.0%	(0.1)%
Change in valuation allowance	(0.8)%	(4.5)%
Effective income tax rate	0.0%	0.0%

The following table summarizes the components of the Company’s deferred tax assets and liabilities as of December 31, 2021 and 2020 (in thousands):

	2021	2020
Deferred tax assets:
Net Operating Loss Carryforwards	$12,263	$11,091
Sec 362 Basis Step-up	441	441
Deferred Compensation	828	662
Fixed Assets	180	292
Other	408	356
Total	14,120	12,842

Deferred tax liabilities:
Passthrough Income/Loss from Partnerships	(9,943)	(8,984)
Other	(409)	(267)
Total	(10,352)	(9,251)
Valuation Allowance	(3,768)	(3,590)
Net deferred tax assets	$-	$-

As of December 31, 2021, the Company had approximately $49.6 million and $47.7 million of federal and state net operating losses (“NOL”), respectively, available to offset future taxable income. As of December 31, 2020, the Company had approximately $44.6 million and $44.4 million of federal and state net operating losses (“NOL”), respectively, available to offset future taxable income. The federal NOLs arising in 2017 and prior, if not utilized, begin expiring in the year 2035. Federal NOLs arising in tax years ending after December 31, 2017 can be carried forward indefinitely but are subject to an 80% of taxable income limitation. The state NOLs arising in 2021 and prior, if not utilized, begin expiring in the year 2035. In accordance with Section 382 of the Internal Revenue Code, deductibility of the Company’s federal NOL carryovers may be limited in the event of a change in control of ownership.

CALIBERCOS INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

In assessing the need for a valuation allowance against its net deferred tax assets, the Company considers both positive and negative evidence related to the likelihood of realization of the deferred tax assets to determine, based on the weight of available evidence, whether it is more-likely-than-not that some or all of the deferred tax assets will not be realized. In evaluating the need for a valuation allowance, the Company considered cumulative tax losses as a significant piece of negative evidence and established a full valuation allowance of $3.8 million and $3.6 million against the Company’s net deferred tax assets as of December 31, 2021 and 2020, respectively.

The changes to the Company’s valuation allowance during the years ended December 31, 2021 and 2020 were as follows (in thousands):

	2021	2020
Valuation allowance at the beginning of the year	$3,590	$2,458
Changes in valuation allowance recorded during the year	178	1,132
Valuation allowance at the end of the year	$3,768	$3,590

The Company and its subsidiaries are subject to the following significant taxing jurisdictions: U.S., Alaska, Arizona, California, Colorado, Illinois, Minnesota, Nevada, Oregon, and Utah. The Company is currently not under income tax examination in any tax jurisdiction.

Although we believe our tax returns are correct, the final determination of tax examinations and any related litigation could be different from what was reported on the tax returns. We are currently open to audit under the statute of limitations by the United States Internal Revenue Service as well as state taxing authorities for the past four years (three years in some states).

We apply U.S. GAAP related to accounting for uncertainty in income taxes, which prescribes a recognition threshold that a tax position is required to meet before recognition in the financial statements and provides guidance on derecognition, measurement, classification, interest and penalties, accounting in interim periods, disclosure and transition issues. We do not believe that there are any positions taken by the Company which would require recognition or disclosure in these financial statements for the years ended December 31, 2021 and 2020.

CALIBERCOS INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 10 – Supplemental Cash Flow Disclosures

Supplemental cash flow information consisted of the following for the years ended December 31, 2021 and 2020 (in thousands):

	Years Ended December 31,
	2021	2020
Supplemental Disclosure of Cash Flow Information
Cash paid for interest, net of capitalized interest of $66 and $82 for the years ended December 31, 2021 and 2020, respectively	$568	$542

Supplemental Disclosure of Cash Flow Information of consolidated funds
Cash paid for interest, net of capitalized interest of $184 and $142 for the years ended December 31, 2021 and 2020, respectively	8,478	6,915

Supplemental Disclosures of Non-cash Investing and Financing Activities
Real estate investments moved to held for sale	(3,082)	-
Increase in note payable due to Deconsolidation of VIEs	2,920	-
Note receivable eliminated in consolidation	(3,110)	-
Conversion of Series A preferred stock to Class A common stock	-	3,848
Supplemental Disclosures of Non-cash Investing and Financing Activities of Consolidated Funds
Real estate investments moved to held for sale	(9,142)	-
Cost of real estate investments included in accounts payable	437	875
Consolidation of VIEs
Real estate investments, net	14,936	48,468
Notes Receivable - related parties	-	12,562
Accounts receivable, net	-	49
Due from related parties	-	69
Prepaid and other assets	16	11
Notes payable	(8,300)	(16,274)
Notes payable - related parties	(4,400)	(7,665)
Accounts payable and accrued expenses	-	(3,626)
Due to related parties	(2)	-
Other liabilities	-	(36)
Noncontrolling interests	824	48,888
Deconsolidation of VIEs
Real estate investments, net	(17,173)
Accounts receivable, net	(137)
Notes receivable	(4,015)
Prepaid and other assets	(305)
Due from related parties	(16)
Due to related parties	1,926
Notes payable	11,024
Notes payable - related parties	4,728
Accrued expenses	1,037
Other liabilities	143
Accumulated deficit	942
Noncontrolling interests	132

CALIBERCOS INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 11 – Commitments and Contingencies

In August 2014, the Company entered into a consulting agreement with Mercadyne Advisors, LLC (“Mercadyne”) and 6831614 Manitoba Ltd. (“Manitoba”) (collectively, the “Consultants”). Per the agreement, the services to be provided by the Consultants were business consulting related services primarily focused on assisting the Company in accessing capital markets and designing, implementing, and completing a public offering. In exchange for the services, the agreement outlined the Consultants’ compensation to include a $25,000 monthly fee paid in cash and a contingently exercisable warrant to purchase a 15.0% equity interest in the Company for an aggregate exercise price of $1,000, exercisable upon the completion of a public offering. The agreement was amended in February 2015, for the purposes of amending the compensation to be a grant of equity rather than a warrant to purchase a 15.0% equity interest in the Company on a fully diluted basis as of the date of the amendment, for a price of $1,000, and to memorialize that all services required to be provided in connection with the agreement had been provided, although a public offering had not been completed. The agreement does not include a stated number of shares of common stock to be issued in exchange for the services provided. In March 2017, the Company and Mercadyne entered into a stock subscription agreement which finalized the number of shares of common stock to be issued to Mercadyne in connection with the consulting agreement and related amendment. The final number of shares issued to Mercadyne in connection with the agreement was 1,325,324. At the time of the settlement our liability was reduced by $1.1 million, with a corresponding increase to stockholders’ equity.

On January 27, 2020, Manitoba, and its President, filed a complaint in Maricopa County Superior Court in the State of Arizona against the Company and each of the members of its Board of Directors claiming among other things, breach of contract, breach of the implied covenant of good faith and fair dealing, unjust enrichment and fraud in the inducement, in connection with the above equity grant. The complaint sought damages in the amount of $10.9 million, but in no event less than $8.1 million, treble damages under the argument that the unissued shares are wages under Arizona law, or, alternatively, specific performance that the Company issue Manitoba 2,181,115 shares of Class A common stock, but in no event less than 1,625,324 shares. The complaint also sought fees, costs, interest and such other relief as the court deems just and proper. At the Company’s urging, a stipulation to place the entire matter into private, binding arbitration before the American Arbitration Association (“AAA”) in accord with the parties’ prior agreement documentation was executed by counsel for the parties. On March 27, 2020, the Court ordered the parties to AAA arbitration, to be commenced within thirty days of said order. The arbitration commenced and, on May 29, 2020, the respondents submitted their answering statement and counterclaim to the AAA which included the Company’s request to submit a dispositive motion on legal issues on which the Company believed it was likely to succeed as a matter of law. Following a March 29, 2021 initial preliminary hearing conference with the arbitration panel in which the panel approved the Company’s request to submit the dispositive motion, the Company indeed successfully obtained dismissal of four (4) of the alleged claims brought by the prior consultant, including the claim against it for “treble damages”, as well as dismissal of four (4) of the alleged respondent parties, and one of the claimant parties. None of the Company’s counterclaims have been dismissed. The arbitration hearing is presently scheduled for June 2022. The Company has engaged in and continues to be engaged in ongoing confidential settlement negotiations with Manitoba for settlement from all claims arising from or relating to the facts and circumstances underlying their complaint.  Accordingly, in April 2022, management determined it was necessary to increase the accrual related to this matter to $3.2 million, as of December 31, 2021.

The Company believes that the claims against it are without merit and intends to vigorously defend its position. The Company also intends to vigorously pursue the counterclaims which it has alleged. The ultimate outcome of this legal matter cannot presently be determined or estimated, however, management believes the amount accrued is the best estimate of the ultimate potential loss in this matter. If all shares demanded further to the aforementioned complaint are ultimately issued to Manitoba, investors’ relative ownership interest will experience additional dilution.

Environmental Matters

In connection with the ownership and operation of real estate assets, the Company may potentially be liable for costs and damages related to environmental matters. The Company believes we are in material compliance with current laws and regulations and do not know of any existing environmental condition and has not been notified by any governmental authority of any non-compliance, liability or other claim, in each case, that could result in a material adverse effect on our financial condition or results of operations.

Construction Contracts

In connection with our development, redevelopment and capital improvement activities, we have entered into various construction related contracts and we have made commitments to complete certain projects, pursuant to financing or other arrangements. As of December 31, 2021 and 2020, our commitments related to these activities were $0.3 million and $1.0 million, respectively.

CALIBERCOS INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Franchise Agreements and Advance Key Money

Intercontinental Hotel Group

In August 2013, the consolidated fund entered into a 20-year franchise agreement with Holiday Hospitality Franchising, LLC (“IHG”). Pursuant to the terms of the franchise agreement, the consolidated funds pay the following fees on a monthly basis:

•	royalty fee of 5% of gross room revenue
•	service contribution fee of 3% of gross room revenue
•	technology fee of $12.75 per room
•	marketing fee of $3.00 per room

As a part of the franchise agreement, Six Continents, Inc., an affiliate of IHG, advanced $1.5 million (“Advance Key Money”) to the consolidated funds to retain IHG as the franchisor on the hotel property for 20 years. The consolidated funds are not required to repay any part of the Advance Key Money unless the franchise agreement is cancelled before the termination date of August 2033.

In June 2015, the consolidated funds entered into a 10-year franchise agreement with IHG, which expires in June 2025. Pursuant to the terms of the franchise agreement, the consolidated funds pay the following fees on a monthly basis:

•	royalty fee of 5% of gross room revenue
•	service contribution fee of 3% of gross room revenue
•	technology fee of $13.26 per room
•	all fees due for marketing

In July 2018, the consolidated funds entered into a separate 15-year franchise agreement with IHG, which expires in July 2033. Pursuant to the terms of the franchise agreement, the consolidated funds pay the following fees on a monthly basis:

•	royalty fee of 5% of gross room revenue
•	service contribution fee of 3% of gross room revenue
•	technology fee of $14.08 per room
•	all fees due for marketing

CALIBERCOS INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Hampton Inn

In October 2014, the consolidated funds entered into a franchise agreement with Hampton Inns Franchise, LLC, which expires in November 2030. Pursuant to the terms of the franchise agreement, the consolidated funds pay the following fees on a monthly basis:

•	program fee of 4% of gross room revenue
•	royalty fee of 6% of gross room revenue

Hilton Worldwide

In November 2016, the consolidated funds entered into a 10-year franchise agreement with Hilton Franchise Holdings, LLC, an affiliate of Hilton Worldwide. Pursuant to the terms of the franchise agreement, the consolidated funds pay the following fees on a monthly basis:

•	program fee of 4% of gross room revenue
•	royalty fee of 5% of gross room revenue
•	food and beverage fee of 3% of gross food and beverage revenue

Marriott International, Inc.

In June 2018, the consolidated funds entered into a 15-year franchise agreement with Marriott International, Inc. Pursuant to the terms of the franchise agreement, the consolidated funds pay the following fees on a monthly basis:

•	program fee of 5.5% of gross room revenue
•	marketing fund fee of 1% of gross room revenue

The consolidated funds recognized total aggregate franchise fees of $2.8 million and $2.0 million for the years ended December 31, 2021 and 2020, respectively.

CALIBERCOS INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Contractual Lease Obligations

Office Lease

In July 2018, the Company entered into a new corporate office lease agreement, which has been accounted for as an operating lease. The lease is for a term of 7.6 years and includes a rent abatement period and tenant improvement allowance. The lease includes options for two 5-year extension periods.

As of December 31, 2021, the future required payments, for each of the years ending December 31, were as follows (in thousands):

Year	Amount
2022	$444
2023	493
2024	502
2025	511
2026	86
Total	$2,036

Rent expense was $0.5 million for the years ended December 31, 2021 and 2020, respectively, which includes rent expense related to operating leases for office space. In addition to the arrangement outlined above, the Company regularly enters into short-term equipment and other rentals. Rent expense is included within Operating costs or General and administrative expense in the accompanying consolidated statements of operations, depending on the nature of the individual rental arrangement.

Contractual Lease Obligations of the consolidated funds

Equipment Lease

The consolidated funds have entered into multiple lease agreements for equipment, all of which have been accounted for as capital leases. The leases have a 36-month to 48-month term, require monthly lease payments, and have a bargain purchase option at maturity. The recorded lease liability as of December 31, 2021 and 2020 was $0.1 million and $0.2 million, respectively, which is included in Other liabilities on the accompanying consolidated balance sheets. As of December 31, 2021, the future required minimum lease payments under the lease agreements due in 2022 was $0.1 million.

CALIBERCOS INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Ground Leases

In November 2012, we acquired a hotel property in Phoenix, Arizona, which is subject to a ground lease and requires monthly lease payments of approximately $0.1 million, subject to annual adjustments through December 2049, at which time the ground lease expires. The ground lease, accounted for as an operating lease, required a deposit of $0.3 million, which is included in Other assets on the accompanying consolidated balance sheets as of December 31, 2021 and 2020, respectively. At the time of acquisition, it was determined that the lease rate of the ground lease was at a rate which management estimated was above the fair market lease rate. Accordingly, the consolidated funds recorded a liability in the amount of the estimated fair value (Level 3) of the above market lease. The above market lease is amortized as a reduction to lease expense over the term of the lease. Accumulated amortization of the above-market lease intangible as of December 31, 2021 and 2020, was $1.1 million and $1.0 million, respectively.

In October 2014, we acquired a hotel property residing on land which is subject to a ground lease and is subleased to the consolidated funds. The sublease requires monthly lease payments which consist of base rent, taxes, and other charges, and are subject to annual adjustments. The amount of the base rent increases over time. The original sublease expires in May 2056; however, the sublease includes two 5-year extension options and a third extension option for an additional 27 months.

As of December 31, 2021, the estimated future minimum lease payments on the ground leases and the future amortization of the related above market lease intangible for each of the years ending December 31, are as follows (in thousands):

Year	Lease Payments	Intangible Amortization	Net Lease Expense
2022	$1,236	$(125)	$1,111
2023	1,236	(125)	1,111
2024	1,236	(125)	1,111
2025	1,236	(125)	1,111
2026	1,236	(125)	1,111
Thereafter	30,584	(2,886)	27,698
Total	$36,764	$(3,511)	$33,253

Rent expense was $1.1 million for the years ended December 31, 2021 and 2020, respectively, which includes rent expense related to operating leases for equipment and ground leases. In addition to the arrangements outlined above, the consolidated funds regularly enter into short-term equipment and other rentals. Rent expense is included within Consolidated fund expenses in the accompanying consolidated statements of operations.

CALIBERCOS INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Buyback Program

In September 2018, the Company agreed to repurchase all 6,239,846 shares (“Buyback Program”) owned by one of its non-participating founders for $2.70 per share of common stock in exchange for an amendment to such non-participating founder’s shareholder voting rights and other Company protections. Among other things, the Company’s obligation to reacquire the non-participating founder’s shares terminates when the Company’s common stock is listed on a national exchange. The shares are being reacquired at various amounts ranging from 6,000 to 10,000 units on a monthly basis until such time as the Company has satisfied the termination conditions or until all of the shares have been reacquired, which could be in 2075. Due to the length of time of the liability, the Company recorded a liability of $13.6 million and a corresponding reduction to equity in treasury stock at the inception of the Buyback Program using a present value discount rate of 10.00%. During the years ended December 31, 2021 and 2020, the Company repurchased 120,000 and 109,000 shares of Class A common stock, respectively. As of December 31, 2021 and 2020, the balance of the liability was $12.7 million and $13.0 million, respectively, which is included in Buyback obligation on the accompanying consolidated balance sheets. The remaining number of shares to be repurchased as of December 31, 2021 and 2020 was 5,893,346 and 6,013,346, respectively.

As of December 31, 2021, the future aggregate principal payments related to the Buyback Program for each of the years ending December 31, are as follows (in thousands):

Year	Amount
2022	$324
2023	324
2024	324
2025	324
2026	324
Thereafter	14,292
Aggregate payments	15,912
Less interest	(3,208)
Total	$12,704

Note 12 – Stockholders’ Equity and Share-Based Payments

In June 2019, the Company amended and restated its certificate of incorporation which increased the number of shares to 125,000,000 consisting of: (i) 100,000,000 shares of Class A Common Stock at a par value of $0.001 per share, (ii) 15,000,000 shares of Class B Common Stock (founder shares owned by our President and Chief Operating Officer and our Chief Executive Officer) at a par value of $0.001 per share, and (iii) 10,000,000 shares of Preferred Stock at a par value of $0.001 per share, including 2,564,103 shares designated as Series A preferred stock (“Series A”). Any shares issued and outstanding and that are owned by a holder other than a founder were reclassified into one share of Class A Common Stock. All founders stock were automatically reclassified into shares of Class B Common Stock.

CALIBERCOS INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

In December 2019, the Company entered into a second amended and restated certificate of incorporation which authorized the Company to increase the number of shares to 137,500,000 shares of capital stock consisting of: (a) 115,000,000 shares of Common Stock with a par value of $0.001 per share consisting of (i) 100,000,000 shares of Class A Common Stock with a par value of $0.001 per share; (ii) 15,000,000 shares of Class B Common Stock with a par value of $0.001 per share; and (b) 22,500,000 shares of preferred stock with a par value of $0.001 per share including (i) 2,564,103 shares designated as Series A and (ii) 12,500,000 shares designated as Series B with (iii) 7,435,897 shares remaining undesignated. See Note 13 – Preferred Stock for more detail.

The Class B Common Stock is identical in all respects to Class A Common Stock, except it is entitled to 10 votes per share and is convertible at any time on a one-for-one basis into shares of Class A Common Stock. All other rights, privileges, and rank will be shared equally and be identical in all respects as to all matters.

Common Stock

Subject to the rights of holders of any Series A preferred stock having preference as to dividends, the holders of common stock shall be entitled to receive dividends when, as, and if declared by the board of directors. The holders of common stock shall at all times vote together as one class on all matters. Class A Common Stock shall be entitled to one vote for each share of common stock and Class B Common Stock shall be entitled to 10 votes for each share of common stock. No holder of shares of common stock shall have the right to cumulate votes. In the event of liquidation, subject to the prior rights of holders of preferred stock to share ratably in the Company’s assets, the holders of common stock and holders of any shares of preferred stock which are not entitled to any preference in liquidation shall share equally and ratably in the Company’s assets available for distribution after giving effect to any liquidation preference of shares of preferred stock. The holders of Class A Common Stock shall not have any conversion, redemption, or other preemptive rights. The holders of Class B Common Stock are entitled to a conversion upon notice or an automatic conversion upon transfer at which time the Class B Common stockholder will be entitled to one fully paid and nonassessable share of Class A Common Stock. In addition, Class B Common Stock shall not have any redemption or other preemptive rights.

From inception through December 31, 2021, the Company has issued shares of common stock that were sold in units through various tranches equivalent to ranges from one share to 5,882 shares of common stock per unit. Within a few of the tranches, shares of common stock included a warrant to purchase additional shares of common stock within certain timeframes. The warrants had an exercise price ranging from $1.70 to $2.00 per share.

CALIBERCOS INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Warrants

The table below summarizes the warrant activity for the years ended December 31, 2021 and 2020, and the number of potential shares of common stock to be issued in connection with outstanding warrants as of December 31, 2021 and 2020 (in thousands):

Shares
December 31, 2019	47
Warrants Issued	-
Warrants exercised	-
Warrants expired	-
December 31, 2020	47
Warrants Issued	-
Warrants exercised	47
Warrants expired	-
December 31, 2021	-

As of December 31, 2021 and 2020, the weighted average remaining term, in months, and the weighted average exercise price of the outstanding warrants was as follows:

	2021	2020
Weighted-average remaining term (in months)	-	4.13
Weighted-average exercise price	$-	$1.80

2017 Incentive Stock Plan

The Company may award stock options to employees under the 2017 Incentive Stock Plan (“2017 Plan”). The 2017 Plan allows the Company to: (i) grant stock awards, (ii) grant stock options, and (iii) offer restricted stock purchases to directors, executives and selected employees, consultants, and advisors. Options will vest if the recipient maintains constant employment through the end of the requisite service period. The following inputs and assumptions were used to calculate the weighted average fair values of the options granted for the years ended December 31, 2021 and 2020:

	December 31,
	2021	2020
Expected term (in years)	6.46	6.46
Volatility	30.00%	30.00%
Dividend Yield	0.00%	0.00%
Risk-free rate	0.97%	0.97%
Grant date fair value	$1.277	$1.277

CALIBERCOS INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Compensation expense is recognized on a straight-line basis over the service period. During the year ended December 31, 2021, the Company recognized $0.02 million in compensation expense, related to the 2017 Plan. During the year ended December 31, 2020, the Company reversed $0.1 million of previously recognized expense, related to the 2017 Plan, due to forfeitures. As of December 31, 2021 and 2020, there was $1.4 million and $0.9 million, respectively, of unrecognized compensation expense related to the 2017 Plan stock options with a weighted-average remaining term of 3.43 years.

The following tables detail the activity of the 2017 Plan during the years ended December 31, 2021 and 2020:

Stock Options

	Stock Options	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term (in Years)	Aggregate Intrinsic Value (in thousands)
Outstanding January 1, 2020	3,730,114	$2.18	6.46	$2,410
Granted - Employee	382,500	4.00	-	-
Forfeited	(460,415)	2.74	-	-
Expired	(199,099)	2.10	-	-
Outstanding December 31, 2020	3,453,100	2.31	6.43	2,617
Granted - Employee	840,690	4.00	-	-
Forfeited	(428,177)	2.71	-	-
Expired	(410,823)	2.25	-	-
Outstanding December 31, 2021	3,454,790	$2.68	3.43	$3,166

Restricted Stock Units

	Restricted Stock Units	Weighted Average Fair Value
Unvested restricted stock units at December 31, 2020	-	$-
Granted - Employee	682,696	4.00
Vested	(200,000)	4.00
Unvested restricted stock units at December 31, 2021	482,696	$4.00

The restricted stock units are subject to forfeiture if the participant does not meet certain conditions such as continued employment and/or the attainment of the specified performance target over the specified service period. The performance target related to the outstanding restricted stock units is the completion of an initial public offering and exchange listing. As of December 31, 2021, there was $2.7 million of unrecognized compensation expense related to the restricted stock units with a weighted-average remaining term of 4 years.

Non-employee Grants

In May 2019, the Company issued 25,000 incentive stock options to three members of Caliber’s Advisory Board under the terms of the 2017 Plan. See Note 11 – Commitments and Contingences - Legal Matters for information on other non-employee grants not related to the 2017 Plan.

Note 13 – Preferred Stock

Series A Preferred Stock

In January 2016, the Company began selling shares of Series A in units equivalent to two shares of common stock and one share of Series A, at a cost of $5.85 per unit ($1.80 per share of common stock and $2.25 per share of Series A). During the year ended December 31, 2020, the Company paid dividends to Series A preferred stockholders in the amounts of $0.2 million, or $0.15 per share.

On April 17, 2020, the board of directors and Series A preferred stockholders approved and adopted a second certificate of amendment to the second amended and restated certificate of incorporation of the Company (the “Second Amendment”). The amendments to the Second Amendment included, but not limited to the following:

“Upon the determination of the board of directors of the Company that the value of the Class A common stock of the Company on a fully converted basis is at least $100 million, which determination must be supported by the valuation conducted by an independent audit firm, the Series A will automatically be converted into the number of shares of Class A common stock into which such shares of Series A would be converted on the date of such occurrence, in accordance with Section 4 of the Second Amendment.”

As such, due to the determination by the board of directors that the value of the Class A common stock of the Company is at least $100.0 million, based on a valuation conducted by an independent audit firm, the Company simultaneously converted 1,657,396 shares of Series A preferred stock to 2,071,761 shares of Class A common stock at a conversion rate of one and one-quarter shares of Class A common stock for every one share of Series A preferred stock. As such, as of December 31, 2020, no shares of Series A remain outstanding.

CALIBERCOS INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Series B

The powers, preferences, rights, and limitations of Series B preferred stock are as follows:

•	Series B shall, with respect to rights on liquidation, winding up and dissolution, rank senior to the holders of common stock.

•	In the event of liquidation of the Company, the holders of Series B shall be entitled to receive, after payment is made to the holders of Series A of the full preferential amount to which they shall be entitled and before any payment or distribution shall be made in respect to any junior securities, cash in an amount equal to $4.00 for each share of Series B plus an amount equal to all declared and accrued but unpaid dividends.

•	Shares of Series B are convertible into shares of Class A common stock on the option conversion date at a conversion ratio of one share of Class A common stock, subject to adjustments.

•	Upon (i) the closing of the sale of shares of Class A common stock to the public in a firm-commitment underwritten public offering, (ii) a direct listing of Class A common stock on a national stock exchange or the OTC, (iii) the date the Company becomes subject to the reporting requirements of the Securities Exchange Act of 1934, (iv) the date of the sale of all or substantially all of the stock or assets of the Company, or (v) the date of the written consent or affirmative vote of a majority of the Series B then outstanding, the Series B will automatically be converted into the number of shares of common stock into which such shares of Series B would be converted on the date of such occurrence.

•	Holders of Series B and holders of common stock shall vote together and not as separate classes and shall be entitled to vote with common stockholders as if their shares were converted into shares of common stock.

•	At any time when at least 25% of the initially issued shares of Series B remain outstanding, the Company shall not, either directly or indirectly by amendment, merger, consolidation or otherwise, do any of the following without the written consent or affirmative vote of a majority of the Series B then outstanding voting separately as a single class: (i) alter the rights, powers or privileges of the Series B or bylaws in a way that adversely affects the Series B; or (ii) authorize or create any new class or series of capital stock having rights, powers, or privileges that are senior to the Series B in terms of the liquidation preference of the Series B.

The Company is authorized to issue up to 12,500,000 shares of Series B preferred stock pursuant to its Reg A+ Offering and second amended and restated certificate of incorporation. In the offering, which closed in February 2021, the Company raised approximately $11.0 million in proceeds. As of December 31, 2021 and 2020, 2,775,725 and 851,454 shares of Series B preferred stock were issued and outstanding, respectively. See Note 1 – Organization, Liquidity and Impact of COVID-19 for more detail relating to the Series B in our Reg A+ Offering.

CALIBERCOS INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 14 – Net Income (Loss) Per Share

Basic earnings per common share for the years ended December 31, 2021 and 2020 are calculated by dividing net income (loss) attributable to common shareholders by the weighted average common shares outstanding during the period. Diluted earnings per share is calculated by dividing net income attributable to common shareholders by the weighted-average number of shares outstanding plus the dilutive impact of all potential dilutive common shares, consisting of stock options and warrants using the treasury stock method, and convertible debt and preferred stock using the if-converted method.

The Company considered the two-class method in calculating the basic and diluted earnings per share for the years ended December 31, 2021 and 2020, however, it was determined that there was no impact to the calculation of basic and diluted net income (loss) per share attributable to common stockholders as Class A and Class B Common Stock share in the same earnings and profits, thus, having no impact on the calculation.

The Company has calculated the basic and diluted earnings per share during the years ended December 31, 2021 and 2020 as follows (in thousands, except per share data):

	Years Ended December 31,
	2021	2020
Numerator:
Net loss attributable to CaliberCos Inc.	$(698)	$(5,446)
Preferred stock dividends	-	(245)
Convertible debt interest	97	115
Net income (loss) attributable to common shareholders of CaliberCos Inc.	$(601)	$(5,576)
Denominator:
Weighted average shares outstanding - basic	29,980	29,392
Dilutive shares - options, net	-	-
Dilutive shares -convertible debt, net	-	-
Weighted average shares outstanding - diluted	29,980	29,392

Basic net income (loss) per share attributable to common shareholders	$(0.02)	$(0.19)
Diluted net income (loss) per share attributable to common shareholders	$(0.02)	$(0.19)

For the years ended December 31, 2021 and 2022, the number of antidilutive shares consisting of exercised warrants, stock options, and conversion of convertible debt, which have been excluded from the computation of diluted loss per share were as follows (in thousands):

	Years Ended December 31,
	2021	2020
Additional common shares, if stock options were exercised	2,870	2,580
Additional common shares, if warrants were exercised	-	26
Additional common shares, if convertible debt were converted	332	390
	3,202	2,996

CALIBERCOS INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 15 – Fair Value of Financial Instruments

Fair values of financial instruments held by consolidated funds are estimated using available market information and established valuation methodologies. Accordingly, the estimates presented are not necessarily indicative of the amounts the Company could realize on disposition of the financial instruments. The use of different market assumptions and/or valuation methodologies may have a material effect on the estimated fair value amounts.

Financial instruments that approximate fair value due to the short-term nature of the instruments consist of cash, restricted cash, accounts receivable, and accounts payable. The fair values of long-term debt, advance key money, and interest rate caps have been estimated based on current rates available for similar instruments with similar terms, maturities, and collateral. The carrying values of the Company’s long-term debt, advance key money, and interest rate caps as of December 31, 2021 and 2020, approximated fair value, except for the long-term debt instruments listed below, all of which were measured with Level 2 inputs. The estimated fair values for the instruments below were determined by management based on a discounted future cash-flow model (in thousands).

	December 31, 2021		December 31, 2020
Note Payable	Carrying Value	Fair Value	Carrying Value	Fair Value
Hampton Inn & Suites Hotel	$6,345	$4,408	$6,556	$4,107
Hilton Tucson East Hotel (1)	-	-	14,000	13,189
GC Square Apartments	11,581	7,946	11,600	7,521
Ironwood Fundco, LLC	2,500	2,400	-	-

(1)	As of December 2021, the Company determined it was no longer the primary beneficiary of the Tucson East, LLC fund, as the Company is no longer the guarantor of its refinanced debt and therefore the fund was deconsolidated. Refer to Note 2 – Summary of Significant Accounting Policies – Basis of Presentation and Consolidation for additional information on the Company’s accounting for VIEs and Note 6 – Notes Payable for additional information.

Note 16 – Segment Reporting

During 2021, we realigned our operating segments to better reflect the internal management of our business. This realignment demonstrates a strategic shift in the growth and maturation of the Caliber model into an alternative asset manager generating fees from managed capital and growing a portfolio of high value diversified assets. Management has concluded that based on the strategic shift in our operating strategies the consolidated investment funds which previously comprised the Hospitality, Residential, Commercial and Diversified segments, no longer meet the requirements in ASC 280, Segment Reporting, as operating segments. The consolidated investment funds are consolidated based on the requirement in ASC 810, Consolidation, as the Company was determined to be the primary beneficiary of each of these variable interest entities since it has the power to direct the activities of the entities and the right to absorb losses, generally in the form of guarantees of indebtedness that are significant to the individual investment funds. Outside of our interests as the manager or general partner of these funds, our benefits in these entities are limited to Caliber’s direct membership or partnership interests, if any. The Company’s chief operating decision maker no longer regularly reviews the operating results of these investment funds for the purposes of allocating resources, assessing performance or determining whether additional investments or advances be made to these funds. The operating activities, financial results, forecasts or plans for our investment funds are regularly reviewed by our hospitality and real estate asset management managers. The Company’s chief operating decision maker reviews the operating results of our Fund Management, Development and Brokerage operating segments on a monthly basis for the purposes of allocating resources and assessing performance. This review does not include the operating activity of the consolidated funds.

The Company’s operations are organized into three operating segments which constitute three reportable segments for management and financial reporting purposes: Fund Management, Development and Brokerage. Each segment is described below:

Fund Management

The Fund Management segment represents our fund management activities along with back office and corporate support functions including accounting and human resources. It includes the activities of Caliber Services, LLC and its subsidiaries, (“Caliber Services”), who acts as an external manager of our funds, which have diversified investment objectives. It also includes the activities associated with Caliber Securities, LLC (“Caliber Securities”), a wholly-owned Arizona registered issuer-dealer, which generates fees from capital raising. Revenues generated by this segment include asset management fees, performance allocations and transaction and advisory fees.

Development

The Development segment represents our activities associated with managing and supervising third party general contractors in the remodeling, refurbishing and ground-up construction of the properties owned by our funds. Revenues generated by this segment are generally based on 4% of the total expected costs of the project. Caliber Development, LLC (“Caliber Development”), a wholly-owned subsidiary of Caliber Services, acts as either the construction or development manager on our funds’ projects.

CALIBERCOS INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Brokerage

This segment includes our real estate brokerage operations. The Company generates commission revenue by acting as a broker for residential and commercial real estate owners and investors seeking to buy and/or sell properties, including investment properties, as well as primary residences. The Company provides brokerage services to affiliated entities as well as third parties.

The information below includes the operating results and measures of profitability for all operating entities which the Company and our chief executive officer, who is our chief operating decision maker (“CODM”), analyze on a regular basis, for the purposes of allocating resources and assessing performance. The results of each segment are presented on a gross basis, prior to any necessary adjustments to (i) eliminate inter-segment transactions, if any, (ii) eliminate the results of entities that are not included in our accompanying consolidated financial statements, (iii) eliminate revenue activity presented gross when U.S. GAAP requires net, and (iv) reclassify items to reflect U.S. GAAP consolidated presentation.

The following tables present the revenues and net income (loss) of each of our reportable segments for the years ended December 31, 2021 and 2020. Consolidated fund revenues and consolidated fund net income (loss) are presented in order to meet the GAAP requirement to reconcile the total segment revenues to total revenues on the consolidated statement of operations which includes consolidated fund revenues. Interest income, interest expense, depreciation and amortization expense, and other expenses (income) are excluded from our segment presentation as these amounts are immaterial.

CALIBERCOS INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in thousands)

	Year Ended December 31, 2021
	Real Estate Services				Non-Controlling Interests	Eliminations
	Fund Management	Development	Brokerage	Segment Total	Consolidated Funds	Intercompany Eliminations	CaliberCos Inc. & Subsidiaries
Revenues[1]
Asset management fees	$7,610	$-	$-	$7,610	$-	$(4,134)	$3,476
Performance allocations	733	-	-	733	-	-	733
Transaction and advisory fees	3,240	3,211	1,198	7,649	-	(1,983)	5,666
Consolidated funds - Hospitality revenue	-	-	-	-	40,837	-	40,837
Consolidated funds – Other revenue	-	-	-	-	5,321	-	5,321
Total revenues	11,583	3,211	1,198	15,992	46,158	(6,117)	56,033
Net Income (Loss)	$(2,244)	$440	$1,228	$(576)	$(15,373)	$(5,218)[2]	$(21,167)

1 For segment reporting purposes, revenues and expenses are presented on a basis that deconsolidates our consolidated funds. As a result, segment revenues are different than those presented on a consolidated basis in accordance with U.S. GAAP basis because these fees are eliminated in consolidation when they are derived from a consolidated fund.

2 This amount eliminates the intercompany fees and expenses of CaliberCos Inc. and its wholly-owned subsidiaries and our consolidated funds.

CALIBERCOS INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in thousands)

	Year Ended December 31, 2020
	Real Estate Services				Non-Controlling Interests	Eliminations
	Fund Management	Development	Brokerage	Segment Total	Consolidated Funds	Intercompany Eliminations	CaliberCos Inc. & Subsidiaries
Revenues[1]
Asset management fees	$5,316	$-	$-	$5,316	$-	$(2,562)	$2,754
Performance allocations	422	-	-	422	-	(123)	299
Transaction and advisory fees	1,278	4,434	747	6,459	-	(3,044)	3,415
Consolidated funds - Hospitality revenue	-	-	-	-	27,676	-	27,676
Consolidated funds – Other revenue	-	-	-	-	3,733	-	3,733
Total revenues	7,016	4,434	747	12,197	31,409	(5,729)	37,877
Net (Loss)	$(3,266)	$(228)	$(222)	$(3,716)	$(17,818)	$(4,011)[2]	$(25,545)

1 For segment reporting purposes, revenues and expenses are presented on a basis that deconsolidates our consolidated funds. As a result, segment revenues are different than those presented on a consolidated basis in accordance with U.S. GAAP basis because these fees are eliminated in consolidation when they are derived from a consolidated fund.

2 This amount eliminates the intercompany fees and expenses of CaliberCos Inc. and its wholly-owned subsidiaries and our consolidated funds.

CALIBERCOS INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 17 – Subsequent Events

Management has evaluated events and transactions that occurred after December 31, 2021 through April 28, 2022, the date these consolidated financial statement were available to be issued. In addition to the matters discussed in Note 6 – Notes Payable and Note 11 – Commitments and Contingencies, the following is a summary of the significant events and transactions that took place during this period:

•	In March 2022, our consolidated investment fund GC Square, LLC sold its investment in a 164-unit apartment complex located in Phoenix, Arizona for $31.0 million.

Item 8. Exhibits

The documents listed in the Exhibit Index of this report are incorporated by reference or are filed with this report, in each case as indicated below.

Exhibit Number	Exhibit Description (hyperlink)	Filed Herewith	Form	File No	Exhibit	Filing Date
2.1	CaliberCos Inc. Second Amended and Restated Certificate of Incorporation	†	1-A	024-11016	2.1	January 3, 2020
2.1.1	CaliberCos Inc. Amendment to Second Amended and Restated Certificate of Incorporation	†	1-A	024-11016	2.1.1	January 3, 2020
2.1.2	CaliberCos Inc. Second Amendment to Second Amended and Restated Certificate of Incorporation	†	1-U	24R-00272	2.1.2	April 23, 2020
2.2	CaliberCos Inc. Bylaws	†	1-A
2.3	Amendment No. 1 to CaliberCos Inc. Bylaws	†	1-A	024-11016	2.2	June 13, 2019
3.1	Stockholders’ Agreement dated September 21, 2018, by and among the Company, John C. Loeffler, Jennifer Schrader and Donnie Schrader	†	1-A	024-11016	2.3	September 23, 2019
3.2	Stock Purchase Agreement dated September 21, 2018, by and among the Company and Donnie Schrader	†	1-A	024-11016	3.1	June 13, 2019
3.3	Form of Warrant, exercise price of $1.70 (Tranche 1)	†	1-A	024-11016	3.2	June 13, 2019
3.4	Form of Warrant, exercise price of $2.00 (Tranche 2)	†	1-A	024-11016	3.3	June 13, 2019
4.1	Form of Subscription Agreement	†	1-A	024-11016	3.4	June 13, 2019
6.1	Amended and Restated 2017 Stock Incentive Plan	†	1-A	024-11016	4.1	December 5, 2019
6.2	Mortgage Note ($14,000,000) dated June 19, 2018, payable to Cerco Capital Inc.	†	1-A	024-11016	6.1	June 13, 2019
6.2.1	Guaranty of Recourse Obligations dated June 29, 2018, by Chris Loeffler and Jennifer Schrader, in favor of Cerco Capital Inc.	†	1-A	024-11016	6.2	June 13, 2019
6.3	Promissory Note ($62,245,000) dated September 2018, payable to RCC Real Estate, Inc.	†	1-A	024-11016	6.2.1	June 13, 2019
6.3.1	Guaranty of Recourse Obligations dated September 2018, by the Company, Jennifer Schrader, John C. Loeffler, II and Frank Heavlin, for the benefit of RCC Real Estate, Inc.	†	1-A	024-11016	6.3	June 13, 2019
6.4	Office Lease Agreement, by and among Pollock Gateway II LLC and the Company, dated July 13, 2018	†	1-A	024-11016	6.3.1	June 13, 2019
6.4.1	First Amendment to Office Lease Agreement, by and among Pollock Gateway II LLC and the Company, dated November 14, 2018	†	1-A	024-11016	6.4	June 13, 2019
6.5	Executive Employment Agreement dated January 1, 2019, by and among the Company and Jennifer Schrader	†	1-A	024-11016	6.5	August 19, 2019
6.6	Executive Employment Agreement dated January 1, 2019, by and among the Company and John C. Loeffler, II	†	1-A	024-11016	6.6	August 19, 2019
6.7	Executive Employment Agreement dated January 1, 2019, by and among the Company and Roy Bade	†	1-A	024-11016	6.7	August 19, 2019
6.8	Executive Employment Agreement dated January 1, 2019, by and among the Company and Jade Leung	†	1-A	024-11016	6.8	August 19, 2019
8.1	Form of Escrow Agreement by and among CaliberCos Inc., SI Securities, LLC and The Bryn Mawr Trust Company of Delaware	†	1-A	024-11016	8.1	January 3, 2020

•	To be filed by amendment.

†	Previously filed.

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SIGNATURES

Pursuant to the requirements of Regulation A, the issuer has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Scottsdale, State of Arizona, on April 28, 2022.

CaliberCos Inc.

By:	/s/ John C. Loeffler, II
Name:	John C. Loeffler, II
Title:	Chief Executive Officer

Pursuant to the requirements of Regulation A, this report has been signed below by the following persons on behalf of the issuer and in the capacities and on the dates indicated.

Name and Signature	Title	Date

/s/ John C. Loeffler, II	Chairman and Chief Executive Officer	April 28, 2022
John C. Loeffler, II	(Principal Executive Officer)

/s/ Jennifer Schrader	President and Director	April 28, 2022
Jennifer Schrader

/s/ Jade Leung	Chief Financial Officer	April 28, 2022
Jade Leung	(Principal Accounting Officer)

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